UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934
(Amendment No. )

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THE HOME DEPOT, INC.

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THE HOME DEPOT

NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS
 AND
 PROXY STATEMENT

Thursday, May 21, 2026
Virtual meeting at 9:00 a.m., Eastern Time
www.virtualshareholdermeeting.com/HD2026

INVESTOR FACTSHEET
Strategy
We aim to deliver shareholder value and grow our market share by driving our core and culture, providing a best-in-class interconnected experience for our customers, and growing our sales to Pros through our unique ecosystem of capabilities. We are continuously investing to enhance our online, in-store, and fulfillment experience, which includes investing in our associates and developing differentiated capabilities for our customers, as well as making other strategic investments in the business. In addition, we strive to provide unique and comprehensive product offerings, continued product innovation, and exceptional convenience and value, ensuring that we remain the product authority in home improvement.
Capital Allocation Principles
We seek to deliver on our objective to create shareholder value through our disciplined approach to capital allocation. Our capital allocation principles are as follows:
•First, we intend to reinvest in our business to drive growth faster than the market.
•Second, after reinvesting in the business, we look to pay a quarterly dividend.
•Third, after reinvesting in our business and paying our dividend, we intend to return excess cash to our shareholders through share repurchases.
In Fiscal 2025, we invested $3.7 billion in capital expenditures across initiatives supporting our strategy of driving our core, including building new stores and maintaining existing stores, delivering a frictionless, interconnected experience, and winning with Pros. In Fiscal 2025, we returned $9.2 billion to shareholders in the form of cash dividends following a 2.2% increase in our quarterly cash dividend from $2.25 per share to $2.30 per share. SRS also acquired GMS to accelerate the vision of becoming a leading, multi-category building materials distributor. Our net earnings in Fiscal 2025 were $14.2 billion.
Fiscal 2025 Key Financial Performance Metrics(1)

Sales	Operating Income	ROIC(2)
$164.7 billion	$20.9 billion	25.7%
Compared to $159.5 billion in Fiscal 2024	Compared to $21.5 billion in Fiscal 2024	Compared to 31.3% in Fiscal 2024

Customers
Front Line Associates
Field Support
Corporate Office
CEO

(1)Fiscal 2025 included 52 weeks, compared to 53 weeks in Fiscal 2024.
(2)ROIC is a non-GAAP profitability measure. For a reconciliation of net operating profit after tax to net earnings, the most comparable GAAP financial measure, and our calculation of ROIC, refer to Appendix A.

DEAR FELLOW SHAREHOLDERS:
Since the Home Depot’s founding nearly 50 years ago, we have built distinct competitive advantages: our brand, excellent customer service, product authority in home improvement, unmatched scale, premier real estate portfolio, digital and interconnected experience, supply chain network, deep relationships with our Pros, including through acquisitions that have expanded our service offerings, and of course, our associates and culture. Today, those competitive advantages offer the means to execute on our strategy to continue to drive our core and culture, to deliver a frictionless interconnected experience, and to win with Pros. Our Board remains focused on leading with our values and overseeing the execution of our strategy to grow our business in the face of macroeconomic challenges and continuing consumer uncertainty.
Taking Care of Our People. Our associates drive the experience our customers expect, and taking care of our people is foundational to our strategy. Over the years, we have invested in wages and benefits to ensure that we attract and retain the best talent in retail. In Fiscal 2025, we made a significant investment in our people by increasing equity awards to our field leadership, including store managers and assistant store managers. In addition to offering competitive pay and benefits, we provide our associates with training, tools, and optimized processes to empower them to drive sales and with meaningful career advancement opportunities. In fact, more than 90% of our U.S. store leaders began as hourly associates. Our Board receives regular updates on the Company’s ongoing efforts to create an environment that attracts and retains the best associates. Our associates’ engagement enables us to provide the best customer experience in home improvement, and we are inspired by their example every day.
Excellent Customer Service and Entrepreneurial Spirit. Investing in our business to drive growth has been a key component of our strategy and capital allocation principles for years. In addition to making investments to improve our customers’ experience both in stores and online, we have continued to invest in opening new stores in areas that have experienced significant population growth or where market voids exist. In Fiscal 2025, we also continued to invest in strategic acquisitions and process and technology enhancements designed to accelerate our growth with Pros.
Creating Shareholder Value. Underpinning all of our actions is a long-term commitment to our shareholders, which is embodied in our business investment and capital allocation principles. In Fiscal 2025, we returned $9.2 billion to our shareholders through dividends, which we have paid for 156 consecutive quarters. Our five-year total shareholder return, or TSR, was 56.3%. We continue to focus on disciplined capital allocation, positioning us to grow the business as we create additional long-term value for our shareholders.
Please join us for our virtual 2026 Annual Meeting of Shareholders on Thursday, May 21, 2026. The enclosed Notice of 2026 Annual Meeting of Shareholders and Proxy Statement provides information about the Meeting, including the matters on which you will be asked to vote. Thank you for your support of The Home Depot.
Sincerely,

Edward P. Decker	Gregory D. Brenneman
Chair, President and Chief Executive Officer	Independent Lead Director

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THE HOME DEPOT, INC.
NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 21, 2026
TIME:	9:00 a.m., Eastern Time
PLACE:	This year’s Meeting will be held virtually via a live webcast at www.virtualshareholdermeeting.com/HD2026.

ITEMS OF BUSINESS:	(1)	To elect the 12 persons named in the accompanying Proxy Statement as directors of the Company for terms expiring at the 2027 Annual Meeting of Shareholders;

	(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027;

	(3)	To cast an advisory vote to approve executive compensation as set forth in this Proxy Statement (“Say-on-Pay”);

	(4)	To approve the adoption of an amendment to the Company’s Certificate of Incorporation to add officer exculpation;
	(5)	To approve the implementation of miscellaneous amendments to the Company’s Certificate of Incorporation;
	(6)	To act on seven shareholder proposals described in the Proxy Statement, if properly presented at the Meeting; and
	(7)	To transact any other business properly brought before the Meeting.

WHO MAY VOTE:	Shareholders of record as of the close of business on March 23, 2026 are entitled to vote.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2025 Annual Report are available on our Investor Relations website at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being sent to shareholders on or about April 7, 2026.

This Proxy Statement contains important information, including a description of the business that will be acted upon at the Meeting.
Attending the Virtual Meeting: Shareholders may attend the Meeting online, vote their shares electronically, and submit questions during the Meeting by visiting www.virtualshareholdermeeting.com/HD2026 and entering the 16-digit control number included in their proxy card, the Notice of Internet Availability, or the voting information form provided by their bank or broker. Online access to the Meeting will begin at approximately 8:45 a.m., Eastern Time. If you encounter difficulties accessing the virtual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/HD2026. Prior to the Meeting, shareholders can submit their proxies to have their shares voted at www.proxyvote.com using their 16-digit control number or by the other methods described in this Proxy Statement. Shareholders may also submit questions in advance of the Meeting via www.proxyvote.com.
For more information about our virtual Meeting, please see “About the 2026 Annual Meeting of Shareholders” beginning on page 97 of this Proxy Statement.

By Order of the Board of Directors,

Teresa Wynn Roseborough Corporate Secretary

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The Home Depot 2026 Proxy Statement	i

COMMONLY USED OR DEFINED TERMS

TERM	DEFINITION
1997 Plan	1997 Omnibus Stock Incentive Plan
2025 annual meeting	Annual meeting of shareholders held on May 22, 2025
2025 Form 10-K	Annual Report on Form 10-K for Fiscal 2025
AI	Artificial intelligence
Board	Board of Directors of the Company
By-Laws	By-Laws of the Company (amended and restated effective November 20, 2025)
CDP	The not-for-profit organization formerly known as the Carbon Disclosure Project
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Charter	Amended and Restated Certificate of Incorporation of the Company (dated June 2, 2011)
Company	The Home Depot, Inc. and its consolidated subsidiaries
COO	Chief Operating Officer
DSPG Committee	Data Security and Privacy Governance Committee
Directors Plan	Nonemployee Directors’ Deferred Stock Compensation Plan
ESPP	Amended and Restated Employee Stock Purchase Plan
EVP-HR	Executive Vice President – Human Resources
Exchange Act	The Securities Exchange Act of 1934, as amended
FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718
FCPA	U.S. Foreign Corrupt Practices Act
Fiscal 2026	Fiscal year ending January 31, 2027 (includes 52 weeks)
Fiscal 2025	Fiscal year ended February 1, 2026 (includes 52 weeks)
Fiscal 2024	Fiscal year ended February 2, 2025 (includes 53 weeks)
Fiscal 2023	Fiscal year ended January 28, 2024 (includes 52 weeks)
Fiscal 2022	Fiscal year ended January 29, 2023 (includes 52 weeks)
Fiscal 2021	Fiscal year ended January 30, 2022 (includes 52 weeks)
Fiscal 2020	Fiscal year ended January 31, 2021 (includes 52 weeks)
Fiscal 2013	Fiscal year ended February 2, 2014 (includes 52 weeks)
GMS	GMS Inc.
KPMG	KPMG LLP, the Company’s independent registered public accounting firm
LDC Committee	Leadership Development and Compensation Committee
Meeting	2026 Annual Meeting of Shareholders of the Company
MIP	Management Incentive Plan
MRO	Maintenance, repair and operations
NACD	National Association of Corporate Directors
NCG Committee	Nominating and Corporate Governance Committee
NEO	Named executive officer
Non-U.S. ESPP	Non-U.S. Employee Stock Purchase Plan
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
Omnibus Plan	Omnibus Stock Incentive Plan, as Amended and Restated May 19, 2022
Pay Governance	Pay Governance LLC, the LDC Committee’s independent compensation consultant
Political Activity Policy	The Company’s Political Activity and Government Relations Policy
ROIC	Return on invested capital
Say-on-Pay	Advisory vote to approve executive compensation as presented in this Proxy Statement
SEC	The U.S. Securities and Exchange Commission
SRS	SRS Distribution Inc.
THD Restoration Plan	The Home Depot FutureBuilder Restoration Plan
TSR	Total Shareholder Return
Website addresses are included throughout this Proxy Statement for reference only. The information contained in, or accessible through, these websites is not incorporated by reference into this Proxy Statement.

ii	The Home Depot 2026 Proxy Statement

THE HOME DEPOT 2026 PROXY STATEMENT HIGHLIGHTS
This summary highlights information contained in this Proxy Statement but does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting as it contains important information about matters upon which you are being asked to vote.
2026 ANNUAL MEETING INFORMATION (see pages 97-101)

Date:	Thursday, May 21, 2026
Time:	9:00 a.m., Eastern Time
Place:	Virtual meeting site: www.virtualshareholdermeeting.com/HD2026
Record Date:	March 23, 2026
Admission:	You will need the 16-digit control number found on your proxy card, the Notice, or the voting information form provided by your bank or broker to attend and participate in the Meeting.
Meeting Archive:	A recording of the Meeting will be available for replay at https://ir.homedepot.com under “Events and Presentations” shortly after the Meeting.
To facilitate the participation of our shareholders, associates and other members of our community, the Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. For more information on attending the Meeting, voting your shares during the Meeting, and submitting questions, please see “About the 2026 Annual Meeting of Shareholders” beginning on page 97 of this Proxy Statement.
ITEMS OF BUSINESS

Proposal		Board Recommendation	Page Number
1.	Election of 12 directors named in this Proxy Statement for one-year terms	For each nominee	15
2.	Ratification of appointment of KPMG LLP as our independent registered public accounting firm for Fiscal 2026	For	26
3.	Advisory vote to approve executive compensation as set forth in this Proxy Statement (“Say-on-Pay”)	For	29
4.	Approve the adoption of an amendment to the Charter to add officer exculpation	For	30
5.	Approve the implementation of miscellaneous amendments to the Charter	For	32
6.	Shareholder proposal regarding evaluation of recycling-related plastics targets	Against	34
7.	Shareholder proposal regarding a report on packaging policies for plastics	Against	37
8.	Shareholder proposal regarding a report on customer data privacy risks	Against	39
9.	Shareholder proposal regarding independent Board Chair	Against	43
10.	Shareholder proposal regarding a biodiversity impact and dependency assessment	Against	45
11.	Shareholder proposal regarding a report on sufficiency of associates’ access to healthcare	Against	48
12.	Shareholder proposal regarding a report on discrimination in charitable support	Against	51

Shareholders of record may submit proxies to have their shares voted without attending the Meeting by one of the following methods:
By Internet	By Telephone	By Mail	By Mobile Device
www.proxyvote.com	1-800-690-6903	Complete and mail your proxy card	Scan the QR code on your proxy card, Notice, or voting instruction form

Your vote is important. Whether or not you plan to attend the Meeting, we urge you to submit your proxy in advance of the Meeting over the Internet, by phone, by mail, or by mobile device.

The Home Depot 2026 Proxy Statement	iii

COMPANY CULTURE: DOING THE RIGHT THING (see page 4)

The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates — particularly our frontline, hourly associates — by positioning them at the top, with senior management at the base in a support role. Our culture is brought to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every single day.
Our values also guide our efforts to create an environment that will help us attract and retain skilled associates in the competitive marketplace for talent. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot. We empower our associates to deliver a superior customer experience, and we reward associates when they provide excellent customer service and embody The Home Depot values. We routinely assess our culture and values through associate surveys. Our officers and other leaders also participate in programs designed to build and strengthen our culture and to support the organizational changes necessary to create an interconnected customer experience. This focus on culture extends to our Board as described more fully beginning on page 15. Our Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
FISCAL 2025 COMPANY PERFORMANCE (see page 55)

Our strategy allowed us to continue to execute at a high level in Fiscal 2025 despite continued macroeconomic uncertainties and other macroeconomic factors, including a persisting high interest rate environment, that continue to pressure broader home improvement demand. Our results for Fiscal 2025, which reflects 52 weeks compared to 53 weeks in Fiscal 2024, include the following:
•Net sales increased by 3.2% to $164.7 billion.
•Operating income decreased by 3.0% to $20.9 billion.
•Net earnings decreased by 4.4% to $14.2 billion and diluted earnings per share decreased by 4.6% to $14.23. Adjusted(1) diluted earnings per share decreased by 3.6% to $14.69.
•Generated $16.3 billion in operating cash flow.
•Returned value to shareholders during Fiscal 2025 through $9.2 billion in dividends.
•Generated ROIC(1) of 25.7%, compared to 31.3% in Fiscal 2024.
The 53rd week in Fiscal 2024 added approximately $2.5 billion of net sales and increased each of diluted earnings per share and adjusted diluted earnings per share for Fiscal 2024 by approximately $0.30.
FISCAL 2025 EXECUTIVE COMPENSATION HIGHLIGHTS (see pages 54-69)

The LDC Committee and, with respect to our CEO, the Board considered the importance of maintaining strong alignment with the shareholder experience when establishing NEO compensation in Fiscal 2025.
We pay for performance:
•    A significant portion of our NEOs’ target compensation in Fiscal 2025 was linked to Company performance:
    ¢ Approximately 91.3% for our CEO
    ¢ Approximately 84.9% for our NEOs serving at the end of Fiscal 2025
•    100% of NEO annual cash incentive compensation earned for Fiscal 2025 and 80% of the equity grant provided to the NEOs in Fiscal 2025 were tied to Company performance against pre-established, specific, measurable performance goals
We seek to mitigate compensation-related risk through a variety of means:
•    Compensation risk assessment(s) performed on at least an annual basis
1 The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). As used above and throughout this Proxy Statement, adjusted diluted earnings per share and ROIC are non-GAAP financial measures. Refer to Appendix A of this Proxy Statement for an explanation of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures.

iv	The Home Depot 2026 Proxy Statement

•    An executive compensation clawback policy applicable to all officers subject to Section 16 of the Exchange Act (“Section 16 officers”) that extends beyond mandated requirements and, among other things, allows the LDC Committee, in its discretion, to recoup compensation, including equity awards, following intentional misconduct that causes the Company material financial or reputational harm
•    Anti-hedging policy applicable to all associates, officers, and directors and prohibition on pledging Company stock and opening margin accounts containing Company stock for Section 16 officers and directors
•    Robust stock ownership and retention guidelines for executive officers and non-employee directors
•    No change in control agreements
CORPORATE GOVERNANCE BEST PRACTICES (see pages 1-14)

Our corporate governance policies reflect best practices:

Shareholder Protections		Board Engagement and Oversight
✓	Annual election of directors, with majority voting standard in uncontested director elections	✓	Annual Board strategy session and review of the Company’s strategic plan
✓	Shareholder ability to call special meetings and act by written consent	✓	Director overboarding policy
✓	Market standard shareholder rights to proxy access and director nomination through advance notice provisions in By-Laws	✓	Director store and facility walk policy
✓	Independent Lead Director	✓	Board education and orientation program
✓	Approximately 92% of director nominees and all Board committee members are independent	✓	Annual Board and committee self-evaluations, including individual director interviews
✓	Director mandatory retirement age (age 72)	✓	Management succession policy set forth in Corporate Governance Guidelines
✓	No shareholder rights plan, also referred to as a “poison pill” and annual Board-level review of Shareholder Rights Plan Policy	✓	Independent directors meet without management on at least a quarterly basis
SHAREHOLDER ENGAGEMENT PROGRAM (see page 9)

The Company values the views of its shareholders and continually engages with its institutional shareholders. Topics discussed in these discussions include corporate governance matters such as Board leadership and structure, as well as our efforts around sustainability and human capital management and the related disclosures. In Fiscal 2025, we proactively sought engagement with many of our largest institutional shareholders, which collectively represented approximately 42% of our outstanding shares. We ultimately engaged with many of these shareholders, as well as a number of other institutional shareholders on these topics. We also sought feedback on each shareholder proposal included on the ballot at our 2025 annual meeting. We value the feedback these engagements provide and intend to continue these efforts. Our Board and its committees, where relevant, receive periodic updates on this engagement activity.
Together with our commitment to corporate governance best practices, this feedback has informed several changes in recent years. These changes include updates to our governance policies, enhancements to our disclosures and the creation of a page dedicated to disclosure of sustainability and human capital management matters on our Investor Relations website, which can be found at https://ir.homedepot.com/sustainability. This website highlights the three key pillars of focus for our sustainability and human capital management initiatives: Focus on Our People, Operate Sustainably and Strengthen Our Communities.

The Home Depot 2026 Proxy Statement	v

2026 DIRECTOR NOMINEES (see pages 17-25)

Director Nominees			Board Committee Composition
Name	Director Since	Position	Audit	LDC	NCG	Finance
Gerard J. Arpey*	2015	Partner, Emerald Creek Group, LLC			✓	✓
Ari Bousbib*	2007	Chairman and CEO, IQVIA Holdings Inc.	✓			Chair
Jeffery H. Boyd*	2016	Former Chairman and CEO, Booking Holdings Inc.			Chair	✓
Gregory D. Brenneman* Lead Director	2000	Executive Chairman, CCMP Capital Advisors, LP
J. Frank Brown* Audit Committee Financial Expert	2011	Former Managing Director and Chief Risk Officer, General Atlantic LLC	Chair			✓
Edward P. Decker	2022	Chair, President and CEO, The Home Depot, Inc.
Wayne M. Hewett*	2014	Chairman, Cambrex Corporation	✓	Chair
Manuel Kadre*	2018	Chairman and CEO, Kollective Auto Group	✓			✓
Stephanie C. Linnartz*	2018	Former President, CEO and Director, Under Armour, Inc.	✓	✓
Paula A. Santilli*	2022	Former CEO, Latin America Foods, PepsiCo, Inc.			✓	✓
Caryn Seidman-Becker*	2022	Chair and CEO, CLEAR Secure, Inc.		✓	✓
Asha Sharma*	2025	Executive Vice President and CEO, Microsoft Gaming, Microsoft Corporation	✓	✓
* All director nominees are independent except Mr. Decker, our Chair, President and CEO.

vi	The Home Depot 2026 Proxy Statement

CORPORATE GOVERNANCE
The Company has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of matters such as strategy, risk management, financial and other controls, compliance, culture, sustainability, human capital management, and management succession planning. The Board regularly reviews our major governance documents, policies, and processes in the context of current corporate governance trends, regulatory changes, and recognized best practices. The following sections provide an overview of our corporate governance structure, policies, and processes, including key aspects of our Board operations.
BOARD OF DIRECTORS

Our Board currently has 12 members: Gerard J. Arpey, Ari Bousbib, Jeffery H. Boyd, Gregory D. Brenneman, J. Frank Brown, Edward P. Decker, Wayne M. Hewett, Manuel Kadre, Stephanie C. Linnartz, Paula A. Santilli, Caryn Seidman-Becker, and Asha Sharma. With the exception of Mr. Decker, our Chair, President and CEO, each director was independent throughout Fiscal 2025, and continues to be independent.
BOARD LEADERSHIP

On at least an annual basis, our Board assesses its leadership structure, including the appointment of the Chair of the Board. Our Lead Director is annually elected by the independent members of the Board. The Board believes that, given the Company’s present circumstances, having a combined Chair and CEO, a strong independent Lead Director, and Board committees composed entirely of independent directors currently provides the best Board leadership structure for the Company. This structure, together with our other robust corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company.
Our Chair, with input from our Lead Director, proposes strategic priorities to the Board and communicates the Board’s guidance to management, which is ultimately responsible for implementing the Company’s strategy. Gregory D. Brenneman currently serves as our Lead Director and brings to the role a high level of energy, engagement and oversight. He has broad and varied business experience, including in various CEO roles; has served on our Board through multiple business cycles; and as Lead Director, has guided a number of successful leadership transitions and management changes. The Board recognizes that Mr. Brenneman’s tenure provides a unique long-term perspective on the Company’s strategy and, rather than diminishing his independence, gives him the deep institutional knowledge to challenge management and provide rigorous oversight. Our Lead Director:
•Chairs Board meetings when the Chair is not present, including presiding at executive sessions of the Board (without management present) on at least a quarterly basis;
•Approves Board meeting agendas, schedules and other information provided to the Board;
•Works with management to determine the information and materials provided to Board members;
•Consults regularly with the Chair on other matters that are pertinent to the Board and the Company;
•Has the authority to call meetings of the independent directors;
•Is available for communication and consultation with major shareholders upon request;
•Serves as liaison between the Chair and the independent directors; and
•Conducts annual interviews with each independent director as part of the annual evaluation process.
To maximize the effectiveness of the Lead Director role, our Lead Director does not serve on any standing Board committees but regularly attends and participates in meetings of our Board committees, and generally serves as a resource for the committees as needed.
ATTENDANCE AT BOARD, COMMITTEE AND ANNUAL SHAREHOLDER MEETINGS

Directors are expected to attend all Board meetings and meetings of the Committees of the Board on which they serve. Directors are also expected to attend the annual meeting of shareholders, absent extraordinary circumstances. The Board met 12 times during Fiscal 2025. Each director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member during his or her service on

The Home Depot 2026 Proxy Statement	1

the Board in Fiscal 2025, and also attended the 2025 annual meeting. All director nominees are expected to attend the Meeting.
COMMITTEES OF THE BOARD OF DIRECTORS

The Board periodically evaluates the effectiveness of its committee structure and currently has standing Audit, LDC, NCG, and Finance Committees. The charter for each committee is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters.” The current members of our committees, the principal functions of each committee and the number of meetings held in Fiscal 2025 are shown below. Each member of each committee during Fiscal 2025 was, and each current member continues to be, independent under our Director Independence Standards, as well as applicable SEC rules and NYSE listing standards.

Committee		Committee Functions
Audit: J. Frank Brown, Chair Ari Bousbib Wayne M. Hewett Manuel Kadre Stephanie C. Linnartz Asha Sharma Number of Meetings: 9	•	Oversees the Company’s accounting and financial reporting process, as well as the integrity of the Company’s consolidated financial statements and its internal control over financial reporting, including the audits thereof
	•	Has primary responsibility for overseeing risk assessment and risk management
	•	Has primary responsibility for overseeing data protection, cybersecurity and privacy risks
	•	Reviews the Company’s compliance with legal and regulatory requirements, including the FCPA and other anti-bribery laws
	•	Reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm and appoints such firm on an annual basis
	•	Oversees the performance of the Company’s internal audit function
	•	Reviews the Company’s compliance programs, including the whistleblower program, and the Company’s monitoring of such programs
Leadership Development and Compensation: Wayne M. Hewett, Chair Stephanie C. Linnartz Caryn Seidman-Becker Asha Sharma Number of Meetings: 6	•	Reviews and evaluates the performance of executive officers
	•	Reviews and recommends compensation of directors and the CEO and approves compensation of other executive officers, as well as oversees compliance with, and administration of, the Company’s executive compensation clawback policy
	•	Reviews and recommends policies, practices and procedures concerning compensation strategy and other human capital management matters
	•	Administers stock incentive and stock purchase plans, including determining grants of equity awards under the plans
	•	Undertakes review and risk assessment of compensation policies and practices on at least an annual basis
	•	Oversees senior management succession planning policies and procedures
	•	Monitors the independence of its compensation consultant and appoints such consultant on an annual basis

2	The Home Depot 2026 Proxy Statement

Committee		Committee Functions
Nominating and Corporate Governance: Jeffery H. Boyd, Chair Gerard J. Arpey Paula A. Santilli Caryn Seidman Becker Number of Meetings: 4	•	Makes recommendations for director nominees
	•	Reviews and monitors the performance and composition of the Board and its committees
	•	Evaluates the independence of directors
	•	Develops the Company’s corporate governance practices and procedures and oversees the related risks
	•	Has primary responsibility for overseeing Company political activity
	•	Provides oversight and makes recommendations for Company corporate social responsibility and environmental efforts and their alignment with business priorities, including matters such as safety, sustainability initiatives, and responsible sourcing
	•	Oversees communications between directors and shareholders
	•	Reviews and, where appropriate, approves related person transactions involving executive officers and directors
	•	Oversees policies and procedures regarding insider trading, to the extent not expressly allocated to other Board committees
	•	Oversees director engagement, education and orientation activities
	•	Monitors executive and director compliance with stock ownership and retention guidelines

Finance: Ari Bousbib, Chair Gerard J. Arpey Jeffery H. Boyd J. Frank Brown Manuel Kadre Paula A. Santilli Number of Meetings: 4	•	Oversees the management of the Company’s long-range financial outlook and finance-related risks
•
Reviews and recommends policies, practices and strategies concerning financial matters, including the Company’s capital structure, investments, use of derivatives, dividends, share repurchases, credit programs, credit ratings, tax strategy, and insurance

	•	Oversees the Company’s annual capital plan and significant capital investments
	•	Oversees the Company’s strategies with respect to mergers and acquisitions activity

In determining the composition of the committees, the Board and the NCG Committee considered directors’ skills and qualifications in key areas relevant to the Company and each committee’s responsibilities. The table below lists the key skills and qualifications held by the members of our committees. For more information about the skills, qualifications and attributes of our Board members, see “2026 Director Nominees” beginning on page 17.

Audit	Leadership Development and Compensation	Nominating and Corporate Governance	Finance
Strategic Management	Strategic Management	Strategic Management	Strategic Management
Retail/Merchandising	Retail/Merchandising	Retail/Merchandising	Retail/Merchandising
CEO Experience	CEO Experience	CEO Experience	CEO Experience
Technology/Innovation	Technology/Innovation	Technology/Innovation	Technology/Innovation
B2B	B2B	B2B	B2B
Supply Chain	Supply Chain	Human Capital Management	Supply Chain
Risk Management	E-commerce	E-commerce	E-commerce
Finance	Human Capital Management	Governance	Finance
Cybersecurity	Marketing/Communications	Marketing/Communications	Real Estate
International	International	International	International
Sustainability	Sustainability	Sustainability	Sustainability

The Home Depot 2026 Proxy Statement	3

COMPANY CULTURE: DOING THE RIGHT THING

The Home Depot has a strong commitment to ethics and integrity, and we are a values- and culture-centric company. Our values are present in the way we do business and are more formally codified in the Company’s Business Code of Conduct and Ethics. These values and our culture are also reflected in our annual voluntary sustainability and human capital management-related disclosures, which can be found on our website at https://ir.homedepot.com/sustainability, and which is discussed in more detail under “Oversight of Sustainability and Human Capital Management” on page 8 below. Our focus on culture extends to our Board, and we look for directors who focus on doing the right thing and have a servant-leader mindset. The Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
Inverted Pyramid and Values Wheel
The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates by positioning them at the top, with senior management at the base in a support role. We bring our culture to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every day. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot.
Our values also guide our efforts to create an environment that will help us attract and retain skilled associates in the competitive marketplace for talent. We empower our associates to deliver a superior customer experience, and we position our associates to embody our core values by integrating the importance of our culture into ongoing development programs and rewards programs. We routinely assess our culture and values through associate surveys, which are done on an annual basis for Home Depot associates, as well as periodic “pulse check” surveys for groups of associates. Our officers and other leaders also regularly participate in programs designed to build and strengthen our culture, such as training on leadership skills, cross-functional collaboration, leading with our values, and associate engagement.
Business Code of Conduct and Ethics
The Company has a Business Code of Conduct and Ethics that is applicable to all directors, officers and associates of the Company, including the CEO and the CFO. The Business Code of Conduct and Ethics reflects our strong commitment to ethics and integrity and provides guidance on making decisions that align with our core values. The complete text of the code is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and is also available in print upon request at no charge. The Company will post any amendments to or waivers of the Business Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) at this location on its website.
BOARD ROLE IN STRATEGIC PLANNING

The Company’s strategy is rooted in our culture, guided by our inverted pyramid to put customers first and focus on investments that better meet their changing needs and expectations. As discussed at our Investor and Analyst Conference in December 2025, we are focused on powering our core and culture by supporting our associates to deliver the excellent customer experience for which The Home Depot is known, creating an

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interconnected, frictionless shopping experience that enables our customers to seamlessly blend the digital and physical worlds, and growing our market share with Pros through our ecosystem of capabilities.
Our Board plays an important role in the continued evolution of the Company’s strategic planning process. At a dedicated strategy session each fall and through regular discussions at each quarterly Board meeting, our Board reviews the Company’s strategy and capabilities and actively engages with management to ensure that the Company is well-positioned to continue creating shareholder value. In Fiscal 2025, those discussions focused on the Company’s strategy to continue to lead in product authority, optimizing a best-in-class store experience, creating a frictionless interconnected customer experience, and enhancing comprehensive capabilities to facilitate cross-selling opportunities between retail and wholesale operations and support our cross-category Pros working on larger, more complex projects. As discussed in “Election of Directors” beginning on page 15, each director nominee possesses specific skills and qualifications that provide the Company with key insights into elements necessary to continue to enhance our customer experience and support our strategy. As a result of our focus on Board composition, we believe we have a Board with an appropriate mix of skills and experiences to effectively oversee our strategy as the Company positions itself to remain agile in a dynamic operating environment.
BOARD OVERSIGHT OF RISK

The Board’s oversight of risk is accomplished through (1) the identification of key risks facing the Company and (2) the mapping of those risks to the appropriate Board committee and/or to the Board for oversight, based on the nature of the risk. The enterprise risk framework that we use to identify, prioritize, and manage those key risks is dynamic and considers external and internal factors, including potential impact to our strategy, brand and financial performance from established, evolving and emerging risks. We define top enterprise risks as those that could prevent us from achieving our strategic objectives. The Board reviews these key risks and the related framework annually, including results of periodic surveys of Board members and senior management to identify and assess key enterprise risks. In Fiscal 2025, the Board held a dedicated session to discuss enterprise risk and resilience. Beyond this meeting, the Board or appropriate Board committees discuss selected risks in more detail throughout the year, and the Audit Committee receives quarterly updates regarding top enterprise risks, which are reported to the Board, as appropriate.
The table below identifies key risk areas overseen by the Board and its committees.

Key Areas of Risk Oversight
Full Board
•	Has primary responsibility for risk oversight, including approval of strategic objectives and defining risk appetite
•	Delegates oversight of management of certain risks to Board committees
•	Receives regular reports from Board committees regarding risk-related matters

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Audit		Leadership Development and Compensation		Nominating and Corporate Governance		Finance
•	Overall risk assessment and management	•	Senior executive compensation	•	Corporate governance	•	Long-range strategic planning
•	Financial exposures, statements, controls, systems, and reporting	•	Senior executive succession planning	•	Director succession planning and board composition	•	Long-range financial outlook and finance-related risks
•	Regulatory and compliance, including FCPA/anti-bribery and our whistleblower program	•	Overall risk related to the Company’s compensation policies and practices	•	Corporate social responsibility, environmental, and responsible sourcing initiatives, risks and opportunities	•	Capital structure, including investments and capital allocation principles
•	Data protection, cybersecurity and privacy	•	Human capital management	•	Safety matters with respect to associates, customers and products	•	Annual capital plan and key capital investments
•	Internal audit and related investigatory matters	•	Non-employee director compensation	•	Policies and procedures regarding insider trading	•	Merger and acquisition strategy
•	Financial and controls aspects of sustainability- and human capital management-related disclosures	•	Pay equity	•	Related person transactions	•	Tax strategy
				•	Company political activity, including oversight of the Political Activity Policy, political spending and payments to trade associations
While the Board and its committees are responsible for risk oversight, management is charged with managing risk within the Company’s defined risk appetite. As part of our risk assessment process, the Board and each committee receive presentations from management throughout the year regarding specific potential risks and trends relevant to their allocated areas of oversight. Our Chair has frequent opportunities to discuss matters of particular importance or concern in director-only sessions, including any significant, evolving or emerging risks that may be of concern to the Board or the Company. Our Lead Director also presides over regular executive sessions of our independent directors, during which risks faced by the Company may be discussed. Additionally, during the Board-level review of the Company’s strategy, as discussed in more detail above, the Board considers significant risks facing the Company, emerging risks and current trends, and their potential impact. We believe that the practices described above, along with our current leadership structure, facilitate effective Board oversight of key risks.
Further detail on Board- and management-level oversight of enterprise risk management and specified risk areas is provided below.
Enterprise Risk Management
In accordance with NYSE requirements and our Audit Committee charter, our Audit Committee has primary responsibility for overseeing risk assessment and management, including the Company’s major financial exposures and compliance risks and the steps management has taken to monitor and control them. The Audit Committee stays informed of significant actual and potential risks faced by the Company in part through review of quarterly reports on our top enterprise risks. These reports denote whether primary oversight of each risk resides with a particular Board committee or with the full Board. Our Internal Audit and Corporate Compliance team holds quarterly risk discussions with each member of our senior leadership team, which inform the development and updating of the top enterprise risks. In addition, leaders from Internal Audit, Corporate Compliance and Legal hold quarterly meetings to discuss key risks. The Company also maintains an Enterprise Risk Council composed of leaders from the Company’s principal functional areas who may be convened as needed to discuss significant new or emerging risks. Our Vice President of Internal Audit and Corporate Compliance attends each of the various risk-related meetings and reports on the top enterprise risks to senior management regularly, attends each quarterly Audit Committee meeting, and leads the Board’s annual review of the Company’s risk framework. As discussed above, the Board held a dedicated session in Fiscal 2025 to discuss enterprise risk and resilience, including an in-depth review of the Company’s enterprise risk framework.

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Data Protection, Cybersecurity and Privacy
The Audit Committee has primary responsibility for overseeing risk exposures and risk assessments from management, including with respect to data protection, cybersecurity, and privacy matters, although the Board also exercises oversight in this area. In Fiscal 2025, the Board’s discussion of enterprise risk and resilience included a review of cybersecurity and business continuity. Since the beginning of Fiscal 2025, the Board and/or the Audit Committee has also received reports on privacy, data protection and/or cybersecurity matters from senior Information Technology leaders, including our Chief Information Officer, Chief Information Security Officer, Chief Privacy Officer, and the Chair of our DSPG Committee (discussed below). Topics recently covered in these meetings included governance, risk identification and strategies to detect and protect against those risks, review of third party assessments and tabletop exercises, updates on the threat environment, and resilience. In addition, our Internal Audit team routinely conducts audits related to data protection, cybersecurity, and privacy matters, including third-party risk management, and presents its findings in quarterly reports to the Audit Committee. Periodically, our Board receives presentations on these matters from third-party experts.
Our management-level DSPG Committee provides governance over cybersecurity and privacy matters, including discussion of cybersecurity and privacy priorities, emerging risks, awareness and training programs, risk mitigation efforts, and regulatory compliance. This committee, chaired by our Vice President of Internal Audit and Corporate Compliance, meets quarterly and is composed of a cross-functional team of senior leaders, including our CEO. The DSPG Committee is supported by our Security and Technology Risk Leadership Committee and our Privacy and Data Governance Committee. The activities of the DSPG Committee are reported to the Audit Committee and/or the Board by the chair of the committee, as appropriate.
AI and Emerging Technologies
The Board is responsible for oversight of the Company’s digital strategy and receives regular updates on emerging technologies, including use of generative AI to support our strategic objectives and the governance frameworks that guide the Company’s responsible use of these emerging technologies. As discussed above, the Audit Committee has primary responsibility for overseeing risks related to data protection, cybersecurity and privacy matters, and in Fiscal 2025, the Audit Committee participated in a session focused on emerging technology governance.

The DSPG Committee oversees risks related to the Company’s responsible use of AI and emerging technologies and has established a cross-functional governance process involving senior leaders to gather information and advise the Company regarding the benefits and risks of using AI and emerging technologies. Processes overseen by the DSPG Committee with respect to AI and emerging technologies include establishing internal standards and controls, monitoring regulatory developments, and escalating matters to the Board, as appropriate.
FCPA and Anti-Bribery
The Audit Committee is responsible for oversight of risks relating to bribery, corruption and FCPA compliance, in part through quarterly reports from our FCPA Oversight Committee, which oversees enterprise-wide compliance with the FCPA and the anti-bribery laws of the other jurisdictions in which we conduct business. The FCPA Oversight Committee meets quarterly and is composed of our Executive Vice President, General Counsel and Corporate Secretary, who chairs the committee; our Executive Vice President and CFO; our Vice President of Internal Audit and Corporate Compliance; and representatives from each non-U.S. division, the business functions responsible for administration of our policies, and the business functions that manage our transactions outside of the U.S. The FCPA Oversight Committee receives regular updates and manages enhancements to Company policies, regular risk assessments, the Company’s training program for key associates and third parties, and its third-party diligence and monitoring program. It also oversees any relevant investigatory work and FCPA-specific audits of our international operations performed through our internal audit team and utilizing outside anti-bribery experts.

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OVERSIGHT OF SUSTAINABILITY AND HUMAN CAPITAL MANAGEMENT

We view sustainability and human capital management matters through the lens of our business, recognizing that if we support our associates, our customers, our suppliers, and the communities we serve, we also strengthen our business and create value for our shareholders. We believe these priorities are embedded in how we run our business, align closely with our corporate culture and strategy, and support value creation for our business and shareholders. We have three key pillars of focus for our sustainability and human capital management initiatives: (1) Focus on Our People, (2) Operate Sustainably, and (3) Strengthen Our Communities. The Company maintains a dedicated webpage to provide access to information about the Company’s oversight and management of these matters, which can be found at https://ir.homedepot.com/sustainability. Our Fiscal 2024 Living Our Values Report, which is available on this dedicated webpage, describes the key sustainability, human capital management, and governance issues relevant to the Company, our initiatives and goals related to those issues, and our progress with respect to those initiatives.
Board and Committee Oversight
Because sustainability and human capital management encompass many topics, oversight is shared among the Board and several committees.
•Each year, our Board receives updates regarding our sustainability and human capital management opportunities, risks, and initiatives, our annual voluntary sustainability reports, and, where relevant, emerging sustainability and human capital management issues. Our Board also receives periodic updates on responsible sourcing, as well as safety initiatives and related matters.
•The NCG Committee has primary responsibility for oversight of sustainability, including corporate social responsibility and environmental matters, and the alignment of those matters with our business priorities. The NCG Committee also oversees risks related to customer and associate safety, as well as our responsible sourcing program and related supply chain risks. In addition, the NCG Committee has primary oversight of corporate political activity, including reviewing corporate donations, payments to trade associations, and our Political Activity Policy at least annually, and receives updates regarding alignment between our political activity and strategic priorities. The NCG Committee receives regular reports on engagements with shareholders and related investor feedback, as well as information on recent developments with respect to sustainability.
•The LDC Committee oversees risks related to human capital management, including matters relating to associate compensation and benefits; associate engagement, development and training; and pay equity. The LDC Committee also receives regular updates on the findings from our reviews of compensation practices for our U.S. associates.
•The Audit Committee oversees risks related to the financial and controls aspects of disclosures on these matters and receives periodic updates on these matters from our Chief Accounting Officer.
Management-Level Oversight
To provide management-level oversight and coordination of our sustainability and human capital management efforts, the Company engages a cross-functional governance committee chaired by our Senior Vice President – Finance, Chief Accounting Officer and Controller and composed of representatives across several business functions, including Communications, Corporate Governance, Finance, Government Relations, Human Resources, Internal Audit, Investor Relations, Legal, Store Operations, Sustainability, and Tax. This committee is focused on identifying and evaluating key sustainability- and human capital management-related issues of concern to our stakeholders and further developing our initiatives with respect thereto to ensure they support the business and long-term value creation. This committee also receives regular updates on the progress of our sustainability and human capital management efforts.
Our Government Relations department, led by a vice president who reports to our General Counsel, manages our political activity. The team carefully analyzes our political activity, including political contributions, for alignment with our strategic priorities, guided by our core values.

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SHAREHOLDER OUTREACH AND ENGAGEMENT

We approach shareholder engagement as an integrated, year-round process involving senior management, our Investor Relations team, and our Corporate Governance team, as well as other subject matter experts as appropriate. In Fiscal 2025, we proactively sought engagement with many of our largest institutional shareholders, who collectively represented approximately 42% of our outstanding shares. We ultimately engaged with many of these holders as well as a number of other institutional shareholders on a variety of topics, including the matters raised by the shareholder proposals on the ballot at our annual meetings and other topics of interest to our investors. In addition, we host regular engagements with these and other institutional shareholders throughout the year to discuss matters such as governance, sustainability and human capital management. We also have an active investor relations program that engages throughout the year with a significant portion of our shareholders and potential holders on matters regarding corporate strategy, financial performance, business environment, and other relevant topics. In Fiscal 2025, in addition to our routine investor engagement efforts, we held an Investor and Analyst Conference, at which investors received an update on our strategy and had the opportunity to engage directly with our management team. We value the feedback that each of these engagements has provided and intend to continue our engagement efforts.
The Board values our shareholders’ perspectives, and feedback from our shareholders on our business, corporate governance, compensation, sustainability practices, human capital management, and other matters is regularly shared with the Board and its committees. This engagement, together with our cross-functional sustainability and human capital management efforts and our commitment to robust corporate governance, has led to the adoption of best practices and policy, program and disclosure enhancements over the past several years, including the following:
•We expanded our Executive Compensation Clawback Policy to specifically include conduct that causes significant reputational harm to the Company. This approach extends our executive compensation clawback policy beyond the mandatory clawback of incentive compensation following an accounting restatement that is required by NYSE listing standards.
•We updated our policies and disclosures around our political activity, including enhancing our annual report on corporate political donations, trades associations and support for ballot initiatives, which we disclose on our Sustainability webpage.
•We have included disclosure of sustainability and human capital management matters on a dedicated page on our Investor Relations website, available at https://ir.homedepot.com/sustainability, to better enable our investors to access key information about our oversight and management of these areas, including related goals. We have also enhanced our annual voluntary sustainability reports to provide more transparent and quantitative disclosure informed by Global Reporting Initiative (“GRI”), Sustainable Accounting Standards Board (“SASB”), and Taskforce on Climate-related Financial Disclosures (“TCFD”) frameworks, including regarding opportunities, risks, uncertainties, and dependencies in achieving our science-based targets for reducing our greenhouse gas emissions.
GOVERNANCE BEST PRACTICES

Our Board believes effective governance requires regular and thoughtful evaluation of the Company’s governance policies and processes in light of the broader governance landscape. As a result, our governance framework contains a variety of methods for shareholder engagement, as well as mechanisms for effective Board operations.
Shareholder Rights
Our shareholders have the following important rights:
•Right to elect all directors on an annual basis, with a majority voting standard in uncontested elections.
•Right of the holders of 15% or more of our common stock to call a special meeting of shareholders.
•Right to act by majority written consent in lieu of a meeting.
•Right to include director nominees in our Proxy Statement. Our “proxy access” right permits a shareholder, or group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy

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materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the shareholders and the nominees satisfy the requirements specified in our By-Laws.
We also provide market standard advance notice provisions in our By-Laws to ensure our shareholders have sufficient time and access to necessary information to evaluate any Board candidates nominated by shareholders outside the “proxy access” process. In addition, as described in more detail on page 14, shareholders may recommend Board candidates for consideration by the NCG Committee.
Corporate Governance Guidelines
The Company maintains Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties. The table below provides an overview of several key elements of our Corporate Governance Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and in print at no charge upon request.

Key Corporate Governance Guidelines Provisions
Outside Board Policy
We limit the number of other public company boards our directors may join to ensure that a director is not “overboarded” and is able to devote the appropriate amount of time and attention to the oversight of the Company. Generally, a director who is an executive officer of another public company may only serve on two public company boards – the board of that company and our Board. If the only executive officer role held by a director is that of executive chair of another public company, the director may serve on the board of that company, our Board, and the board of one other public company, subject to a determination by the NCG Committee that the additional commitment, when added to the director’s existing executive chair role, permits sufficient time for, and will not impair his or her service on, our Board. Other directors may not serve on more than three other public company boards, and no member of the Company’s Audit Committee may serve on more than two other public company audit committees. In addition, our CEO may not serve on more than one other public company board. Any director seeking to join the board of directors of another public company or for-profit organization must notify the NCG Committee and obtain its approval to continue as a member of our Board. During the period between regularly scheduled meetings of the NCG Committee, the Chair of the NCG Committee (or the Lead Director, if the Chair of the NCG Committee is the director seeking approval) may review and approve the continuation of service of a director, provided that the Chair of the NCG Committee (or Lead Director, as applicable) reports any such approval at the next regularly scheduled meeting of the NCG Committee.

Management Succession Planning
A key responsibility of the Board is overseeing the identification and development of senior leadership. Both the Board and LDC Committee are actively engaged in succession planning. The LDC Committee oversees the development and implementation of succession plans for senior leadership positions. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession. The Board also annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, our CEO annually provides an assessment of senior leaders and their potential to succeed at key senior management positions. The Board meets potential leaders at many levels across the organization through formal presentations and informal events throughout the year, including through the store and facility walks and management meetings that are part of our director engagement program.

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Director Engagement, Continuing Education and Orientation Program
The NCG Committee oversees the director engagement, continuing education and orientation program, which includes both internal activities and access to external programming. Our ongoing engagement program includes periodic walks of our stores and other facilities, product walks, and in-depth meetings with management to provide our directors with the opportunity to observe our strategy in action and to expand their insight into our business operations and activities. We also have a structured director orientation program for new directors during their first year on the Board. This program includes information sessions with senior management and key advisors, where applicable, and visits to our stores and facilities to accelerate their on-boarding. We also provide all directors with membership in the NACD and continuing education opportunities.

Board Self-Evaluations
Each year, the Board conducts an evaluation of its performance and effectiveness, in accordance with our Corporate Governance Guidelines. As set forth in its charter, the NCG Committee oversees this process, which includes two key components:

•The Board and each committee conduct self-evaluations, which solicit feedback on a range of issues, including Board and committee oversight effectiveness, structure, composition, leadership, culture and dynamics; Board refreshment and succession planning; meeting content; and interactions with management. The results of these self-evaluations are discussed in executive session, generally at the first regularly scheduled meetings of the fiscal year.

•Our Lead Director conducts individual interviews with each of the directors. These interviews address similar topics, with the one-on-one setting permitting an opportunity for more detailed feedback on Board and committee operations and individual director performance, as well as providing opportunities for mentoring newer directors. The feedback from these interviews is typically discussed with the Board in February.

Executive Compensation Clawback Policy
The Company maintains an Executive Compensation Clawback Policy, which is administered by the LDC Committee. The policy applies to current and former Section 16 officers of the Company, including the NEOs, and includes a mandatory clawback that complies with the applicable listing standards of the NYSE and Rule 10D-1 of the Exchange Act. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, it is the Company’s policy to recover erroneously awarded incentive-based compensation received by its covered executives, with certain limited exceptions permitted under the NYSE listing standards. The recovery of such compensation applies regardless of whether a covered executive engaged in misconduct or otherwise caused or contributed to the requirement for a restatement. The Executive Compensation Clawback Policy also contains discretionary clawback requirements, which apply to the extent not superseded by the mandatory clawback. Under the discretionary requirements, the Company will seek to recover, as it deems appropriate and to the extent permitted by law, any bonus, incentive payment, equity award, or other compensation awarded to or received by a covered executive if the LDC Committee determines that (i) the compensation was based on financial results or operating metrics that were satisfied as a result of the officer’s knowing or intentional fraudulent or illegal conduct, or (ii) the covered executive engaged in intentional misconduct (as determined by the LDC Committee in its sole discretion) that caused the Company material financial or reputational harm. The Executive Compensation Clawback Policy is set forth in an exhibit to our Corporate Governance Guidelines.
Insider Trading Policies and Procedures
The Company has an Insider Trading Policy governing the purchase, sale and certain other dispositions of our securities by directors, officers, other associates, and certain other persons and entities that is reasonably designed to promote compliance with insider trading laws, rules and regulations, and listing standards. The Insider Trading Policy also addresses trading by the Company in our securities and sets forth procedures related to the repurchase of securities by the Company. A copy of the policy is included as Exhibit 19.1 to our 2025 Form 10-K.

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DIRECTOR INDEPENDENCE

The Director Independence Standards in our Corporate Governance Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” exceed the independence standards adopted by the NYSE. In early 2026, pursuant to the Corporate Governance Guidelines, the Board and the NCG Committee reviewed the independence of each current director. During this review, the Board and the NCG Committee considered all relevant facts and circumstances related to transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and its management to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, NYSE listing standards, or the Company’s Director Independence Standards, which are supplemental to the SEC rules and NYSE listing standards.
Based on this review and the recommendation of the NCG Committee, the Board affirmatively determined that all of our current directors are independent except Mr. Decker, our Chair, President and CEO.
The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors are associated but which our Board determined are not material to our Company, the directors or the companies with which the directors are associated. These transactions were reviewed and, where relevant, considered by the Board and the NCG Committee in determining the independence of Company directors. In particular, the Board and the NCG Committee took into account the following transactions in its analysis:
•Mr. Brenneman serves as Executive Chairman of CCMP Capital Advisors, LP, which manages funds that have an equity interest in BGIS, from which we purchased facilities management services and which purchased building materials and MRO products from us. In Fiscal 2025, Mr. Brenneman served as a member of the board of directors of BGIS.
•In Fiscal 2025, Ms. Santilli served as CEO, Latin America Foods of PepsiCo, Inc., from which we purchased food and beverage products and which purchased building materials and MRO products from us.
•Ms. Seidman-Becker serves as Chair and CEO of CLEAR Secure, Inc. (“CLEAR”), from which we purchased identity verification and travel-related services.
•Ms. Sharma serves as Executive Vice President and CEO, Microsoft Gaming with Microsoft Corporation (“Microsoft”), from which we purchased software and technology products and services and which purchased building materials and MRO products from us.
In each instance described above, the amount of payments made and received by each entity represented an immaterial percentage of the Company’s and the other entity’s revenues, well below the thresholds established by NYSE listing standards and the Company’s Director Independence Standards. The Board and the NCG Committee believe that all of the transactions and relationships described above were on arm’s-length terms that were reasonable and competitive and that the directors did not participate in or receive any direct personal benefit from these transactions.
RELATED PERSON TRANSACTIONS

The Company has adopted a written policy requiring reasonable prior review and approval by the NCG Committee of all “Related Person Transactions.” These are transactions in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer, or holder of more than 5% of our common stock has a direct or indirect material interest.
Under our Related Person Transaction Policy, our General Counsel has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. To help identify Related Person Transactions, each director and executive officer completes an annual questionnaire requiring the disclosure of any transaction that the person, any member of his or her immediate family, or any entity with which he or she is affiliated has or will have with the Company. Our directors and executive officers also undertake to update the Company promptly of any changes to their questionnaire responses during the year. Our General Counsel also conducts a review at

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least annually of the Company’s financial systems to determine if a director or executive officer, or a company with which he or she is affiliated, engaged in transactions with the Company during the fiscal year. Additionally, the Company’s Business Code of Conduct and Ethics, Corporate Governance Guidelines and conflict of interest policies require that all associates and directors promptly disclose all conflicts or potential conflicts of interest.
If the General Counsel determines that a related person would have a direct or indirect material interest in the transaction, the General Counsel must present the transaction to the NCG Committee for review. The NCG Committee must then either approve or reject the transaction in accordance with the terms of the policy. When making this determination, the NCG Committee must consider all relevant information available and, as appropriate, take into consideration the following:
•Whether the transaction was undertaken in the ordinary course of business of the Company;
•Whether the transaction was initiated by the Company or the related person;
•Whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•The purpose of the transaction and its potential benefits to the Company;
•The approximate dollar value of the transaction, particularly as it involves the related person;
•The related person’s interest in the transaction; and
•Any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.
The NCG Committee may only approve the transaction if it determines that the transaction is reasonable, on competitive terms, and fair to the Company and not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the NCG Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person.
If review of a Related Person Transaction is required between NCG Committee meetings, and it is determined that approval of a Related Person Transaction by the entire NCG Committee prior to consummation or effectiveness of the transaction is impracticable under the circumstances, the Chair of the NCG Committee will review and may approve the transaction at his or her discretion. The Chair of the NCG Committee must report that transaction to the NCG Committee at its next regularly scheduled meeting, including the rationale for approving the transaction prior to committee review. Transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement. There were no Related Person Transactions since the beginning of Fiscal 2025 requiring disclosure in this Proxy Statement, nor are there any such transactions proposed.
SELECTING NOMINEES TO THE BOARD OF DIRECTORS

The NCG Committee is responsible for considering candidates for the Board and recommending director nominees to the Board. All members of the NCG Committee have been determined to be independent by the Board pursuant to SEC rules, NYSE listing standards and the Company’s Director Independence Standards.
The NCG Committee considers a diverse slate of candidates for nomination to the Board from a variety of sources. Current members of the Board are considered for re-election in accordance with the process described below unless they have notified the Company that they do not wish to stand for re-election and provided they have not reached age 72 by the calendar year-end immediately preceding the Company’s next annual meeting of shareholders. The NCG Committee may also consider candidates recommended by current members of the Board, members of management, and shareholders, as discussed below under “Director Candidates Recommended by Shareholders.”
From time to time, the NCG Committee engages independent search firms to assist in identifying potential Board candidates. Services provided by the search firms include identifying and assessing potential director candidates, ensuring candidates meet criteria established by the NCG Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member. During Fiscal 2025, the NCG Committee engaged a third-party search firm to assist it in identifying and assessing potential director candidates. Ms. Sharma, who was elected as a director

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at our 2025 annual meeting and has been nominated again for election at the Meeting, was identified through this third-party search firm.
The NCG Committee evaluates all candidates, regardless of who recommended a candidate, based on the same criteria. The criteria and the process by which director nominees are considered and selected are discussed further below under “Election of Directors.”
DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The NCG Committee will consider candidates recommended by a shareholder (or group of shareholders) who own(s) at least 1% of the Company’s outstanding shares of common stock and who has held such shares for at least one year as of the date of the recommendation. If the shareholder does not meet these requirements, the NCG Committee may, but is not obligated to, evaluate the candidate and consider him or her for nomination to the Board. A shareholder wishing to recommend a candidate must submit the following documents to the Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339 not less than 120 calendar days prior to the anniversary of the date on which the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders:
•A recommendation that identifies the candidate and provides contact information for that candidate;
•The written consent of the candidate to serve as a director of the Company, if elected; and
•Documentation establishing that the shareholder making the recommendation meets the ownership requirements set forth above.
If the candidate is to be evaluated by the NCG Committee, the Corporate Secretary will request from the candidate a detailed résumé, an autobiographical statement explaining the candidate’s interest in serving as a director of the Company, a completed statement regarding conflicts of interest, and a waiver of liability for a background check. These documents must be received from the candidate before the first day of February preceding the next annual meeting of shareholders.
COMMUNICATING WITH THE BOARD

Shareholders and others who are interested in communicating directly with the members of the Board, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, may do so by e-mail at HD_Directors@homedepot.com or by writing to the directors at the following address:
[Name of Director or Directors]
c/o Corporate Secretary
The Home Depot, Inc.
2455 Paces Ferry Road
Building C-22
Atlanta, Georgia 30339
The Corporate Secretary reviews and provides the Board (or one or more applicable committees) at each of its regularly scheduled meetings with a summary of all such communications and a copy of any correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or the standing committees of the Board or that otherwise requires their attention. Correspondence relating to accounting, internal controls or auditing matters is brought to the attention of the Company’s internal audit department and handled in accordance with procedures established by the Audit Committee with respect to such matters. All such communications are treated confidentially, and shareholders can remain anonymous when communicating their concerns.

14	The Home Depot 2026 Proxy Statement

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)
The Board is elected annually by shareholders to oversee the long-term health and the overall success and financial strength of the Company’s business. The NCG Committee is responsible for considering candidates for the Board and recommending director nominees for the Board.
DIRECTOR CRITERIA AND QUALIFICATIONS

The NCG Committee, when considering the composition of our Board, focuses on ensuring that our directors collectively possess the breadth of expertise and experience appropriate for a business of our size and geographic scope. The Company is the world’s largest home improvement retailer, with 2,359 retail stores and over 1,250 SRS locations in the United States, Canada and Mexico as of the end of Fiscal 2025. Our business involves all facets of retail, including merchandising, supply chain, real estate, marketing and communications, as well as finance, human capital management, technology and innovation, data protection and cybersecurity, e-commerce, strategic management, international commerce, business-to-business (“B2B”) engagements, sustainability, and corporate governance. The NCG Committee evaluates each director candidate on the basis of the length, breadth and quality of the candidate’s business experience, the applicability of the candidate’s skills and experience to the Company’s business and strategic direction, the perspectives that the candidate would bring to the Board, the candidate’s ability to devote sufficient time to the Board and any committee service, and the “fit” of the candidate with our culture and our core values, existing members of the Board, and management.
The NCG Committee seeks directors who:
•Demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision, and our servant leadership mindset;
•Are prepared to represent the best interests of all Company shareholders and not just one particular constituency;
•Demonstrate a record of professional accomplishment in his or her chosen field; and
•Are prepared and able to participate fully in Board activities, including membership on at least two committees.
BOARD COMPOSITION AND REFRESHMENT

We routinely assess the composition of our Board and aim to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. We also consider the complement of relevant skills and experience on the Board as our business changes and expands.
Our Board and the NCG Committee recognize the importance of selecting directors with a wide array of personal and professional experiences to ensure that the Board as a whole has a breadth of perspectives to better inform its decisions and make our business stronger and more innovative to keep pace with a rapidly changing marketplace. Accordingly, the NCG Committee is committed to including candidates with varied backgrounds in each director search, as outlined in our Policy on the Consideration and Evaluation of Board Candidates, available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview.” The NCG Committee assesses the composition of the Board at least once a year and more frequently as needed, particularly when considering potential new candidates.
Our directors have a rich array of backgrounds and experiences and a balance of tenure, which provides our Board with an effective mix of perspectives. The landscape in which our business operates has rapidly evolved in recent years and continues to change and develop. We believe that Board succession planning and refreshment are important as the Company’s business strategy continues to evolve. In the past four years, we have added three new independent directors. Collectively, these directors have added to the skills and experience of our Board and its ability to support the Company’s business and the creation of long-term

The Home Depot 2026 Proxy Statement	15

shareholder value, including through the addition of directors with first-hand experience building an interconnected experience for their own companies’ customers.
The average tenure of our director nominees is 10.1 years. We remain committed to ongoing Board refreshment to support the evolution of our strategy.
We believe that our Board also benefits from the presence of several seasoned directors who are well-versed in the Company’s business and can help facilitate the transfer of institutional knowledge. For instance, Gregory D. Brenneman, our current Lead Director, brings a high level of energy, engagement and oversight to the role. His tenure, which includes service with five of our CEOs and leadership through multiple business cycles, has proven extremely valuable, particularly as the Board has added new members and the Company has navigated senior management transitions. The Board recognizes that Mr. Brenneman’s tenure provides a unique long-term perspective on the Company’s strategy and, rather than diminishing his independence, equips him with the deep institutional knowledge needed to challenge management and provide rigorous oversight. We believe the average tenure of our directors reflects the balance the Board seeks to achieve between the different perspectives offered by long-serving directors and those contributed by newer directors.

16	The Home Depot 2026 Proxy Statement

2026 DIRECTOR NOMINEES

After evaluating the performance and experience of each of the current directors and the composition of the Board, the NCG Committee and our Board have recommended the election of all 12 of our current Board members.
The tables and the detailed director nominee biographies below summarize the skills, qualifications and attributes of our director nominees that are important to us and depict how the composition of our nominees for our Board meets these needs.

Skills, Qualifications and Attributes	Relevance to The Home Depot
Retail/Merchandising	Experience in the retail industry provides a relevant understanding of our business, strategy and marketplace dynamics.
Strategic Management	Our Board regularly reviews and has input on our strategic plan, which guides our long-term business investments and objectives and our capital allocation.
Supply Chain	Upstream and downstream supply chain structure and design, as well as last-mile offerings, are critical to our strategic initiatives and responsible sourcing.
Marketing/Communications	Effective marketing and communications are critical to building customer loyalty, deepening customer engagement, and expanding market share.
E-Commerce	E-commerce is an essential part of the Company’s strategy for growth of the business and optimization of our interconnected experience.
B2B	Experience serving the unique needs of business and commercial customers can support our strategy to grow our market share with Pros through the development of differentiated capabilities.
Real Estate	Given our significant physical footprint, directors with real estate experience can provide insight on opportunities and managing our locations.
Human Capital Management	With our significant associate population, directors with experience in organizational management and talent development provide key insights into developing and investing in our associates.
Technology/Innovation	We rely on technology to manage customer, associate and supplier data, and experience overseeing technology and innovation can help us realize opportunities as we deliver products, services and experiences to the market that meet evolving customer expectations.
Data Protection/Cybersecurity	The protection of customer, associate, corporate, and supplier data is of the utmost importance and will continue to grow in importance as we expand our technological capabilities.
International	With global operations in several countries, international experience helps us understand opportunities and challenges.
Finance	Our business involves complex financial transactions, including with respect to strategic acquisitions, and reporting requirements.
Governance	As a public company, we and our shareholders expect effective oversight and transparency.

The Home Depot 2026 Proxy Statement	17

Skills, Qualifications and Attributes	Relevance to The Home Depot
CEO Experience	The significant leadership experience that comes from a CEO role can provide insight on business operations, driving growth, and building and strengthening corporate culture.
Sustainability	We believe running a responsible, sustainable company makes our business stronger, more agile, and more resilient and helps us deliver industry-leading results.

Skills, Qualifications, and Attributes	Arpey	Bousbib	Boyd	Brenneman	Brown	Decker	Hewett	Kadre	Linnartz	Santilli	Seidman- Becker	Sharma
Retail/Merchandising				•		•		•	•	•
Strategic Management	•	•	•	•	•	•	•	•	•	•	•	•
Supply Chain		•		•		•	•		•	•		•
Marketing/Communications			•	•		•			•	•		•
E-Commerce			•		•	•			•	•		•
B2B				•			•		•		•	•
Real Estate					•	•		•	•
Human Capital Management	•	•	•	•	•	•	•	•	•	•	•
Technology/Innovation				•					•	•	•	•
Data Protection/Cybersecurity					•				•			•
International	•	•	•	•	•	•	•	•	•	•
Finance	•	•		•	•	•	•	•	•	•	•	•
Governance	•		•	•			•	•			•
CEO Experience	•	•	•	•		•	•	•	•	•	•
Sustainability							•		•	•
Race/Ethnicity
Asian												•
Black/African American							•
Hispanic/Latin American								•		•
White	•	•	•	•	•	•			•		•
Gender	M	M	M	M	M	M	M	M	F	F	F	F
Each of the 12 individuals nominated for election to the Board would be elected to hold office until the 2027 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, the Board may reduce the number of directors that serve on the Board or choose a substitute nominee in accordance with our By-Laws. If a nominee becomes unable to serve for good cause or is unwilling to serve, a substitute nominee is chosen, and you have already submitted your proxy, the proxy holders may vote your shares for the substitute nominee in their discretion.
The 12 nominees for election to the Board are set forth below.

18	The Home Depot 2026 Proxy Statement

GERARD J. ARPEY
Director since: 2015 Age: 67 Committees: Nominating and Corporate Governance Finance
Mr. Arpey has been a partner in Emerald Creek Group, LLC, a private equity firm based in Southern California, since 2012. Mr. Arpey previously served as CEO of AMR Corporation, a global airline holding company, and its subsidiary American Airlines, from 2003 until his retirement in 2011. From 2004 through his retirement, he also served as Chairman of the AMR Board of Directors. Mr. Arpey also previously served as American Airlines’ President and COO, Senior Vice President of Finance and Planning, and CFO. Mr. Arpey currently serves on the board of directors of S. C. Johnson & Son, Inc., a privately-held company, and as a trustee of the American Beacon Funds.
Skills and Qualifications: Mr. Arpey brings to the Board extensive organizational management, strategic, financial, governance, and international experience from his service as chairman, chief executive officer, and chief financial officer of one of the largest global airlines and service as a director of public and private companies.
Other U.S. Public Company Board Memberships in Past Five Years:
None

ARI BOUSBIB
Director since: 2007 Age: 65 Committees: Audit Finance (Chair)
Mr. Bousbib serves as Chairman and CEO of IQVIA Holdings Inc., a leading global provider of advanced analytics, technology solutions and contracted research services to the life sciences industry. He assumed this position in October 2016 following the merger of IMS Health Holdings, Inc. (“IMS Holdings”) and Quintiles Transnational Holdings, Inc. From 2010 to October 2016, Mr. Bousbib served as Chairman and CEO of IMS Health Incorporated (“IMS Health”), a subsidiary of IMS Holdings, and he also served as Chairman, CEO and President of IMS Holdings since its initial public offering in 2014. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a commercial aerospace, defense and building industries company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, including Otis Elevator Company (“Otis”), Carrier Corporation, UTC Fire & Security and UTC Power. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 until 2002, he served as its COO. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm.
Skills and Qualifications: In serving on our Board, Mr. Bousbib draws from his experience with managing large, sophisticated businesses, including oversight of extensive global operations, as well as strategic, finance, human capital management, and supply chain matters. He plays a key role in the Board’s oversight of the Company’s supply chain, international and finance matters, and provides insight into the development of corporate strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
IQVIA Holdings Inc. (2016 to present)

The Home Depot 2026 Proxy Statement	19

JEFFERY H. BOYD
Director since: 2016 Age: 69 Committees: Nominating and Corporate Governance (Chair) Finance
Mr. Boyd has served as Managing Director of Compleat Angler Capital, LLC, a strategic investment firm, since 2014. He served in several senior executive positions during his long and successful tenure at Booking Holdings Inc. (“Booking”), a leading provider of online travel and related services. Under his strategic leadership, Booking grew from posting a loss in 2002 to becoming a multi-billion dollar profitable business. He served as Chairman of the Board of Booking from June 2018 to June 2020, and from January 2017 to June 2018, he served as Booking’s Executive Chairman. Prior to January 2017, Mr. Boyd served in a number of roles of increasing responsibility at Booking, including as its President and CEO from November 2002 until December 2013, Chairman from January 2013 to December 2016, and interim CEO and President during a portion of 2016. Mr. Boyd was Booking’s President and Co-CEO from August 2002 to November 2002; its Chief Operating Officer from November 2000 to August 2002; and its Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Prior to joining Booking, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc.
Skills and Qualifications: Mr. Boyd brings to our Board extensive experience in international e-commerce, sales, and digital marketing, as well as proven leadership, corporate governance and strategic management skills. His e-commerce experience provides valuable insights into the continued execution and evolution of our interconnected retail strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
CLEAR (2021 to present)
Oscar Health, Inc. (2021 to present)
Booking Holdings Inc. (2001 to 2021)

GREGORY D. BRENNEMAN
Director since: 2000 Age: 64 Lead Director
Mr. Brenneman, our Lead Director, serves as Executive Chairman of CCMP Capital Advisors, LP (“CCMP”), a private equity firm with over $3 billion under management, a position he has held since October 2016. He previously served as Chairman of CCMP from 2008 until October 2016 and as its President and CEO from February 2015 until October 2016. He is also Chairman and CEO of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds, which he founded in 1994. Prior to joining CCMP, Mr. Brenneman led restructuring and turnaround efforts at Quiznos, Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers (“PwC”), and Continental Airlines, Inc. that resulted in improved customer service, profitability, and financial performance.
Skills and Qualifications: As a successful business leader who has been involved in several well-known corporate spin-off and turnaround-driven transformations, Mr. Brenneman has an extensive background in general management of large organizations and expertise in accounting and corporate finance, retail, supply chain, marketing, technology and innovation, B2B, and international matters. In addition, his directorships at other public companies provide him with broad experience on governance issues.
Other U.S. Public Company Board Memberships in Past Five Years:
Baker Hughes Company (2017 to present)
Ecovyst Inc. (formerly PQ Group Holdings Inc.) (2017 to 2022)
Hayward Holdings, Inc. (2021 to 2023)

20	The Home Depot 2026 Proxy Statement

J. FRANK BROWN
Director since: 2011 Age: 69 Audit Committee Financial Expert Committees: Audit (Chair) Finance
Mr. Brown is a seasoned executive who served in various roles with General Atlantic LLC (“General Atlantic”), a global growth equity firm investing in innovative and technology-driven companies. He served as Managing Director and Chief Risk Officer from 2020 until his retirement at the end of 2021, after which he served as an advisor through the end of 2024. From 2011 through 2019, he served as Managing Director and COO of General Atlantic. From 2006 to 2011, Mr. Brown was Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PwC, where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services, and Corporate Development practices, and ultimately the leader of its $3.5 billion Advisory Services operating unit. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a trustee of The Asia Society and Bucknell University, and he is a member of the American Institute of Certified Public Accountants. He is also an author and frequent speaker on leadership.
Skills and Qualifications: Mr. Brown is a seasoned international business and academic leader whose strong technical expertise in financial and accounting matters qualifies him as an “audit committee financial expert” under SEC guidelines. In addition, his role at General Atlantic provided insight into risk management, real estate, human capital management, cybersecurity, and e-commerce.
Other U.S. Public Company Board Memberships in Past Five Years:
None

EDWARD P. DECKER
Director since: 2022 Age: 63 Chair, President and CEO
Mr. Decker has served as our Chair since October 2022 and as our President and CEO since March 2022. Prior to assuming the role of CEO, he served as our President and COO from October 2020 through February 2022, where he was responsible for global store operations, global sourcing operations, global supply chain, outside sales and service, and real estate, as well as merchandising, marketing and online strategy. From August 2014 to October 2020, he served as Executive Vice President – Merchandising, where he was responsible for merchandising strategy, marketing, vendor management, and in-store environment. From October 2006 through July 2014, he served as Senior Vice President – Retail Finance, Pricing Analytics, and Assortment Planning. Mr. Decker joined The Home Depot in 2000 and held various strategic planning roles, including as Vice President – Strategic Business Development from November 2002 to April 2006 and Senior Vice President – Strategic Business and Asset Development from April 2006 to September 2006. Prior to joining the Company, Mr. Decker held various positions in strategic planning, business development, finance, and treasury at Kimberly-Clark Corporation, Scott Paper Company, and PNC Bank.
Skills and Qualifications: With over two decades of experience with the Company, Mr. Decker brings to our Board extensive retail experience and knowledge of our business, including leadership experience in retail operations, merchandising, marketing, e-commerce, supply chain, real estate, strategic business development, finance, vendor management, organizational development, and international matters.
Other U.S. Public Company Board Memberships in Past Five Years:
None

The Home Depot 2026 Proxy Statement	21

WAYNE M. HEWETT
Director since: 2014 Age: 61 Committees: Leadership Development and Compensation (Chair) Audit
Mr. Hewett is a seasoned executive leader who has worked across a number of industries. Since March 2018, he has served as a senior advisor to Permira, a global private equity firm. Since December 2019, he has also served as Chairman of Cambrex Corporation, a contract developer and manufacturer of active pharmaceutical ingredients; and since October 2023 he has served as Chairman of Quotient Sciences, a drug development and manufacturing accelerator, both of which are Permira portfolio companies. In March 2023, he joined the board of managers of ASP Resins Holdings LP, a private company that produces adhesives and performance materials. From March 2018 to December 2021, he served as Chairman of DiversiTech Corporation, a manufacturer and supplier of HVAC equipment. From August 2015 to November 2017, Mr. Hewett served as CEO of Klöckner Pentaplast Group, a packaging supplier. From January 2010 to February 2015, he served as President, CEO and a member of the board of directors of Arysta LifeScience Corporation (“Arysta”), a privately-held crop protection and life science company. In February 2015, Arysta was acquired by Platform Specialty Products Corporation, a global producer of high technology specialty chemical products, where Mr. Hewett served as President until August 2015. Mr. Hewett’s career has also included over 20 years with General Electric Company (“GE”), including leadership roles in various GE business units and membership on GE’s Corporate Executive Council.
Skills and Qualifications: Mr. Hewett brings to our Board extensive experience in general management, finance, risk management, supply chain, operational, B2B, sustainability, and international matters. He has significant experience executing company-wide initiatives across large organizations, developing proprietary products, optimizing a supply chain, and using emerging technologies to provide new products and services to customers.
Other U.S. Public Company Board Memberships in Past Five Years:
Resolute Holdings Management, Inc. (2025 to present)
United Parcel Service, Inc. (2020 to present)
Wells Fargo & Company (2019 to present)

22	The Home Depot 2026 Proxy Statement

MANUEL KADRE
Director since: 2018 Age: 60 Committees: Audit Finance
Mr. Kadre is Chairman and CEO of Kollective Auto Group (formerly known as MBB Auto Group), a premium luxury retail automotive group with a number of dealerships in the Northeast and Texas, a position he has held since 2012. Mr. Kadre also serves as Chairman of the Board of Republic Services, Inc., an industry leader in U.S. recycling and non-hazardous solid waste disposal, and as the lead director of NeueHealth, Inc., a healthcare company. Prior to his role with Kollective Auto Group, he was the CEO of Gold Coast Caribbean Importers, LLC from July 2009 until 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary, for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean. Mr. Kadre also serves as Chair of the Board of Trustees of the University of Miami.
Skills and Qualifications: Mr. Kadre brings significant chief executive and senior management expertise to our Board, along with financial, strategic, international, human capital management, and real estate experience. His service on other boards, including experience serving in chairman and lead independent director roles of other public companies, further enhances our Board’s capabilities in the areas of management oversight, corporate governance and board dynamics.
Other U.S. Public Company Board Memberships in Past Five Years:
Republic Services, Inc. (2014 to present)
NeueHealth, Inc. (formerly Bright Health Group, Inc.) (2021 to 2025)
Mednax, Inc. (2007 to 2022)

STEPHANIE C. LINNARTZ
Director since: 2018 Age: 58 Committees: Audit Leadership Development and Compensation
Ms. Linnartz served as the President, CEO and a member of the board of directors of Under Armour, Inc. (“Under Armour”), a leading sportswear company, from February 2023 through March 2024. From 2021 through February 2023, Ms. Linnartz served as the President of Marriott International, Inc. (“Marriott”), the world’s largest hospitality company with the travel industry’s largest customer-loyalty program, Marriott BonvoyTM, and some of the most iconic brands in travel, where she was responsible for developing and executing all aspects of the company’s global strategy. She served as Group President, Consumer Operations, Technology & Emerging Businesses for Marriott from 2020 to 2021, and as Marriott’s Executive Vice President and Global Chief Commercial Officer from 2013 to 2019. Ms. Linnartz joined Marriott as a financial analyst in 1997, and during her tenure held positions in operations, finance, revenue management, sales, distribution, development, and technology and digital over the years. Under her leadership, Marriott launched a new premium home rental offering and expanded its consumer offerings to include travel categories beyond hotels. Prior to joining Marriott, Ms. Linnartz worked for the Hilton Hotels Corporation.
Skills and Qualifications: Through her role at Under Armour, Ms. Linnartz brings additional retail and executive leadership experience to our Board. In her role at Marriott, Ms. Linnartz was responsible for providing strategic leadership for all aspects of Marriott’s global strategy, giving her experience across a range of business functions, including brand management, sales (including e-commerce), loyalty strategies, customer engagement, technology and innovation, data protection and cybersecurity, human capital management, real estate development, and sustainability. Her experience, along with her strong financial background, enhances the Board’s oversight of our interconnected retail strategy and the investments we are making for our customer experience, and the needs of a B2B business.
Other U.S. Public Company Board Memberships in Past Five Years:
Under Armour, Inc. (2023 to 2024)

The Home Depot 2026 Proxy Statement	23

PAULA A. SANTILLI
Director since: 2022 Age: 61 Committees: Nominating and Corporate Governance Finance
Ms. Santilli served as the CEO, Latin America Foods, for PepsiCo, Inc. (“PepsiCo”), a consumer products company, from January 2025 until December 2025. She will be retiring from PepsiCo in 2026. Prior to this role, Ms. Santilli served as CEO, Latin America, from 2019 to 2024. Previously she served in various leadership positions at PepsiCo Mexico Foods, serving as President from 2017 to 2019, COO from 2016 to 2017, and Vice President and General Manager from 2011 to 2016. Prior to joining PepsiCo Mexico Foods, she held a variety of roles, including leadership positions, with PepsiCo in Mexico and in the Latin America Southern Cone region comprising Argentina, Uruguay and Paraguay. Ms. Santilli joined PepsiCo in 2001 following PepsiCo’s acquisition of the Quaker Oats Company, where she held various roles of increasing responsibility from 1992 to 2001, including running the regional Quaker Foods and Gatorade businesses in Argentina, Chile and Uruguay.
Skills and Qualifications: Ms. Santilli brings extensive experience in oversight of general management, retail, e-commerce, finance, marketing, supply chain, technology and innovation, sustainability, and international operations, as well as expertise in the human capital management and compensation needs of a complex sales organization, from her time at PepsiCo. She also contributes to the general strategic management experience of the Board.
Other U.S. Public Company Board Memberships in Past Five Years:
None

CARYN SEIDMAN-BECKER
Director since: 2022 Age: 53 Committees: Leadership Development and Compensation Nominating and Corporate Governance
Ms. Seidman-Becker has served as the CEO of CLEAR, a secure identity platform operating in travel, healthcare, sports and entertainment, since she and a co-founder purchased and relaunched its predecessor, Alclear Holdings, LLC, in 2010. She also serves as the Chair of CLEAR’s board of directors. Prior to CLEAR, Ms. Seidman-Becker founded and served as the managing partner of Arience Capital, a value-oriented asset management firm with over $1 billion in assets, focused on investing in companies across a broad range of industries, including consumer, technology, aerospace and defense and turnarounds. Prior to Arience Capital, she served as managing director at Iridian Asset Management, an investment advisor firm, and assistant vice president at Arnhold and S. Bleichroeder, an investment bank. Ms. Seidman-Becker also serves on the board of directors of the Federal Reserve Bank of New York.
Skills and Qualifications: Ms. Seidman-Becker brings significant strategic management and B2B experience, operational insights, human capital management, and technology and innovation expertise from her role as Chair and CEO of CLEAR. She also contributes strong finance and financial management expertise from her leadership roles at asset management firms and her investment banking experience.
Other U.S. Public Company Board Memberships in Past Five Years:
CLEAR (2021 to present)
Lemonade, Inc. (2020 to 2022)

24	The Home Depot 2026 Proxy Statement

ASHA SHARMA
Director since: 2025 Age: 37 Committees: Audit Leadership Development and Compensation
Ms. Sharma has served as Executive Vice President and CEO, Microsoft Gaming, with Microsoft, a computer software provider, since February 2026. She previously served as President, CoreAI Product for Microsoft from September 2025 to February 2026. In this role, she oversaw the teams and technologies that power AI across Microsoft and its enterprise customers. She previously served as Corporate Vice President and Head of Product, AI Platform at Microsoft, from March 2024 to September 2025. Prior to joining Microsoft, Ms. Sharma was the Chief Operating Officer of Maplebear Inc. (doing business as Instacart), a leading provider of online grocery services, from 2021 through 2024, during which time she also oversaw execution of Instacart’s financial model. From 2017 through 2021, Ms. Sharma served in various roles at Facebook, Inc. (now Meta Platforms, Inc.), a global technology company, including Vice President of Product for multiple product groups responsible for building Messenger, Instagram Direct, Messenger Kids, Remote Presence (including calling and video), and company-wide platforms. She also served as COO of Porch Group, Inc. (“Porch Group”), a home services software provider, from 2015 to 2017, and as Chief Marketing Officer of Porch Group from 2013 to 2015.
Skills and Qualifications: Ms. Sharma brings extensive technology and innovation expertise, along with data protection, cybersecurity, B2B, and product development experience from her work at Microsoft. She contributes operational insights, and strategic management, e-Commerce, finance and supply chain experience from her roles as a COO at Instacart and Porch Group. Her marketing and communications experience from her role as Chief Marketing Officer at Porch Group further enhances the Board’s oversight of the continued execution and evolution of our interconnected strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
Coupang, Inc. (2024 to present)*
AppLovin Corporation (2021 to 2023)
Porch Group, Inc. (2015 to 2022)
*Ms. Sharma’s service on the board of directors of Coupang, Inc. aligns with our Corporate Governance Guidelines because she is not an executive officer of Microsoft.

WE RECOMMEND THAT YOU VOTE “FOR” THE ELECTION
OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

The Home Depot 2026 Proxy Statement	25

RATIFICATION OF THE APPOINTMENT OF KPMG LLP FOR FISCAL 2026
(ITEM 2 ON THE PROXY CARD)
The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm. The Audit Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules. Pursuant to these requirements, we began working with a new lead audit partner in Fiscal 2025, whose selection was approved by the Audit Committee.
The Audit Committee has appointed KPMG to serve as the Company’s independent registered public accounting firm for Fiscal 2026. KPMG (or a predecessor firm of KPMG) has served in that capacity for the Company since 1979. The Audit Committee and the Board believe that the continued retention of KPMG as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although we are not required to submit this matter to shareholders, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of KPMG. If shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment of KPMG is ratified by shareholders, the Audit Committee in its discretion may change the appointment at any time if it determines that such a change would be in the best interests of the Company.
One or more representatives of KPMG will be present at the Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from shareholders.
WE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF
KPMG LLP AS THE COMPANY’S INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2026.

26	The Home Depot 2026 Proxy Statement

AUDIT COMMITTEE REPORT
Each member of the Audit Committee is independent under SEC rules, the NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Brown is an “audit committee financial expert,” as such term is defined in SEC rules.
The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The Audit Committee has completed the following:
•Reviewed and discussed the fees billed to the Company by KPMG for audit, audit-related, tax and all other services provided during Fiscal 2025, which are set forth below under “Independent Registered Public Accounting Firm’s Fees,” and concluded that the provision of non-audit services is compatible with a determination of independence;
•Received from KPMG the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s independence, discussed with KPMG its independence, and concluded that KPMG is independent from the Company and its management;
•Reviewed and discussed the audited consolidated financial statements with the Company’s management and discussed with KPMG the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees; and
•After review and discussions with management and KPMG, recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s 2025 Form 10-K for filing with the SEC.
This report has been furnished by the current members of the Audit Committee:
•    J. Frank Brown, Chair
•    Ari Bousbib
•    Wayne M. Hewett
•    Manuel Kadre
•    Stephanie C. Linnartz
•    Asha Sharma

The Home Depot 2026 Proxy Statement	27

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

AUDIT AND OTHER FEES

The following table presents fees billed or expected to be billed for services rendered by KPMG during Fiscal 2025 and Fiscal 2024 (amounts in thousands):

	Fiscal 2025	Fiscal 2024
Audit Fees	$8,756	$8,688
Audit-Related Fees	$420	$270
Tax Fees	$—	$—
All Other Fees	$—	$—
Total Fees	$9,176	$8,958

Audit fees consist of fees for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, the annual audit of the Company’s internal control over financial reporting, the quarterly reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q, services related to other regulatory filings made with the SEC, comfort letters, and statutory audits of certain subsidiaries.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements but are not reported in the prior paragraph. These fees are also related to the Company’s employee benefit plan audits.
PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit Committee or by the Chair of the Audit Committee. Prior to the engagement of our independent registered public accounting firm, our Audit Committee pre-approves the above-described services by category of service and maximum amount of fees per category. During the year, circumstances may arise when it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval or for services in excess of the originally pre-approved amount. In those instances, our Audit Committee requires that we obtain specific pre-approval for those services. If pre-approval is required between Audit Committee meetings, the Chair of the Audit Committee may pre-approve the services, provided that notice of such pre-approval is given to the other members of the Audit Committee and presented to the Audit Committee at its next regularly scheduled meeting. All services provided by KPMG in Fiscal 2025 and Fiscal 2024 were pre-approved in accordance with this policy.

28	The Home Depot 2026 Proxy Statement

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (ITEM 3 ON THE PROXY CARD)
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, the Company provides its shareholders with the opportunity each year to vote to approve, on an advisory basis, the compensation of our NEOs. The Company recommends that you vote “for” the approval of the compensation of our NEOs as described in this Proxy Statement, pursuant to the following resolution:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for the 2026 Annual Meeting of Shareholders.
As described in the Compensation Discussion and Analysis beginning on page 54 and our “Executive Compensation Report Card” on page 56, the Company’s compensation philosophy is to align executive pay with Company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.
Our executive compensation program links pay to performance and reflects best practices as follows:
✓    Approximately 91.3% of the Fiscal 2025 target compensation for our CEO and approximately 84.9% of the Fiscal 2025 target compensation for our NEOs serving at the end of Fiscal 2025 was variable and payable in large part based upon attainment of our pre-determined corporate performance objectives.
✓    For Fiscal 2025, approximately 73.8% of our CEO’s target compensation, and approximately 68.6% of the target compensation of our NEOs serving at the end of Fiscal 2025, was equity-based and granted in a mix of performance shares, performance-based restricted stock, and options.
✓    Our NEOs receive only limited perquisites, do not receive guaranteed salary increases, guaranteed bonuses, or tax reimbursements (also known as “gross-ups”), do not participate in supplemental executive retirement plans or defined benefit pension plans, and do not have change in control agreements.
✓    We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk taking, including a review and risk assessment of the elements of compensation by the LDC Committee on at least an annual basis, an executive compensation clawback policy, stock ownership and retention guidelines, and an anti-hedging and anti-pledging policy.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the LDC Committee or the Board. Because we value our shareholders’ views, however, the LDC Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As noted on page 61 in the Compensation Discussion and Analysis, the LDC Committee has considered the result of last year’s vote, in which approximately 94% of the shares voted were voted in support of the compensation of the Company’s NEOs. Your advisory vote serves as an additional tool to guide the LDC Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its shareholders and is consistent with our commitment to high standards of corporate governance.
This vote is not intended to express a view on any specific element of compensation, but rather on the overall NEO compensation program and philosophy as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth below under “Executive Compensation.” We encourage you to carefully review these disclosures and to indicate your support for the NEO compensation program.
WE RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR
NEOS AS PRESENTED IN THIS PROXY STATEMENT.

The Home Depot 2026 Proxy Statement	29

COMPANY PROPOSAL TO APPROVE ADOPTION OF AMENDMENT TO THE CHARTER TO ADD OFFICER EXCULPATION (ITEM 4 ON THE PROXY CARD)
Overview
We are asking shareholders to approve an amendment to our Charter to eliminate the monetary liability of certain officers in circumstances similar to, but more limited than, the protections that the Charter already affords to our Directors in accordance with Delaware law (the “Proposed Exculpation Amendment”). On February 26, 2026, on the recommendation of our NCG Committee, the Board approved, and determined to recommend that the shareholders approve, the Proposed Exculpation Amendment. The Board recommends that the Company’s shareholders approve the amendments to the Charter described in this Item 4 for the reasons that follow. The text of the Proposed Exculpation Amendment, which if approved, would be added to the end of the existing Article NINTH of our Charter, is marked in Appendix B.
Proposed Exculpation Amendment and Reasons for Its Adoption
Article NINTH of the Charter currently includes an exculpatory provision that eliminates the personal liability of directors for monetary damages for breaches of the fiduciary duty of care to the fullest extent permitted by the General Corporation Law of the State of Delaware (“DGCL”). Director exculpatory provisions are virtually universal among large public companies, and we believe that the provisions allow the Company to recruit and retain highly qualified persons to serve as directors. Effective August 1, 2022, the Delaware legislature amended the DGCL to permit Delaware corporations to extend similar, but more limited, exculpatory protections to certain officers, subject to the conditions and limitations under Section 102(b)(7) of the DGCL, as described below. A growing number of companies incorporated in Delaware have adopted these provisions since that time, including large peer companies.
The Board believes that it is advisable and in the best interests of the Company and its shareholders to extend exculpation protection to officers, thereby limiting the liability of certain officers to the extent permitted by the DGCL. Like the director role, the nature of the officer role requires decision-making on crucial matters, frequently in response to time-sensitive opportunities and challenges, which can create substantial risk of opportunistic lawsuits that seek to impose liability with the benefit of hindsight, regardless of merit. The Proposed Exculpation Amendment would enable officers to exercise good business judgment and act in good faith without the potential distractions posed by the risk of personal liability, while also mitigating litigation and other costs for the Company. As these provisions become widely adopted by Delaware corporations, the Proposed Exculpation Amendment also reduces the risk that individuals would be deterred from serving as Company officers due to exposure to the risks of such lawsuits.
The Board believes that the Proposed Exculpation Amendment strikes the appropriate balance between furthering our goal of attracting and retaining high-quality officers and avoiding the risk of unnecessary distractions as they carry out their functions, on the one hand, with promoting accountability, on the other. Consistent with the DGCL, the Proposed Exculpation Amendment would exculpate certain officers only in connection with direct claims, including class actions, brought by shareholders for breaches of the fiduciary duty of care. The Proposed Exculpation Amendment would not eliminate or limit liability with respect to claims involving breaches of the duty of loyalty to the Company or our shareholders; acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; transactions from which the officer derived an improper personal benefit; or liability of any officer in any action by or in the right of the Company. The Proposed Exculpation Amendment would also not eliminate or limit any breach of fiduciary duty in actions by or in the right of the Company, which are often referred to as “derivative actions”.
Additionally, in accordance with the DGCL, the Proposed Exculpation Amendment would only apply to certain officers, namely to a person who (during the course of conduct alleged to be wrongful) is deemed to have consented to service by delivery of process to the Company’s registered agent. Officers who are deemed to have consented to service by such process include: (i) the president, CEO, COO, CFO, chief legal officer, controller, treasurer, and chief accounting officer of the Company; (ii) officers identified in the Company’s public filings with the SEC because the person is or was one of the most highly compensated executive officers of the Company; and (iii) any other officer who has, by written agreement with the Company, consented to be served with process.

30	The Home Depot 2026 Proxy Statement

Taking into account the narrow class and type of claims for which only certain officers would be exculpated, and the benefits above that our Board believes the Proposed Exculpation Amendment would offer, our Board has declared the Proposed Exculpation Amendment to be advisable and determined that it is in the best interests of the Company and its shareholders, The Board recommends that shareholders approve and adopt the Proposed Exculpation Amendment.
Implementation of the Proposed Exculpation Amendment
If this Item 4 is approved, the Company intends to file a certificate of amendment to effect the amendment to Article NINTH with the Secretary of State of the State of Delaware, which will become effective at the time of filing.
This Item 4 is separate from, and is not conditioned on, the approval by our shareholders of Item 5. Your vote on Item 5 will not affect your vote on this Item 4. If both Item 4 and Item 5 are approved by shareholders, then the Company intends to file a single certificate of amendment that implements all of the amendments contemplated by both Item 4 and Item 5. If only one of these items is approved by shareholders, and the other item is not, then we will file a certificate of amendment that implements only the amendments to the current Charter that were duly approved by shareholders. After the certificate of amendment is filed with the Secretary of State of the State of Delaware, the Company intends to file a restated certificate of incorporation which will incorporate all amendments to our Charter to date.

The general description of the Proposed Exculpation Amendment set forth above is qualified in its entirety by reference to the text included above and in Article NINTH as shown in Appendix B indicated by bold and underlined text.
If adopted, the Proposed Exculpation Amendment would not eliminate the liability of officers for any act or omission occurring prior to the date on which it becomes effective. At any time prior to the effectiveness of the Proposed Exculpation Amendment, the Board may abandon the Proposed Exculpation Amendment without further action of the shareholders.
WE RECOMMEND THAT YOU VOTE “FOR” THE ADOPTION OF THIS PROPOSAL.

The Home Depot 2026 Proxy Statement	31

COMPANY PROPOSAL TO APPROVE IMPLEMENTATION OF MISCELLANEOUS AMENDMENTS TO THE CHARTER (ITEM 5 ON THE PROXY CARD)

Overview
We are asking shareholders to approve certain amendments to our Charter to remove a nomination notice provision addressed in our By-Laws and to make certain other technical amendments.
In connection with the Board’s regular review of the Company’s corporate governance documents and practices and the determination to recommend amending the Charter to adopt an officer exculpation provision, the Board approved, on the recommendation of the NCG Committee, certain amendments to our Charter as described further below.
The updates to our Charter remove provisions that we do not believe are meaningful. Accordingly, the Board recommends that the Company’s shareholders approve the amendments to the Charter described in this Item 5 for the reasons that follow. The text of the proposed amendments to our Charter is marked in Appendix C.
Proposed Miscellaneous Amendments and Reasons for Their Adoption
Nomination Notice Removal Amendment
Currently, both our Charter and our By-Laws contain provisions that impose notice requirements for the nomination of directors by shareholders. There is no federal or state law requirement to include any such provision in the Charter, and it is customary and nearly uniform practice among public companies to include so-called “advance notice” provisions in their bylaws. We propose to remove the director nomination notice provision from our Charter to conform with longstanding and common market practice, to eliminate any potential for confusion for our shareholders and to enhance governance best practices. As a result of such removal, the entirety of the “advance notice” provisions would be contained solely in our By-Laws.
Our By-Laws include well-established “advance notice” provisions detailing the procedures pursuant to which our shareholders may properly nominate directors at shareholder meetings. These procedures are designed to facilitate a fair process and ensure that both the Company and its shareholders receive adequate time and information to review and make an informed decision about any such nomination prior to a scheduled meeting. Our Charter also includes a notice provision in Article SIXTH, Section 3.
Specifically, the Charter states that we must receive a shareholder’s request to nominate a director to our Board not less than 30 days prior to the date fixed for the applicable shareholders’ meeting. Our By-Laws seek to build on this provision and state, among other things, that a shareholder’s director nomination notice generally must be received by us not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, a period which aligns with widely accepted market practice and has been broadly accepted by shareholders for many years. Given the clear timelines provided in the By-Laws, the nomination notice contained in the Charter is unnecessary. In addition, the SEC’s universal proxy rules require that shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees provide a director nomination notice to the Company at least 60 days prior to the first anniversary of the preceding year’s annual meeting, further rendering the Charter provision unnecessary. Accordingly, we do not believe that removing the Charter provision will diminish our shareholders’ rights to nominate directors, and our By-Laws will continue to outline the important and detailed rights of our shareholders to submit director nominations.
Our Board regularly reviews our By-Laws, including director nomination procedures, and makes updates to reflect current best practices in corporate governance while preserving shareholder rights, as we did most recently in November 2025. Having notice provisions contained only in our By-Laws is consistent with the practice of most public companies and provides clarity to our shareholders with respect to the nomination process.
The Board has determined that it is advisable and in the best interests of the Company and its shareholders to remove the director nomination notice provision from our Charter. If adopted, this proposal would amend

32	The Home Depot 2026 Proxy Statement

Article SIXTH, Section 3 to remove the nomination notice requirement from the Charter as marked in Appendix C.
Other Technical Amendments
The Board is also taking the opportunity afforded by proposing this Item 5 to propose additional ministerial amendments to our Charter for shareholder approval. The Board has determined that implementing the following technical amendments is advisable and in the best interests of the Company and its shareholders. The Board believes it is appropriate to make these proposed amendments because they remove outdated provisions that have been superseded or are no longer applicable. If adopted, the proposal would amend Article SIXTH, Section 2 of our Charter to remove an outdated provision describing the terms of directors expiring in 2001, which related to the Company’s earlier declassification of the Board, as well as references to January 1, 1984, which date is irrelevant to powers granted to the Board under Delaware law.
The proposed minor technical amendments described above have no effect on the rights of shareholders. These amendments merely remove provisions that have been superseded or are no longer applicable.
Implementation of the Proposed Miscellaneous Amendments
If this Item 5 is approved, the Company intends to file a certificate of amendment to effect the amendments to Article SIXTH with the Secretary of State of the State of Delaware, which will become effective at the time of filing. This Item 5 is separate from, and is not conditioned on, the approval by our shareholders of Item 4. Your vote on Item 4 will not affect your vote on this Item 5. If both Item 4 and Item 5 are approved by shareholders, then the Company intends to file a single certificate of amendment that implements all of the amendments contemplated by both Item 4 and Item 5. If only one of these items is approved by shareholders, and the other item is not, then we will file a certificate of amendment that implements only the amendments to the current Charter that were duly approved by shareholders. After the certificate of amendment is filed with the Secretary of State of the State of Delaware, the Company intends to file a restated certificate of incorporation which will incorporate all amendments to our Charter to date.
The description of the proposed amendments to our Charter is qualified in its entirety by reference to the text of the proposed amendments to Article SIXTH, attached to this proxy statement as Appendix C, with deleted text shown in ~~strikethrough~~ and added or moved text shown as bolded and underlined.
At any time prior to the effectiveness of the proposed amendments to Article SIXTH, the Board may abandon the proposed amendments to Article SIXTH without further action of the shareholders.
WE RECOMMEND THAT YOU VOTE “FOR” THE ADOPTION OF THIS PROPOSAL.

The Home Depot 2026 Proxy Statement	33

SHAREHOLDER PROPOSAL REGARDING EVALUATION OF RECYCLING-RELATED PLASTICS TARGETS (ITEM 6 ON THE PROXY CARD)
National Legal and Policy Center, located at 107 Park Washington Court, Falls Church, Virginia 22046, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Report on Objective Evaluation of Recycling-Related Plastics Targets
Whereas: The Home Depot Inc. (“Home Depot” or “Company”) has announced initiatives that prioritize recycled or “recyclable” materials for private-brand products and supplier-delivered goods. The Company states that by the end of 2028 it requires suppliers to reduce or convert 200 million pounds of plastic used in products and packaging to recycled or alternative materials.1 2
Unrealistic schemes like Home Depot’s are driven by an alleged “plastics pollution crisis.”3 Yet objective evidence shows that plastic packaging in many ways offers net environmental and economic benefits,4 including lighter weight, durability, lower transportation costs, and reduced emissions compared to alternatives.5
Critics contend that to the degree there’s a problem, that it's not plastic production, but inadequate waste management systems, particularly in developing economies.6 Advocates for a “circular economy” rely on biased reports such as Breaking the Plastic Wave7 and Plastics: The Costs to Society, the Environment, and the Economy,8 which emphasize environmental “costs” while mostly ignoring the benefits of plastics and the trade-offs of substitutes.
Shareholders are entitled to understand whether forcing recycled or recyclable substitutes into the supply chain is justified when virgin plastics may remain the most practical and cost-effective option. The Company states that “compared to virgin plastics which are manufactured to be abundant and consistent, recycled plastics are more difficult to source, less physically consistent and often more expensive.”9 Home Depot has not presented a comprehensive analysis that weighs supply, performance, quality, safety, logistics, and cost trade-offs of these targets specifically against continuing the use of virgin plastics where appropriate.
Materiality: Home Depot reported $159.5 billion in sales and $14.8 billion in net earnings for fiscal 2024.10 11 Given the scale of private-brand and vendor-delivered products and packaging governed by Home Depot’s standards, policies and targets can reasonably affect more than 5% of the Company’s economics.12 This policy is a corporate-level function rather than a “ordinary business” activity left to suppliers.13 Packaging material sourcing and product specifications are governed by Home Depot. Accordingly, shareholders have a legitimate interest in an objective evaluation of these targets versus the continued use of virgin plastics where warranted.

1 https://ecoactions.homedepot.com/blog/plastic-reduction-2025/
2 https://ecoactions.homedepot.com/blog/product-goals-packaging/
3 https://www.unep.org/interactives/beat-plastic-pollution/
4 https://www.bizpacreview.com/2021/11/15/hold-for-michele-the-great-pacific-garbage-patch-twice-the-size-of-texas-is-fake-1162875/
5 https://plastics.americanchemistry.com/Iife-cycle-impacts-of-plastic-packaging-compared-to-aIternatives
6 https://www.science.org/doi/10.1126/science.1260352
7 https://www.pewtrusts.org/en/research-and-analysis/reports/2020/07/breaking-the-plastic-wave
8 https://wwfint.awsassets.panda.org/downloads/plastics_the_costs_to_society_the_environment_and_the_economy.pdf
9 https://ecoactions.homedepot.com/blog/3m-commitment-to-reducing-plastics/
10 https://ir.homedepot.com//media/Files/H/HomeDepot-l R/press-release/q4-2024-earning-release.pdf
11 https://ir.homedepot.com//media/Files/H/HomeDepot-I R/2025/HD_2024_AR_IRsite_v2.pdf
12 https://www.sec.gov/about/sharehoIder-proposals-staff-legal-buIletin-no-14m-cf
13 https://corporate.homedepot.com/sites/default/files/2022-08/THD_0095_2022ResponsibleSourcing SupplierManual-ENG.pdf

34	The Home Depot 2026 Proxy Statement

Supporting Statement: An objective evaluation might:
1.Comprehensively analyze the environmental impact of plastics versus alternatives, including lifecycle emissions, energy usage, and recyclability;
2.Assess the economic costs of replacing virgin plastics with recycled content inputs, and the implications for Home Depot’s profitability and therefore shareholders;
3.Examine whether corporate policy targets the true pollution culprit — poor waste management — rather than misrepresenting plastics’ positives and negatives.
Resolved: Shareholders request that the Board of Directors commission and publish, by March 31, 2027, at reasonable cost and omitting proprietary information, a report evaluating Home Depot’s recycling-related plastics targets. Ideally the report would present a science-based and economically rigorous analysis comparing these targets to retaining the use of virgin plastics where they remain the most practical, safe, and cost-effective solution.

The Home Depot 2026 Proxy Statement	35

RESPONSE TO PROPOSAL REGARDING EVALUATION OF RECYCLING-RELATED PLASTICS TARGETS
The Board recommends that you vote against this shareholder proposal. The Home Depot has an established, comprehensive, risk-based, and balanced approach to addressing plastics in our packaging and products, rendering the requested report superfluous. Therefore, we believe that the requested assessment and reporting are unnecessary and not in the best interests of the Company or our shareholders.
Our sustainability priorities build on the culture and values on which the Company was founded and have long been embedded into our business strategy and activities through our Company-wide risk management framework and subject to Board and management-level oversight. These priorities include circularity, which has been a sustainability pillar for The Home Depot since 2019.
Consistent with our core values of Excellent Customer Service and Entrepreneurial Spirit, our focus has been to improve the customer experience and enhance innovation, including through product and packaging options. Along with our suppliers and vendors, the Company focuses on capabilities to eliminate excess materials or materials that are not readily reusable or recyclable; to utilize recycled content, where possible, without compromising product efficacy or safety; and to promote minimization of environmental impact in manufacturing and consumer use. From 2017 through 2024, our private-brand packaging innovations allowed us to redesign more than 1,320 packaging SKUs, or tens of millions of packaging units, to reduce size and materials. In doing so, we improved the customer experience with less packaging waste and reduced our shipping costs with right-sized packaging.
In addition, we consistently look for ways to prevent products and packaging from becoming waste through the product lifecycle. Our efforts include separating and collecting raw materials from waste streams and working with our suppliers to turn them into new products, repairing items in our stores to extend product life and avoid the need for manufactured replacements, and reusing items such as tools and equipment through our rental program to keep materials from going into landfills.
Beyond products and packaging, we also look for opportunities within our own operations to implement strategies to reduce, reuse, and recycle to minimize environmental impact. Details of these activities can be found in our Living Our Values Report at ir.homedepot.com/sustainability.
Given the Company’s balanced and comprehensive approach to addressing plastics in our products and packaging, as well as disclosures relating to these matters, the Board believes that the actions requested by the proponent are unnecessary and would require additional costs without adding to our ongoing efforts in this area or to our current disclosures.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

36	The Home Depot 2026 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING REPORT ON PACKAGING POLICIES FOR PLASTICS (ITEM 7 ON THE PROXY CARD)
As You Sow Foundation Fund, located at 11461 San Pablo Avenue, Suite 400, El Cerrito, California 94530, has been the beneficial owner of at least $15,000 in shares of the Company’s common stock for at least two years prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting as lead proponent, along with a co-proponent. We will provide the name, address, and amount of shares held by the co-proponent to shareholders promptly upon oral or written request. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponents in accordance with SEC rules.
WHEREAS: Without immediate and sustained new commitments to make packaging recyclable, reusable, or compostable, and reduce overall plastic use, annual flows of plastics into oceans could nearly triple by 2040.1 The authoritative study Breaking the Plastic Wave, by Pew Charitable Trusts (“Pew Report”), concludes that if all current industry and government commitments were met, ocean plastic deposition would be reduced by only 7%.2
Improved recycling must be coupled with reductions in use, materials redesign, and substitution. The Pew Report concludes that plastic demand should be reduced by at least one-third to cut ocean plastic pollution 80% by 2040, and that reducing plastic production is the most attractive solution from environmental, economic, and social perspectives. Many governments and major brands have committed to significant cuts in the use of virgin and single-use plastics.3
The growing plastic pollution crisis poses increasing risk to Home Depot. Corporations could face an annual financial risk of approximately $100 billion should governments require them to cover the waste management costs of the packaging they produce, a policy that is increasingly being enacted around the globe.4
While Home Depot has taken initial steps to partner with suppliers to target the reduction of 200 million pounds of virgin plastic by 2028, or convert them to recycled or alternative materials, it has not disclosed its total plastic footprint, leaving investors unsure about the impact of its commitment.5
Competitors Walmart and Target have adopted goals to make their private brand plastic packaging recyclable, reusable, or compostable by 2025, and Lowe’s has agreed to do the same by 2030. Home Depot is also notably absent from participation in the largest pre-competitive corporate initiative to address plastic pollution, the New Plastics Economy Global Commitment.
Reducing the Company’s overall plastic packaging and making all packaging recyclable are necessary steps to combat the plastic pollution crisis. Our Company is overdue to take action on this important issue.
RESOLVED: Shareholders request the Board issue a report, at reasonable expense and excluding proprietary information, describing how the Company could match its peers by committing to make all its packaging curbside recyclable, reusable, or compostable.
SUPPORTING STATEMENT: The report should, at Board discretion:
•Quantify the weight of total plastic packaging used by the Company;
•Set a time-bound goal to make all its packaging curbside recyclable, reusable, or compostable; and
•Describe planned reduction strategies or goals, materials redesign, transition to reusables, substitution, or reductions in Company use of plastic packaging.
1 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf, p.4
2 https://www.pewtrusts.org/-/media/assets/2020/07/breakingtheplasticwave_report.pdf, p.13
3 https://gc-data.emf.org/; https://www.asyousow.org/press-releases/2021/10/6/walmart-commits-plastic-reduction-goal;
4 https://www.weforum.org/agenda/2020/10/canada-bans-single-use-plastics;
https://www.packworld.com/news/sustainability/article/22419036/four-states-enact-packaging-epr-laws;
https://environment.ec.europa.eu/topics/plastics/single-use-plastics_en
5 https://ecoactions.homedepot.com/blog/plastic-reduction-earth-day-
2024/#:~:text=By%20the%20end%20of%202028,to%20recycled%20or%20alternative%20materials

The Home Depot 2026 Proxy Statement	37

RESPONSE TO SHAREHOLDER PROPOSAL REGARDING REPORT ON PACKAGING POLICIES FOR PLASTICS
The Board recommends that you vote against this shareholder proposal. Given The Home Depot’s existing work to reduce our environmental impact, including our focus on circularity and the reduction of hard-to-recycle products, including plastics, as well as our existing goals related to plastic reduction, we believe that the requested report is unnecessary and would require additional costs without adding meaningfully to our ongoing efforts in this area or to our current disclosures.
Our sustainability priorities build on the culture and values on which the Company was founded and have long been embedded into our business strategy and activities through our Company-wide risk management framework and robust Board and management-level oversight. These priorities include circularity, which has been a sustainability pillar for The Home Depot since 2019.
We have a comprehensive and risk-based approach to addressing hard-to-recycle materials and have established capabilities to support the reduction, reuse, and recycling of plastics. While peer approaches may vary, our strategy is tailored to our specific product mix and we believe it drives meaningful results. For example, in Fiscal 2023, we achieved our goal to exclude expanded polystyrene (EPS) foam and polyvinyl chloride (PVC) film from our new private-brand packaging. By achieving this goal, The Home Depot established itself as a leader among the retail industry, having meaningfully reduced our environmental impact by eliminating these hard-to-recycle materials from our private-brand packaging. In doing so, we also improved customers’ experience with less packaging waste and reduced shipping costs with right-sized packages. Moving forward, we plan to continue to partner with our suppliers to keep these materials out of future private-brand packaging.
We encourage supplier innovation in product and packaging design, material selection, and manufacturing in order to offer products and packaging, where possible without impacting product efficacy and safety, with a lower environmental impact and a focus on plastics reduction, reuse and longevity. These initiatives are aimed at helping us achieve our goal of reducing or converting 200 million pounds of virgin plastic used in products and packaging to more sustainable, recycled, or alternative materials by the end of Fiscal 2028, with a start year of Fiscal 2020.
Several jurisdictions have recently passed extended producer responsibility (EPR) laws aimed at promoting sustainable practices by encouraging producers to design products and packaging with recyclability and environmental impact in mind. We believe our longstanding commitment to sustainable packaging positions us well to comply with these data collection and reporting requirements, as well as managing the end-of-life processing. Beyond compliance, the Company remains focused on providing packaging solutions designed to foster a circular economy by helping to reduce waste and conserve resources.
We have also embedded circularity and recycling practices into our own store and distribution operations. Between our market delivery operations and reverse logistic centers, we recycle hard plastics, shrink wrap, and EPS packaging, along with other materials. In Fiscal 2024, The Home Depot recycled roughly 21.2 million pounds of plastic (low density polyethylene).
We discuss all of these goals and initiatives, as well as various other efforts to reduce our environmental impact, in our public disclosures, including our annual voluntary sustainability reports, which are available on our Investor Relations website at https://ir.homedepot.com/sustainability.
With the continued evolution of policies and innovation around sustainable packaging materials and expansion of recycling infrastructure, the Company looks for opportunities where we have the ability to drive sustainable solutions that enhance the customer experience. This is why we have a goal that all private-brand fiber packaging for new SKUs in our U.S. and Canada stores and online will be compostable, recyclable, or made with recycled content beginning in Fiscal 2027. The Company is focused on driving meaningful and relevant change where possible. We partner with suppliers to encourage meeting customers’ expectations for quality packaging with a lower environmental impact.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

38	The Home Depot 2026 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING REPORT ON CUSTOMER DATA PRIVACY RISKS (ITEM 8 ON THE PROXY CARD)
Neil Fisher and Meryl Loonin, represented by Zevin Asset Management, located at 2 Oliver Street, Suite 806, Boston, Massachusetts 02109, have been the beneficial owners of at least $25,000 in shares of the Company’s common stock for at least one year prior to submission of this proposal and have notified the Company of their intention to present the following proposal at the Meeting as lead proponents along with other co-proponents. We will provide the names, addresses, and amounts of shares held by the co-proponents to shareholders promptly upon oral or written request. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponents in accordance with SEC rules.
RESOLVED: Shareholders of The Home Depot Inc. (“Home Depot” or the “Company”) request the Board of Directors issue a report, at reasonable cost and omitting confidential, privileged, and proprietary information, assessing risks to customers’ data privacy rights arising from the Company’s sharing of sensitive customer data with third parties, and describing any strategies beyond legal compliance the Company may deploy to mitigate those risks.
Home Depot collects sensitive customer data, including gender, race, ethnicity, biometric, and precise geolocation, and states it may share this information with “law enforcement, public, and government authorities”.
The Company also deploys Automated License Plate Reader cameras in its parking lots, provided by vendor Flock Safety, and notes it “will maintain and periodically check our ALPR System access records.”i Flock Safety’s nationwide network aggregates data from all connected cameras and is accessible to federal authorities.ii
Such practices may expose the Company to financial and legal risks, including potential data breaches and enforcement of evolving state privacy lawsiii such as the California Consumer Privacy Activ. The Company already faces reputational risks stemming from frequent immigration enforcement raids occurring near its stores and heightened public concerns regarding data privacy.v
Home Depot’s dependence on vendor-managed and provided surveillance networks and audit reports, without independent verification, may create governance gaps that fail to detect risks of data misuse that extend beyond the Company’s original intentvi,vii,viii and hinder detection of unauthorized access or misuse.ix,x
Home Depot has faced privacy-related regulatory and legal actions, including a 2023 finding by Canada’s Privacy Commissioner that it shared e-receipt data with Meta without valid consentxi, and a class action in Illinois alleging violations of the Biometric Information Privacy Act for using facial recognition at self-checkout kiosks.xii
i https://www.homedepot.com/privacy/privacy-and-security-statement#ALPR
ii https://www.reuters.com/world/democratic-led-states-are-inadvertently-sharing-drivers-data-with-ice-officials-2025-11-12/
iii https://iapp.org/resources/article/us-state-privacy-legislation-tracker/
iv https://oag.ca.gov/privacy/ccpa
v Home Depot Needs to Address ICE Raids - Bloomberg
vi https://centralcurrent.org/federal-immigration-agents-accessed-syracuse-drivers-through-secret-flock-safety-deal/
vii https://www.vpm.org/news/2025-10-09/flock-safety-cameras-alprs-federal-immigration-enforcement-lehmann-kochis
viii https://www.ftc.gov/news-events/news/press-releases/2023/12/rite-aid-banned-using-ai-facial-recognition-after-ftc-says-retailer-deployed-technology-without
ix https://www.muckrock.com/foi/danville-7714-foia-request-alpr-audit-186112/?ref=404media.co
x https://www.404media.co/ice-taps-into-nationwide-ai-enabled-camera-network-data-shows/
xi https://www.priv.gc.ca/en/opc-actions-and-decisions/investigations/investigations-into-businesses/2023/pipeda-2023-001/
xii https://www.retailcustomerexperience.com/news/chicago-man-sues-home-depot-over-facial-recognition-at-self-checkout/

The Home Depot 2026 Proxy Statement	39

Flock Safety faces mounting scrutiny for its weak cybersecurity and privacy safeguards, including authentication, cryptographic, and system design weaknesses.xiii Lawmakers also have called for a federal investigation of Flock Safety’s weak security protections, leaving license plate data vulnerable.xiv
At the board’s discretion, the requested report may include:
1.Evaluation of legal, financial, and reputational risks associated with data-sharing by third-party surveillance vendors.
2.Assessment of privacy and civil rights risks, including discrimination or wrongful detention from misuse of customer data, and Company processes for risk monitoring and mitigation.
3.Disclosure of policies and strategies the Company uses to mitigate identified risks, which may include:
a.Adopting opt-in consent for non-essential data sharing with government authorities
b.Establishing independent third-party audits to verify vendor compliance and detect misuse
c.Implementing stronger oversight of third-party vendors operating surveillance infrastructure on Company property
xiii https://zenodo.org/records/17529424
xiv https://krishnamoorthi.house.gov/media/press-releases/congressman-krishnamoorthi-senator-wyden-urge-ftc-investigate-surveillance

40	The Home Depot 2026 Proxy Statement

RESPONSE TO PROPOSAL REGARDING REPORT ON CUSTOMER DATA PRIVACY RISKS
The Board recommends that you vote against this shareholder proposal. The Home Depot values and respects the privacy and security of its customers’, associates’ and visitors’ personal information. As described below, because the Company has addressed the concerns outlined in the proposal in an appropriate and sufficient manner through existing Board and management oversight, transparent policies, and specific technical safeguards, the Board believes the requested report is unnecessary.
The Home Depot operates a third-party risk management (“TPRM”) program to identify, assess and manage cybersecurity and technology risks from third-party vendors. This program is governed by an overarching Third-Party Security Risk Management Policy, as well as a broader set of Cyber Governance, Risk and Compliance policies that are refreshed annually. As part of the TPRM program, prior to onboarding, relevant third-party vendors are assessed for inherent risk based on data sensitivity, system access and other factors. Many of these third-party vendors also undergo a detailed control assessment to evaluate their security, compliance, and business continuity controls. Once third-party vendors are onboarded, they are subject to ongoing monitoring through a technology platform that aggregates external signals such as breach notifications, security hygiene issues, dark web exposures, and fourth-party risks.
In addition, The Home Depot has a Product Solutions Review Board and a vendor security assessment process, pursuant to which certain third-party vendors must undergo Privacy Impact Assessments (“PIAs”) to evaluate the collection, storage, processing, or sharing of personal information. Our PIA process was designed to be compliant with both industry standards and state privacy laws, and we review and update this process regularly to ensure it remains fit for purpose. In response to risks or issues identified in a PIA or the contracting process, the Company’s Privacy team advises business partners on operational and legal compliance considerations. Certain activities, such as those involving the collection, storage, processing, or sharing of sensitive personal information, undergo an additional layer of review by our Privacy and Data Governance Committee (“PDGC”). The PDGC provides leadership and oversight of our privacy and data governance programs. It is chaired by our Chief Privacy Officer and composed of a cross-functional group across approximately 20 departments. The PDGC is one of three management-level committees that support our cybersecurity, privacy and data governance efforts. They are led by our Data Security and Privacy Governance (“DSPG”) Committee, which provides management-level governance over cybersecurity matters, including discussion of cybersecurity and privacy priorities, emerging risks, awareness and training programs, risk mitigation efforts, and regulatory compliance. The DSPG Committee is chaired by our Vice President – Internal Audit and Corporate Compliance and is composed of a cross-functional team of senior leaders, including our CEO. The DSPG Committee generally meets quarterly and is supported by our Security and Technology Risk Leadership Committee and the PDGC. The activities of the DSPG Committee are reported to the Board or the Audit Committee by the Chair of the committee, as appropriate.
In the Company’s next Living Our Values Report, we plan to supplement the disclosure regarding our cybersecurity, privacy and data governance efforts, including our TPRM program, to provide additional information regarding these important oversight frameworks and the criteria considered by the Company when evaluating use of third-party vendors.
The Company’s use of Automated License Plate Recognition (“ALPR”) technology, which captures still images of vehicles, including license plates, has been reviewed through both the Company’s TPRM and privacy review process, including by the Company’s PDGC. This review was designed to ensure compliance with law, as well as alignment with the Company’s longstanding core values. The Company uses ALPR technology to protect the safety of customers and associates and to detect and prevent organized retail crime, and the Company has seen significant benefits associated with these purposes since its initial deployment. We require ALPR technology deployed by the Company to comply with internal policies and procedures that restrict its use to authorized purposes by authorized parties. Pursuant to these policies and procedures, the Company may permit law enforcement agencies to access the still images captured by ALPR technology for authorized purposes only, which include protecting the safety and security of our customers and associates. Since the inception of its use of ALPR technology, the Company has not authorized any law enforcement agency other than local and state law enforcement agencies to access this data. Any sharing of this data by an authorized agency with parties who are not authorized agency users would violate the terms and conditions by which their use had previously been authorized and subject such agency’s access to the Company’s ALPR data to suspension or termination at the Company’s discretion. The Company has

The Home Depot 2026 Proxy Statement	41

implemented policies pursuant to which adherence to these requirements is regularly reviewed by the relevant Home Depot teams.
Given our robust internal governance of TPRM and plans to supplement our existing disclosure related to our cybersecurity, privacy and data governance efforts, the report requested by the proposal is unnecessary and would not provide additional value to shareholders.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

42	The Home Depot 2026 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIR (ITEM 9 ON THE PROXY CARD)
Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of his proposal and has notified the Company of his intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Proposal 9 – Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary including the Corporate Governance Guidelines in order that 2 separate people hold the office of the Chairman and the office of the CEO as soon as possible.
The Chairman of the Board shall be an Independent Director. An independent Lead Director shall not be a substitute for an independent Board Chairman.
The Board shall have the discretion to select an interim Chairman of the Board, who is not an Independent Director, to serve while the Board is required to seek an Independent Chairman of the Board on an accelerated basis. This policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition although it is better to adopt it now to obtain the maximum benefit.
An independent Board Chairman at all times improves corporate governance by bringing impartiality, objective oversight, and external expertise to board decisions, mitigating conflicts of interest, enhancing transparency, and boosting shareholder confidence.
This detached perspective allows the chairman to focus on shareholder interests, strengthen management accountability, and provide critical checks and balances, ultimately contributing to long-term sustainability and credibility.
An independent Board Chairman could help Home Depot deal with its poor stock price performance. HD sock [sic] was at $420 in 2021 and only at $340 in late 2025 despite a robust stock market.
An independent Board Chairman could also help HD deal with headwinds like those that emerged in 2025:
HD reported adjusted earnings per share (EPS) of $3.74 for Q3, missing analyst expectations of $3.84. This was the third consecutive quarter that Home Depot missed its profit expectations.
HD significantly lowered its fiscal 2025 outlook. It now expects adjusted EPS to decline by approximately 5% for the full year, a steeper drop than its previous forecast of a 2% decline.
HD revised its full-year comparable sales growth expectation from a 1% increase to being “slightly positive.” In Q3, comparable sales increased by only 0.2%, falling short of Wall Street estimates.
The number of customer transactions fell by 1.4% in the third quarter, indicating a slowdown in consumer engagement.
Following a disappointing earnings report, Home Depot’s stock fell, trading near its 52-week low and prompting several financial analysts to downgrade their ratings or lower price targets.
Management cited ongoing consumer uncertainty, elevated mortgage rates, and a weak U.S. housing market as primary reasons for the slowdown. High interest rates are causing consumers to delay or scale back large, discretionary remodeling projects, such as kitchen or bathroom renovations, which often require debt financing.
Please vote yes:
Independent Board Chairman – Proposal 9

The Home Depot 2026 Proxy Statement	43

RESPONSE TO PROPOSAL REGARDING INDEPENDENT BOARD CHAIR
The Board recommends that you vote against this shareholder proposal. Company shareholders have repeatedly rejected similar proposals, most recently in 2025, when 73% of votes were cast against the proposal. Our Board believes it is important to maintain the flexibility to meet the needs of the Company and its shareholders rather than being restricted to a specific leadership structure. On at least an annual basis, our Board assesses its leadership structure, including the appointment of the Board Chair. The stability and consistency in the leadership provided by one person serving as Chair and CEO, together with our independent Lead Director, our independent Board committees, and our other robust corporate governance practices have provided an effective Board leadership structure for our Company at many times throughout our history.
Since 1998, the Company has had a Lead Director, an independent director elected annually by the independent members of the Board. The robust responsibilities of the Lead Director role are set forth in our Corporate Governance Guidelines. Gregory D. Brenneman currently serves as our Lead Director and has served on the Board through multiple business cycles and with a number of different management teams, which provides him with a deep level of understanding of our business that enhances his independence from management and his ability to provide strong oversight. The NCG Committee undertakes a rigorous analysis of each director’s independence, which is reviewed by the Board, on at least an annual basis. We believe our Lead Director and other independent directors, together with our independent Board committees, have provided strong independent and effective oversight of management. Our performance since 1998 has demonstrated the effectiveness of this leadership structure. In Fiscal 2025, our Board met 12 times, and these meetings included robust engagement by our independent directors with internal and external experts regarding the wide range of issues impacting our business.
Our Board recognizes that circumstances may change such that a different structure could be warranted to support the Company’s needs. At different points in the Company’s history, the Board has recognized the importance of the departing CEO remaining as the Chair of the Board for a period of time to assist with a smooth succession process and leadership transition for the incoming CEO. In our two most recent CEO transitions, the independent members of our Board determined that it was in the best interests of the Company for the former CEO to remain on the Board as Chair following his successor’s appointment as CEO to support the leadership transition. When the prior CEO retired from the Chair role, the independent members of the Board again carefully assessed the Board’s leadership structure to determine what best supported the Company and decided to return to a combined Chair and CEO structure. In his role as Chair, Mr. Decker serves as a conduit between the Board and the operating organization to promote communication and provide consistent leadership on the Company’s key strategic objectives. Utilizing this leadership structure, the Board, with Mr. Decker as Chair, has effectively overseen our transformational journey to deliver a best-in-class interconnected experience for our customers and to win with Pros, even as we have navigated continued macroeconomic uncertainties and other macroeconomic factors, including a persisting high interest rate environment, that continue to pressure broader home improvement demand.
We believe that our Board is best situated to determine which director should serve as Chair. While having a separate CEO and Chair has supported a smooth management transition and ensured strong leadership at other times in the Company’s history, our independent directors have determined that having a combined Chair and CEO, a strong independent Lead Director, and Board committees composed entirely of independent directors provides a successful Board leadership structure for the Company at this time. We believe that the Board should retain the flexibility to decide the most effective leadership structure given the needs of the Company and its shareholders at any given time.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

44	The Home Depot 2026 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING BIODIVERSITY IMPACT AND DEPENDENCY ASSESSMENT (ITEM 10 ON THE PROXY CARD)
Domini Impact Equity Fund, located at 180 Maiden Lane, Suite 1302, New York, New York 10038, has been the beneficial owner of at least $25,000 in shares of the Company’s common stock for at least one year prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting as lead proponent along with one co-proponent. We will provide the name, address, and amount of shares held by the co-proponent to shareholders promptly upon oral or written request. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponents in accordance with SEC rules.
RESOLVED: Shareholders request that Home Depot conduct and publicly disclose a biodiversity impact and dependency assessment, identifying the most significant nature risks and impacts in the value chain and product segments, to inform its strategy to manage nature-related risks, impacts, and dependencies.
WHEREAS: Nature and biodiversity are systemically important to climate stabilization, public health, human rights, and thriving economies. Regulators, central banks, and investors increasingly recognize the materiality of nature and biodiversity risks,1 with 730 companies adopting the Taskforce on Nature-Related Financial Disclosures (TNFD) recommendations and the International Sustainability Standards Board beginning the standard-setting process for nature-related disclosures.2 However, while evidence of the financial effects of nature-related risks for businesses and the economy is extensive,3 Home Depot has not conducted an assessment of where its business is exposed to nature-related risks, impacts, and dependencies.
Conducting such an assessment is essential to responsibly managing nature-related issues, preparing for regulation, reducing legal exposure, and managing supply chain risk or disruptions. Retailers that continue to sell products with emerging regulatory risks may face reputational harm and potential liability.
Home Depot is exposed to nature risk in multiple product categories, yet its business is also dependent on natural resources. For example, Home Depot sources timber from the Canadian Boreal forest, but proportionally more wildfires occurred in Canada’s forests where logging took place.4 Logging also increases vulnerability to pests, flooding, climate disruption, and decreased resilience – all factors that can disrupt availability of raw materials.5
Other product categories are also problematic for nature and public health.
•Pesticides: Home Depot sells harmful insecticides6 and glyphosate, a chemical facing restrictions in multiple jurisdictions and linked to extensive litigation. Bayer, the manufacturer of glyphosate-based herbicides has incurred over $17 billion in settlements and judgments.7
•PFAS (“forever chemicals”): Home Depot sells pots and pans,8 and other products like sealants, containing PFAS, yet it has no comprehensive disclosure or phase out plans. There is U.S. regulation of PFAS in drinking water,9 reporting requirements,10 and many states have passed PFAS bans.11
•PVC (polyvinyl chloride): used in flooring, piping, and other Home Depot building products, PVC is a known carcinogen posing nature and health risks. PVC production generates dioxins and other
1 https://www.unepfi.org/industries/banking/navigating-nature-policy/; https://www.ceres.org/download/b3ca7729-ee66-4451-926b-0b6371a49acf; https://www.natureaction100.org/media/2025/10/Nature-Action-100-Status-Report-Oct.-2025.pdf
2 https://www.ifrs.org/news-and-events/news/2025/11/issb-welcomes-tnfd-support-nature-related-disclosure/
3 https://tnfd.global/publication/evidence-financial-effects-of-nature-related-risks/
4 https://connectsci.au/wf/article/34/12/WF24175/266074/Exploring-the-determinants-of-the-2023-Quebec
5 https://www.nrdc.org/sites/default/files/2025-04/Forest_Degradation_in_Canada_R_25-04-A_05.pdf
6 https://environmentamerica.org/resources/a-snapshot-of-state-actions-to-protect-pollinators/
7 https://www.bloomberg.com/graphics/2025-pesticides-us-bayer-roundup/
8 See e.g., https://www.homedepot.com/p/KitchenAid-Hard-Anodized-Nonstick-10-Piece-Hard-andozed-Aluminum-Nonstick-Cookware-Set-in-Onyx-84800/319757766
9 https://www.epa.gov/sdwa/and-polyfluoroalkyl-substances-pfas
10 https://www.epa.gov/assessing-and-managing-chemicals-under-tsca/tsca-section-8a7-reporting-and-recordkeeping
11 https://www.saferstates.org/resource/state-action-on-pfas/

The Home Depot 2026 Proxy Statement	45

persistent organic pollutants; disposal or incineration can release hazardous byproducts and microplastics, contributing to ecosystem degradation and biodiversity loss.12
•Invasive species: several states including Washington and Virginia, have restricted or banned the sale of invasive species commonly found in Home Depot stores, such as English Ivy.13
Home Depot has limited biodiversity initiatives and does not evaluate its exposure to nature risks, impacts, and dependencies. This threatens its ability to responsibly manage these issues. Without a public assessment, the efforts appear arbitrary, and investors cannot determine the extent of Home Depot’s exposure to systemic nature-related risks and the adequacy of its programs.
12 https://toxicfreefuture.org/home-depot-ban-pvc/
13 See e.g., https://agr.wa.gov/services/rulemaking/wac-16-752-noxious-weeds-041724

46	The Home Depot 2026 Proxy Statement

RESPONSE TO PROPOSAL REGARDING BIODIVERSITY IMPACT AND DEPENDENCY ASSESSMENT
The Board recommends that you vote against this shareholder proposal. Given The Home Depot’s existing work to reduce our environmental impact as well as our recent and ongoing assessments and disclosures regarding nature risks, impacts, and dependencies, we believe that the requested assessment and reporting would be duplicative and unnecessary and are therefore not in the best interests of the Company or our shareholders.
Sustainability has long been embedded into our business, and nature-related initiatives have received priority for over 25 years, starting with the adoption of our first Wood Purchasing Policy in 1999 and expanding to address nature risks in multiple product categories across the store in the decades since.
We believe our biggest environmental impact comes from the products we sell, and that the biodiversity matters most relevant to The Home Depot and our sphere of influence include responsible wood sourcing and encouraging organic gardening and native plants through our Eco Actions program to promote ecological balance and biodiversity conservation. Thus, we have elected to publicly highlight our efforts in these areas, such as on our Eco Actions website, available at ecoactions.homedepot.com, and in our Sustainable Forestry Report; our Living Our Values Report, which is our annual voluntary sustainability report; and our annual responses to CDP’s Forests questionnaire, each of which can be found at https://ir.homedepot.com/sustainability.
In our Fiscal 2024 Living Our Values Report, for example, we announced our new goal to reforest 2,000 acres in partnership with the Arbor Day Foundation, which will help restore ecologically significant forest land and will also enhance our biodiversity efforts. We will continue to provide updates on our sustainable forestry efforts and biodiversity initiatives through these public disclosures and forums going forward.
While we believe our primary nature impacts stem from our sustainable forestry and organic gardening categories, we also take steps to address nature-related risks across our broader environmental pillars. For example, we are committed to offering products that are safer for the environment and our customers and in 2017, we published our chemical strategy to encourage the exclusion of certain chemicals from paint, flooring, insulation, household cleaning products, and paint removers. The Company evaluates our chemical strategy annually to ensure that our approach, goals, and disclosure are appropriate and meet the needs of our stakeholders. In line with our commitment, we set a goal that all new private-brand patio and home decor products would exclude intentionally added PFAS chemicals, which we achieved in Fiscal 2025.
Also in Fiscal 2025, with the support of a third-party sustainability consultant, we piloted a targeted nature-related impact assessment of water risks at select stores in a drought-prone region to better understand the framework of the Taskforce on Nature-related Financial Disclosures (TNFD). This assessment utilized TNFD’s LEAP approach to evaluate our nature-related risks and opportunities in areas with significant relevance to our business - namely, our indoor and outdoor gardening centers. We also engaged directly with TNFD to inform these efforts. We plan to discuss these activities in our upcoming Living Our Values Report, and we are evaluating how we may expand our efforts to assess additional nature-related impacts across the business in the future.
Given the Company’s expansive disclosure, policies and practices, including the initiatives described above, the Board believes that the actions requested by the proposal are unnecessary and duplicative of existing disclosures, and would require additional costs without adding meaningfully to our ongoing efforts in this area or to our current disclosures.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

The Home Depot 2026 Proxy Statement	47

SHAREHOLDER PROPOSAL REGARDING REPORT ON SUFFICIENCY OF ASSOCIATES’ ACCESS TO HEALTHCARE (ITEM 11 ON THE PROXY CARD)
Anne Penfield, represented by Clean Yield Asset Management, located at 16 Beaver Meadow Road, P.O. Box 874, Norwich, Vermont 05055, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of this proposal and has notified the Company of her intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
WHEREAS:
The Home Depot, Inc.’s (Home Depot) success lies in the strength of its people. As the company rightfully wrote in its 2025 Living our Values report: “Since we were founded, we have believed that if we take care of our associates, they will take care of our customers and everything else will take care of itself. This is why we strive to provide our associates with the benefits they need to take care of themselves and their families.”1
A healthy workforce has been associated with higher employee productivity2,3 reduced absenteeism and reduced presenteeism (equivalent to working while “under the weather”). Employees struggling with illness or medical-related stress are less able to perform well.4
McKinsey Health Institute estimates that investing in employee health could lead to economic value improvements equaling 17 to 55 percent of an employee’s average annual pay.5 Poor employee health care access, meanwhile, may undermine Home Depot’s operations, customer experience, and slow future growth.
Despite spending nearly 18 percent of gross domestic product on healthcare6, compared to other high-income nations, Americans have the lowest life expectancy, the highest death rates from avoidable causes and treatable conditions, and the highest rates of people with multiple chronic conditions.7 Home Depot has significant exposure to the southern states, where quality of medical services has been identified as insufficient by Newsweek8 and Forbes.9 For example, there is a difference in life expectancy of more than 10 years for men in the Southern States, relative to those in the Western states.10
According to a 2024 survey, 48 percent of insured adults worry about affording their monthly health insurance premium and 21 percent still view costs as a barrier to getting the health care they need.11 With Home Depot’s health insurance, the annual deductible may comprise more than 10 percent of many employees’ take home pay.12 However, opportunities may exist to improve health conditions for employees, and strengthening Home Depot. Research studies have found it possible to improve health outcomes while reducing employer spending.13
It is important for investors to understand how Home Depot ensures sufficiency of quality and timely healthcare access for its employees. It is a best practice for companies to affirm that they are surveying or tracking the sufficiency of employee health care access, including employees’ sentiment on the timeliness, breadth, and quality of this care.
1 https://corporate.homedepot.com/sites/default/files/2025-08/2025_Home%20Depot_Living_Our_Values.pdf
2 https://olin.washu.edu/about/news-and-media/news/2022/02/research-links-health-insurance-in-small-firms-to-higher-worker-productivity-and-retention.php?utm_source=chatgpt.com
3 https://www.mckinsey.com/capabilities/people-and-organizational-performance/our-insights/the-surprising-state-of-employee-health
4 https://www.mckinsey.com/mhi/our-insights/thriving-workplaces-how-employers-can-improve-productivity-and-change-lives
5 https://www.mckinsey.com/mhi/our-insights/thriving-workplaces-how-employers-can-improve-productivity-and-change-lives
6 https://www.commonwealthfund.org/publications/issue-briefs/2023/jan/us-health-care-global-perspective-2022
7 https://www.commonwealthfund.org/publications/issue-briefs/2023/jan/us-health-care-global-perspective-2022
8 https://www.newsweek.com/map-shows-states-worst-healthcare-2-2034544
9 https://www.forbes.com/advisor/health-insurance/best-worst-states-for-healthcare/
10 https://jamanetwork.com/journals/jamanetworkopen/fullarticle/2833159
11 https://www.kff.org/health-costs/issue-brief/americans-challenges-with-health-care-costs
12 https://secure.livethehealthyorangelife.com/medical
13 https://journals.lww.com/joem/fulltext/2022/03000/employer_led_strategies_to_improve_the_value_of.6.aspx?utm_source=chatgpt.com

48	The Home Depot 2026 Proxy Statement

RESOLVED: Shareholders request that the Board of Directors issue a public report omitting confidential information and at reasonable expense, reporting on the sufficiency of employees’ access to timely, quality healthcare, and discusses the company’s strategy to ameliorate any insufficiencies identified.
SUPPORTING STATEMENT: Proponent suggests this analysis include consider strategies beyond legal compliance that the company may deploy to minimize or mitigate these risks.

The Home Depot 2026 Proxy Statement	49

RESPONSE TO PROPOSAL REGARDING REPORT ON SUFFICIENCY OF ASSOCIATES’ ACCESS TO HEALTHCARE
The Board recommends that you vote against this shareholder proposal. Supporting the well-being of our associates is a foundational part of one of our core values — Taking Care of Our People. We believe that if we take care of our associates, they will take care of our customers and contribute to the overall success of our business. Central to this philosophy is ensuring our associates and their families have access to high-quality healthcare benefits. Our benefits are thoughtfully designed to help our associates care for their families’ and their own mental and physical well-being and access resources to improve their health and happiness, and we solicit associate feedback regarding the sufficiency of these benefits on a periodic basis to inform our offerings. Oversight of these matters is addressed through the Board’s existing risk management framework. The LDC Committee oversees human capital management matters, including the attraction and retention of a skilled workforce and the administration of the Company’s benefit programs. In Fiscal 2025, this oversight included, but was not limited to, review of the Company’s healthcare benefits. As a result of the foregoing, the report requested by the proposal is unnecessary and not in the best interests of our shareholders.
The Company offers multiple medical plan options that provide access to a broad network of providers, including 24/7 virtual care and licensed behavioral health specialists, to all full-time hourly, salaried, and certain part-time associates and their eligible dependents. These options allow associates to choose the plan that best suits their needs in terms of cost of coverage, deductibles, co-payments, co-insurance and provider networks. For most associates and their eligible dependents participating in our medical plans, we provide a concierge surgery experience, which offers coverage for certain surgical procedures with little to no out-of-pocket cost to covered participants, including medical-related travel and lodging benefits. To encourage healthy lifestyles, we provide a healthy living program and a tobacco cessation program, both of which offer healthcare premium credits and discounts. All full-time hourly, salaried and part-time associates receive free vision coverage, including an annual exam, and affordable dental plans with free cleanings. We offer a health saving account with annual Company match for those in deductible-first plans and a health care spending account, both to help manage out-of-pocket costs. We also make available critical illness and medical payment plan insurance to help associates manage unexpected health care costs. We provide short-term and long-term disability insurance, as well as paid maternity and parental leave and an adoption reimbursement program. Eligible associates receive paid time off, including sick time, to prioritize their health. Associates also have access to dedicated mental health, daily life assistance and expert dependent care support services through our employee assistance program.
To ensure associates are aware of available benefits, we communicate through numerous channels, including livetheorangelife.com, which is our Company benefits website, the associate’s preferred communication channels (e.g., email, SMS, print), digital communication boards in our facilities, our Company intranet, facility posters, and communications from managers.

We regularly evaluate and benchmark our benefit offerings to ensure they remain competitive and are responsive to associate needs. We also utilize multiple communication platforms to solicit direct feedback on our benefits from associates and to monitor the sufficiency and sentiment of our healthcare access, including through our annual anonymous “Voice of the Associate” survey, which provides a regular opportunity for associates to provide anonymous feedback on, among other things, our healthcare benefit offerings, as well as associate townhall meetings and other direct engagements between associates and leadership that occur throughout each year. Decisions regarding specific medical treatments are appropriately made by associates and their healthcare providers; we value associate privacy and strive to ensure they feel comfortable accessing benefits without company interference.
The requested report would require the diversion of resources without providing actionable information beyond what is already tracked and managed through our comprehensive programs and governance processes. Given our commitment to Taking Care of Our People, as demonstrated by our robust, established oversight processes, our extensive benefits and our regular solicitation of associate feedback to inform and enhance our benefits offerings, the Board believes the report requested by this proposal is not in the best interests of our shareholders.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

50	The Home Depot 2026 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING REPORT ON DISCRIMINATION IN CHARITABLE SUPPORT (ITEM 12 ON THE PROXY CARD)
Inspire Investing, LLC, represented by Bowyer Research, located at P.O. Box 120, McKeesport, Pennsylvania 15135, has been the beneficial owner of at least $25,000 in shares of the Company’s common stock for at least one year prior to submission of this proposal and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Report on Discrimination in Charitable Support
Supporting Statement:
Corporations routinely use their platforms to voice support for humanitarian causes and human rights. Unfortunately, many companies provide funds, data, or other resources to advocacy groups leading highly controversial social campaigns — particularly on gender and sexuality— often backing only one side of the debate. Such one-sided support alienates significant portions of their customers, employees, and shareholders and exposes companies to reputational, market, and legal risk.
One notable example is that of Home Depot, which has a score1 of 45 on the Human Rights Campaign’s Corporate Equality Index. The Human Rights Campaign is a leading driver in getting companies to promote transgender activism. To get this score on the Corporate Equality Index,2 a company ostensibly confirms its coverage of radical adolescent transgender treatments recommended by the World Professional Association for Transgender Health (WPATH),3 a group widely criticized for its ideological bias and lack of scientific rigor.4 These treatments include gender transition surgery, cross-sex hormone therapy, menstruation suppression, and puberty blockers.
Supporting this activism may alienate Home Depot employees who have religious or other moral objections to supporting these kinds of radical treatments with their healthcare premiums. Given Home Depot’s previously stated assertions5 that a “diverse workforce strengthens our competitive advantages,” questions about whether the company’s charitable partnerships respect diversity of perspectives must be answered, and with a mind to business-first political neutrality.
Furthermore, Home Depot’s score on the HRC’s Corporate Equality Index implies6 that the company covers highly controversial healthcare practices, including the coverage of “hormone replacement therapies.” This would be a critical liability question for any company. But given Home Depot’s previous struggles with brand politicization, including controversies over the company’s diversity, equity, and inclusion policies,7 and even past partnerships8 with the HRC regarding gender curriculums aimed at children, this point is doubly concerning to Home Depot investors.
Home Depot is a major name in American retail. Its brand value has been estimated9 at more than $65 billion, 18 percent of its approximately $355 billion market cap.10 Given Home Depot’s public prominence, its score on activist rating systems like the Human Rights Campaign’s index, and its past brand controversy tied to association with such highly controversial groups like HRC, investors are right to be concerned about what further brand politicization could do to company performance.
Many companies, including Lowes, John Deere, Tractor Supply, and Ford, have already refocused their charitable support in a manner that acknowledges the diverse views held by their customers and
1 https://www.hrc.org/resources/corporations/home-depot-inc.-the
2 https://reports.hrc.org/corporate-equality-index-2025#scoring-criteria
3 https://www.tandfonline.com/doi/pdf/10.1080/26895269.2022.2100644
4 https://adflegal.org/article/leaked-files-reveal-ethical-concerns-pseudoscience-wpath-standards-care/
5 https://www.Home Depot.com/sites/default/files/2024-04/dei-commitment-2024.pdf
6 https://reports.hrc.org/corporate-equality-index-2025#scoring-criteria
7 https://x.com/robbystarbuck/status/1828834596424753227?lang=en
8 https://www.foxbusiness.com/media/home-depot-partnered-hrc-elementary-school-gender-curriculum-taught-kids-about-pansexuals?intcmp=tw_fnc
9 https://brandirectory.com/reports/retail
10 https://finance.yahoo.com/quote/HD/

The Home Depot 2026 Proxy Statement	51

employees.11 Many have explicitly cut ties with groups such as the Human Rights Campaign as a part of this effort. Home Depot should do the same.
Resolved: Shareholders request that Home Depot conduct an evaluation and issue a report within the next year, at reasonable expense and excluding proprietary and confidential information, analyzing the benefits, costs, and legal, reputational, competitive, and other relevant risks of the company’s charitable support.
11 https://www.dailymail.co.uk/news/article-13812241/american-brand-dei-rules-backlash.html

52	The Home Depot 2026 Proxy Statement

RESPONSE TO PROPOSAL REGARDING REPORT ON DISCRIMINATION IN CHARITABLE SUPPORT
The Board recommends that you vote against this shareholder proposal. The Home Depot provides robust disclosure regarding its charitable support initiatives, which are based on a comprehensive evaluation of benefits, costs, and risks in support of our business, in our Living Our Values Report at ir.homedepot.com/sustainability.
Our charitable support is centered on the work we do to strengthen the communities where our associates and customers live and work, in large part by supporting The Home Depot Foundation and its investments in veteran causes, natural disaster response and skilled trades training. The Home Depot Foundation, a 501(c)(3) public charity supported by The Home Depot, works to improve the homes and lives of U.S. veterans, support communities impacted by natural disasters and train skilled tradespeople. In Fiscal 2024, The Home Depot Foundation made approximately $90 million in grants to support its community priorities — veteran causes, disaster relief and skilled trades training — advancing its pledge of $750 million toward veteran causes by 2030.
To extend the Foundation’s mission, Team Depot, The Home Depot’s associate volunteer force, works alongside The Home Depot Foundation’s national and local nonprofit partners to serve our local communities throughout the year. In addition to the Foundation’s efforts, our business makes investments to support veterans, natural disaster responses and skilled trades. These efforts drive meaningful change and also support our business.
Our longstanding commitment to our core values has created a unique culture that differentiates us from others in our industry, which empowers our associates to Do the Right Thing and Give Back. We remain committed to investing in the development, well-being and long-term success of our associates as they do so.
Given the Company’s disclosure, policies and practices of its charitable support initiatives, the Board believes that the actions requested by the proponent are unnecessary, and would impose additional costs without adding to our ongoing efforts in this area or to our current disclosures.

WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

The Home Depot 2026 Proxy Statement	53

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement provides our discussion and analysis of the Company’s Fiscal 2025 executive compensation program, focusing on the compensation of our named executive officers, or “NEOs.” Our NEOs for Fiscal 2025 were as follows:
•Edward P. Decker, Chair, President and CEO
•Richard V. McPhail, Executive Vice President and CFO
•Ann-Marie Campbell, Senior Executive Vice President
•William D. Bastek, Executive Vice President – Merchandising
•Jordan Broggi, Executive Vice President – Customer Experience and President – Online
•Hector A. Padilla, former Executive Vice President – U.S. Stores and Operations, who served in this role until September 12, 2025
•Fahim Siddiqui, former Executive Vice President and Chief Information Officer, who served in this role until May 29, 2025
The Compensation Discussion and Analysis is organized as follows:

54	The Home Depot 2026 Proxy Statement

EXECUTIVE SUMMARY

Fiscal 2025 Business Objectives and Performance
Our strategy allowed us to continue to execute at a high level in Fiscal 2025 despite continued macroeconomic uncertainties and other macroeconomic factors, including a persisting high interest rate environment, that continue to pressure broader home improvement demand. In Fiscal 2025, we remained focused on executing our strategy to drive core and culture, deliver a frictionless, interconnected experience and win with Pros. We drove core and culture by supporting our associates so they could deliver an exceptional customer service experience. We also delivered an increasingly frictionless, interconnected experience for our customers across all channels, including in our stores and online. Finally, we prioritized strengthening our relationship with the Pro, and our differentiated value proposition is earning a greater share of their wallet. In addition, in September 2025, SRS acquired GMS, one of the leading distributors of specialty building products, including drywall, ceilings, steel framing and other complementary products related to remodeling and construction projects in residential and commercial end markets.

Our results for Fiscal 2025, which was a 52-week year compared to Fiscal 2024, which was a 53-week year, were as follows:
•Net sales increased by 3.2% to $164.7 billion.
•Operating income decreased by 3.0% to $20.9 billion.
•Net earnings decreased by 4.4% to $14.2 billion and diluted earnings per share decreased by 4.6% to $14.23. Adjusted(1) diluted earnings per share decreased by 3.6% to $14.69.
•Generated $16.3 billion in operating cash flow.
•Generated ROIC(1) of 25.7%, compared to 31.3% in Fiscal 2024.
The 53rd week in Fiscal 2024 added approximately $2.5 billion of net sales to Fiscal 2024 and increased each of diluted earnings per share and adjusted diluted earnings per share for Fiscal 2024 by approximately $0.30.
As a result of our significant cash flow from operations and disciplined capital allocation, we were also able to return value to our shareholders during Fiscal 2025 through $9.2 billion in dividends.
We also continued to operate by aligning our decisions and actions with our core values, including Doing the Right Thing and Taking Care of our People, which maintains our focus on the safety and well-being of our associates and customers. Throughout the year, we continued to invest in our associates. This investment included Success Sharing bonus payments of approximately $288.4 million earned by our associates in Fiscal 2025. In addition, we made a significant investment in our people in Fiscal 2025 by increasing equity awards to field leadership, including store managers and assistant store managers.
Compensation Philosophy and Objectives: Pay for Performance
We have designed our compensation program for associates at all levels with the intent to align pay with performance. By doing so, we seek to motivate associate performance and enhance morale, which drives a superior customer experience. We believe this alignment encourages achievement of our strategic goals and creation of long-term shareholder value.
The principal elements of our compensation program for executive officers are base salary, the annual cash incentive, and long-term equity incentives. We use several of the financial measures highlighted above, which drive shareholder value, as the basis for key performance measures in our compensation programs. This congruency aligns both pay with performance and executive interests with shareholder interests. The following Executive Compensation Report Card highlights the alignment between pay and performance for each of these elements of our compensation program.
1 The Company reports its financial results in accordance with GAAP. As used above and throughout this Proxy Statement, adjusted diluted earnings per share and ROIC are non-GAAP financial measures. Refer to Appendix A for an explanation of these non-GAAP financial measures and reconciliations to the most directly comparable GAAP measures.

The Home Depot 2026 Proxy Statement	55

EXECUTIVE COMPENSATION REPORT CARD: THE HOME DEPOT PAYS FOR PERFORMANCE
The LDC Committee and, with respect to our CEO, the Board considered the importance of maintaining strong alignment with the shareholder experience when establishing NEO compensation in Fiscal 2025. Approximately 91.3% of our CEO’s target compensation for Fiscal 2025, and approximately 84.9% of the target compensation on average for our other NEOs employed at the end of Fiscal 2025, was at risk and in large part contingent upon the achievement of corporate performance objectives. The components of total target compensation for Fiscal 2025 were as shown below:
Below are the variable components of total target compensation for Fiscal 2025, including the performance measures used for each and, where the performance period has already concluded, actual Company performance or achievement status relevant to those measures and the resulting compensation paid to our NEOs employed at the end of Fiscal 2025.

Fiscal 2025 Performance Measures and Actual Performance					Executive Compensation Results
Management Incentive Plan (MIP):
($ in billions) Measures	Threshold	Target	Maximum	Actual**	Continuing NEOs	Performance as % of Target	MIP Payout
Sales (50%)	$147.56	$163.95	$180.35	$162.81	E. Decker	95%	$2,657,631
Operating Profit (30%)	$19.22	$21.35	$23.49	$21.17	R. McPhail	95%	$928,747
Inventory Turns (10%)	4.06	4.51	4.97	4.33	A. Campbell	95%	$1,258,697
Pro Strategic Goal (10%)	n/a	Increased managed account sales**	n/a	Achieved	W. Bastek	95%	$759,323
					J. Broggi	95%	$702,374

Performance Share Award (50% of Fiscal 2025 equity mix):
Measures	Fiscal 2025-2027 Performance Shares				Fiscal 2023-2025 Performance Shares
Three-Year Average ROIC (50%)
At the end of the first year of the three-year performance period, results are tracking between the threshold level and the target level. Shares will be received following the end of the three-year performance period, if and to the extent the performance measures are met.

The Fiscal 2023-2025 performance share period concluded, with Company performance resulting in a payout of 70.1% due to average ROIC and operating profit of 37.4% and $21.15 billion, respectively, which reflected results between the threshold level and the target level for each measure.

Three-Year Average Operating Profit (50%)

* Amounts do not include total target compensation for Mr. Padilla or Mr. Siddiqui, both of whom departed the Company in 2025 following the termination by the Company of their employment without cause. See “Potential Payments Upon Termination or Change in Control—Departure of Former Executives in Fiscal 2025” starting on page 83 below.
** See “—Elements of Our Compensation Programs—Annual Cash Incentive—Performance Goals” beginning on page 62 below,“—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” on page 63 below, “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2025 MIP Results” on page 64 below, and “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” starting on page 65 below.

56	The Home Depot 2026 Proxy Statement

Fiscal 2025 Performance Measures and Actual Performance				Executive Compensation Results
Performance-Based Restricted Stock (30% of Fiscal 2025 equity mix):
Restricted stock is forfeited if Fiscal 2025 operating profit is not at least 90% of the MIP target.				This performance condition was satisfied, and the shares of restricted stock will vest in equal installments on the 30 and 60-month anniversaries of the grant date.
($ in billions) Measure	Threshold (90% of Target)	Target	Actual***
Operating Profit	$19.22	$21.35	$21.17

Stock Options (20% of Fiscal 2025 equity mix):
Based on stock price performance – annual grant with an exercise price of $362.13 made on March 26, 2025.				At the end of Fiscal 2025, options were in-the-money by $12.46 per share. Options vest 25% on the second, third, fourth and fifth anniversaries of the grant date.
***See “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” on page 63 below, “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2025 MIP Results” on page 64 below and “—Elements of Our Compensation Programs—Long-Term Incentives—Performance-Based Restricted Stock” on page 66 below.

Performance-Based Features of Fiscal 2025 Compensation and Compensation Best Practices
The following features of our executive compensation program illustrate our performance-based compensation philosophy and our practice of following compensation best practices:
✓    100% of the annual incentive compensation under our Fiscal 2025 MIP was tied to performance against pre-established, specific, measurable performance goals.
✓    One half of the Fiscal 2025 equity grant was in the form of a three-year performance share award, with payout contingent on achieving pre-established average ROIC and average operating profit targets over the three-year performance period.
✓    Our performance-based restricted stock awards, which comprised 30% of the Fiscal 2025 equity grant, were forfeitable if Fiscal 2025 operating profit was less than 90% of the Fiscal 2025 MIP operating profit target. Dividends on performance-based restricted stock are accrued and paid to executive officers only if the performance condition is met.
✓    Our equity awards have longer vesting periods than those of many of our peers, with the performance-based restricted stock and stock options vesting over five years and the performance shares vesting in full after the three-year performance period, subject to achievement of applicable performance goals, which aligns executive officers’ interests with the interests of our shareholders in the long-term performance of the Company.
✓    Approximately 91.3% of our CEO’s total target compensation was at risk and in large part contingent upon the achievement of corporate performance objectives.
✓    We provide only limited perquisites to NEOs, and we do not provide guaranteed salary increases, guaranteed bonuses or tax reimbursements, also known as “gross-ups,” to NEOs; we also do not have any change in control agreements, supplemental executive retirement plans, or defined benefit pension plans, for executive officers.
✓    We prohibit all associates, including executive officers, and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock.
✓    We prohibit all Section 16 officers, including executive officers, and directors from pledging shares of our common stock as collateral, including to secure any indebtedness, and from opening margin accounts using our common stock.
✓ We maintain robust stock ownership and retention guidelines for executive officers and directors.
✓ Our executive compensation clawback policy, applicable to all Section 16 officers, extends beyond mandated requirements and allows the LDC Committee, in its discretion, to recoup any bonus, incentive payment, equity award or other compensation if, among other things, the executive officer engaged in intentional misconduct that caused the Company material financial or reputational harm.
✓ We conduct a compensation risk assessment on at least an annual basis.

The Home Depot 2026 Proxy Statement	57

Impact of Fiscal 2025 Business Results on Executive Compensation
The amount of incentive compensation paid to our executive officers, if any, is driven by our performance. This includes our performance against the Fiscal 2025 business plan reviewed with our Board at the beginning of the fiscal year, which we intended to be challenging in light of the prevailing economic conditions, yet attainable through disciplined execution of our strategy. Consistent with our business plan, our executive compensation program targets reflected increases in the sales and operating profit goals from prior year actual results and a decrease in the inventory turns goals from prior year actual results, excluding the impact of the 53rd week in Fiscal 2024. We also continued to reinforce our strategic focus on Pros with the Pro strategic goal. The compensation earned by our NEOs employed at the end of Fiscal 2025 reflects our Company performance against those measures.
•Our MIP paid out slightly below the target level.
•The performance condition on the performance-based restricted stock granted in Fiscal 2025 was satisfied, with the shares remaining subject to time-based vesting requirements for up to 60 months from the grant date.
•The NEOs earned 70.1% of their Fiscal 2023-2025 performance share award due to average ROIC and average operating profit over the three-year performance period of 37.4% and $21.15 billion, respectively, reflecting results between the threshold level and the target level for each measure.
Opportunity for Shareholder Feedback
The LDC Committee carefully considers feedback from our shareholders regarding executive compensation matters. Shareholders are invited to express their views or concerns directly to the LDC Committee or the Board in the manner described under “Communicating with the Board” on page 14.

58	The Home Depot 2026 Proxy Statement

EXECUTIVE COMPENSATION DETERMINATION PROCESS

Participant		Role in the Executive Compensation Determination Process
Independent Members of the Board	•	The independent members of the Board, consisting of all directors in Fiscal 2025 other than Mr. Decker, evaluated the performance and determined the compensation of the CEO.
LDC Committee	•	The LDC Committee evaluated the CEO’s performance and made recommendations to the independent members of the Board regarding his compensation.
	•	The LDC Committee evaluated the performance and determined the compensation of our executive officers other than the CEO.
	•	The LDC Committee may delegate its responsibilities to subcommittees but did not delegate any of its authority with respect to the compensation of any executive officer for Fiscal 2025.
Executive Officers	•	The CEO and our EVP-HR made recommendations to the LDC Committee as to the amount and form of executive compensation for executive officers (other than the CEO’s compensation).
•
At the request of the LDC Committee, the EVP-HR and the CEO regularly attended LDC Committee meetings. The CEO did not attend or participate in any LDC Committee or Board discussions pursuant to which his compensation was established.

Independent Compensation Consultant	•
Pursuant to the independent compensation consultant policy adopted by the LDC Committee, the compensation consultant provides services solely to the LDC Committee and is prohibited from providing services or products of any kind to the Company. Further, affiliates of the compensation consultant may not receive payments from the Company that would exceed 2% of the consolidated gross revenues of the compensation consultant and its affiliates during any year.

•
In November 2024, the LDC Committee assessed Pay Governance’s independence and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules. Based on that assessment, including review of a letter from Pay Governance addressing those factors, the LDC Committee determined that Pay Governance was independent and that its work did not raise any conflicts of interest. Pay Governance also confirmed that its services complied with the LDC Committee policy.

•
Following that assessment, the LDC Committee engaged Pay Governance as its independent compensation consultant for Fiscal 2025 to provide research, market data, survey information and design expertise in developing executive and director compensation programs. The compensation consultant reports directly to the LDC Committee, and the LDC Committee is free to replace the consultant or hire additional consultants or advisers at any time.

•
A representative of Pay Governance attended LDC Committee meetings in Fiscal 2025 and advised the LDC Committee on the principal aspects of the Company’s executive compensation program, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including Mr. Decker.

Benchmarking
We do not target any specific peer group percentile ranking for total compensation or for any particular component of compensation for our NEOs. The LDC Committee considers each executive’s compensation history and peer group market position as reference points in setting compensation on an annual basis. For Fiscal 2025 for our CEO, the LDC Committee considered data provided by Pay Governance from two peer groups. The first group consisted of Fortune 50 companies excluding certain financial services and other companies due to their unique executive compensation structure, as noted below. This group reflects companies of similar size and complexity to us. The second group, listed below, consisted of the top ten retail

The Home Depot 2026 Proxy Statement	59

companies by market capitalization with which we compete for executive talent. The retail peer group was unchanged from Fiscal 2024.

Retail Peer Group
Amazon.com	Ross Stores, Inc.

AutoZone, Inc.	Target Corporation

Costco Wholesale Corporation	The Kroger Co.

Lowe’s Companies, Inc.	The TJX Companies, Inc.

O’Reilly Automotive, Inc.	Walmart Inc.

In reviewing the benchmarking data from 2024 in connection with setting Mr. Decker’s target Fiscal 2025 compensation in early 2025, the LDC Committee and the independent directors also reviewed the percentile ranking of our revenues and Mr. Decker’s target total compensation compared to each of these peer groups, as reflected below:

	Percentile Rank
Category	Fortune 50(3)	Retail Peers
Market Cap(1)	80%	77%
Company Revenue(2)	54%	67%
CEO Target Total Compensation	10%	41%
(1) Based on one-month average in December 2024.
(2) Based on revenue for the most recently completed fiscal year as reported in SEC filings.
(3) Excludes Bank of America Corporation, Berkshire Hathaway Inc., Citigroup Inc., Fannie Mae, Freddie Mac, Goldman Sachs, JPMorgan Chase & Co., Morgan Stanley, and Wells Fargo & Company. Dell Technologies, Inc., Meta Platforms, Inc., and Tesla, Inc. were also excluded due to the atypical compensation structures of their founder/CEOs. State Farm Mutual Automobile Insurance was excluded because it is a private company and did not disclose executive compensation data.
For our other NEOs, the LDC Committee considered data from the Aon Radford McLagan Compensation Database (the “Aon Radford Database”), which provides information and comparisons on compensation for executive and industry-specific positions. For Ms. Campbell, Mr. McPhail, and Mr. Bastek, the LDC Committee also considered the compensation paid to NEOs in the retail peer group with the same pay rank within their respective companies. Mr. McPhail’s compensation was also reviewed in comparison to data from the Aon Radford Database for Fortune 50 companies. For Mr. Padilla, a broader retail survey data was used, while general industry survey data was used for Mr. Broggi, due to the nature of their roles. This data helps the LDC Committee understand compensation for the market in which the Company principally competes for retail-specific talent and for customers.
Mitigating Compensation Risk
The LDC Committee performs a broad-based review and risk assessment of the proposed compensation policies and practices for the Company’s associates, including but not limited to our executive officers, on at least an annual basis. Based on the assessment, management and the LDC Committee determined that our compensation policies and practices did not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, management and the LDC Committee noted the following qualitative and quantitative considerations:
Qualitative Factors:
•Management and the LDC Committee, with the advice of the independent compensation consultant, regularly review our executive compensation programs, with a focus on both their efficacy in driving quality performance and potential responses to such programs by the investment community and other external constituencies.
•The LDC Committee and, for the CEO, the independent members of the Board, provide effective oversight in setting goals and monitoring progress toward those goals.

60	The Home Depot 2026 Proxy Statement

•Robust internal controls are in place to ensure compensation plans operate as designed and approved.
•Compensation programs and pay amounts at various leadership levels are routinely analyzed against market data by the LDC Committee and management to ensure compensation is appropriate to the market.
•Cash and equity incentive awards to executive officers are subject to an executive compensation clawback policy, as described below on page 68, to discourage manipulation of incentive program elements.
•Robust stock ownership and retention guidelines are in place to further align the interests of shareholders and executive officers, as described below on page 68.
Quantitative Factors:
•Performance and payment time horizons are appropriate, and they are not overweight in short-term incentives.
•The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate. Each of our Company MIP performance measures have payout caps, and our performance shares are subject to a maximum payout of 200%. The number of shares underlying our performance-based restricted stock and stock option awards is fixed at the time of grant.
•Programs employ a reasonable mix of performance measures and are not overly concentrated on a single measure. Although the operating profit measure is used in more than one incentive, it is a key corporate goal that takes into account both revenue and expense, and the risk of overweighting it is mitigated by using it across different time horizons.
•Criteria for payments are closely aligned with our strategic initiatives, our business plan and shareholder interests.
•Payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds.
•Equity for senior officers is paid in a mix of performance shares, performance-based restricted stock, and stock options.
Consideration of Last Year’s Say-on-Pay Vote
At our 2025 annual meeting on May 22, 2025, approximately 94% of the shares voted were voted in support of the compensation of our NEOs, which is generally consistent with the level of support for the compensation of our NEOs in recent years. Since then, as part of our shareholder engagement program, we have continued to solicit feedback on our compensation practices. The LDC Committee also reviewed the results of the 2024 advisory vote on executive compensation and applicable shareholder feedback prior to establishing Fiscal 2025 compensation for our NEOs. In doing so, the LDC Committee concluded that the compensation paid to our executive officers and the Company’s overall executive pay practices have strong shareholder support and determined to maintain the overall compensation structure for Fiscal 2025.
ELEMENTS OF OUR COMPENSATION PROGRAMS

The principal elements of our compensation programs for our NEOs are discussed below.
Base Salaries
We provide competitive base salaries that allow us to attract and retain a high-performing leadership team. Base salaries for our NEOs are reviewed and generally adjusted annually based on a comprehensive management assessment process. For Fiscal 2025, following discussion with the LDC Committee and based upon a review of competitive market data, and assessments of the Company’s business plan and then-anticipated economic conditions in Fiscal 2025, we established a merit increase budget of 3.0%.
In February 2025, the LDC Committee, and in the case of our CEO, the independent directors, performed their annual review of base salaries for the NEOs. At Mr. Decker’s request, and following discussions with the LDC Committee and its independent compensation consultant, the independent members of the Board maintained Mr. Decker’s base salary at $1,400,000. His salary has therefore remained unchanged since his appointment to the position of President and CEO in March 2022. In establishing the base salaries for the NEOs, the LDC Committee considered total compensation, scope of responsibilities, performance over the

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previous year, experience, internal pay equity, potential to assume additional responsibilities, and the competitive marketplace. The changes from this salary review were effective in April 2025.

Fiscal 2025 Base Salary
Name	2025 Base Salary	2024 Base Salary	Percent Change
Edward P. Decker	$1,400,000	$1,400,000	—%
Richard V. McPhail	$978,500	$950,000	3.0%
Ann-Marie Campbell	$1,060,900	$1,030,000	3.0%
William D. Bastek	$800,000	$750,000	6.7%
Jordan Broggi(1)	$740,000	N/A	N/A
Hector A. Padilla(1)	$742,630	N/A	N/A
Fahim Siddiqui(1)	$740,000	N/A	N/A
(1) Mr. Broggi, Mr. Padilla and Mr. Siddiqui were not NEOs for Fiscal 2024.
Annual Cash Incentive
All NEOs serving at the end of Fiscal 2025 participated in the MIP, our cash-based annual incentive plan. The Fiscal 2025 MIP payout was contingent upon the achievement of financial and strategic performance goals set by the LDC Committee at the beginning of the Fiscal 2025 performance period, and the target performance level for each goal was set consistent with the Fiscal 2025 business plan we established in early 2025. The Fiscal 2025 MIP financial goals consisted of goals based on sales, operating profit, inventory turns, as well as the Pro strategic goal, all determined on a 52-week basis. Excluding the impact of the 53rd week of Fiscal 2024, the MIP targets set at the beginning of Fiscal 2025 reflected an increase in the sales goal from the prior year results, largely due to ownership of SRS for the full fiscal year, new store openings, and a positive comparable sales plan; an increase in the operating profit goal from the prior year results, largely due to ownership of SRS for the full fiscal year; and a decrease in the inventory turns goal from the prior year results largely due to inventory investments to enhance the customer experience through increased in-stock levels. To reinforce the Company’s strategic focus on Pros, the Pro strategic goal again required growth in managed account sales compared to the prior year. The LDC Committee based the payout of the MIP on achievement of these financial and strategic measures to ensure alignment with shareholder value creation and the Company’s business plan.
Performance Goals.    Set forth below are the MIP performance measures and weightings used for Fiscal 2025 and the threshold, target and maximum Company achievement levels for the sales, operating profit and inventory turns performance measures established by the LDC Committee for Fiscal 2025. The operating profit threshold must be met for any Fiscal 2025 MIP payout to occur. The Pro strategic goal measures the year-over-year increase in total comparable sales in the U.S. to Pros in the Home Depot Pro Managed account portfolio, which consists of accounts managed by Home Depot sales representatives and does not include managed account sales made by HD Supply, SRS (including GMS) and Construction Resources. There is no threshold or maximum performance level for the Pro strategic goal; achievement of this goal results in 100% payout with respect to this goal if the operating profit threshold is met, with no payout on the Pro strategic goal if this operating profit goal is not first achieved.

Fiscal 2025 Performance Measures (dollars in billions)
Measure	Weighting	Threshold	% of Target Goal	% of Target Payout	Target	Maximum	% of Target Goal	% of Target Payout
Sales	50%	$147.56	90%	50%	$163.95	$180.35	110%	200%
Operating Profit	30%	$19.22	90%	50%	$21.35	$23.49	110%	200%
Inventory Turns	10%	4.06	90%	50%	4.51	4.97	110%	200%
Pro Strategic Goal	10%	n/a	n/a	n/a	Increase in managed account sales from Fiscal 2024(1)	n/a	n/a	n/a
(1)The amount of managed account sales is competitively sensitive information that we do not publicly disclose, and disclosure would cause competitive harm to the Company. In light of uncertainty in Fiscal 2025 regarding macroeconomic conditions and the persistently high interest rate environment, the Pro strategic goal was expected to be challenging but achievable with focused effort to enhance organizational alignment on our strategy to win with Pros.

62	The Home Depot 2026 Proxy Statement

The relative weighting among the measures was determined by the LDC Committee, with input from the CEO and the EVP-HR, to reflect the Company’s priorities for Fiscal 2025. The weighting of the sales goal was increased from 40% in the Fiscal 2024 MIP to 50% in the Fiscal 2025 MIP to more closely align the MIP structure with drivers of shareholder value creation in recent years. With this change, the weighting assigned to the operating profit goal was adjusted from 40% in the Fiscal 2024 MIP to 30% in the Fiscal 2025 MIP, which demonstrated a continued focus on profitability. The continued weighting of the inventory turns measure at 10% maintained visibility and focus on inventory management, while the weighting of the Pro strategic goal remained at 10% to drive organizational alignment on and attention to the Company’s strategy to win with Pros.
Potential Adjustments.  The pre-established definitions of the performance measures under the MIP provided for adjustments as follows.

Adjustment Type	Impacted Measures	Adjustment Description	Rationale
Business Acquisitions/Dispositions	All measures
Adjust for impact of acquisitions or dispositions of any business(es) with annualized sales > $1 billion in the aggregate (except if acquired/disposed business has operating loss, then operating profit is not adjusted).
Removes the impact of acquisitions or dispositions in the year of acquisition or disposition to avoid distortion of performance measures.
Nonrecurring Charges & Write-Offs; Discontinuance of Significant Product Line; Changes in Tax Laws, Accounting Principles or Other Laws	Sales; Operating Profit
Adjust for specified nonrecurring charges and write-offs related to the divestiture, restructuring and reorganization of Company distribution facilities, Store Support Centers, and/or stores, discontinuation of a significant product line, changes in tax or other laws or provisions, or accounting principles, in each case that impact results > $50 million in the aggregate during the fiscal year.
Encourages long-term strategic decision-making; removes effects of items outside executive control that the LDC Committee believes should not affect incentive opportunities.
Strategic Account Transfers/Pro Sales Realignment	Pro Sales	Remove sales from managed accounts that shift between Home Depot and HD Supply, SRS (including GMS) or Construction Resources during the fiscal year in support of strategic initiatives.	Ensures changes in account management align with business strategy and do not distort measures.
Currency Exchange Rate Fluctuations	Sales; Operating Profit; Inventory Turns	Remove impact of changes (positive or negative) in currency exchange rates for our Canada and Mexico business units or any country where the Company has annual sales > $1 billion.	Removes uncontrollable currency effects that the LDC Committee believes should not affect incentive opportunities; adjustment is not uncommon for large multinational companies.
Catastrophic Events – Store Closures	Sales; Operating Profit	Adjust for impact of store closures required due to a pandemic or other catastrophic external event with an aggregate sales impact > $1 billion	Incentivizes appropriate crisis management; prioritizes safety of customers and associates without impacting pay opportunities.
Catastrophic Events – Specific Expenses	Operating Profit
Adjust for specific expenses > $50 million in the aggregate that were not already included in pre-set targets and incurred solely to combat the impact of a pandemic or catastrophic event on business operations.
Incentivizes appropriate crisis management; prioritizes safety of customers and associates without impacting pay opportunities.
Payout Calculations.    The payouts for achievement of the performance goals for the Fiscal 2025 MIP were based on overall Company performance for all eligible NEOs.
There was no change in Fiscal 2025 to the performance payout curve for the sales, operating profit, or inventory turns measures. The threshold and maximum performance levels remained at 90% and 110% of the performance targets for each of the sales, operating profit, and inventory turns measures, respectively, and the minimum and maximum payout for achievement for each of those measures remained at 50% and 200% of target payout, respectively. The Company used interpolation to determine the specific amount of payout for each eligible NEO with respect to the achievement of financial goals between the various levels. There is no threshold or maximum performance level for the Pro strategic goal; achievement of this goal results in a 100% payout with respect to this goal (subject to achievement of the operating profit threshold discussed above), with no payout on the Pro strategic goal if this operating goal is not first achieved. The LDC Committee does not have discretion to increase the MIP payout earned by an NEO, but it may decrease the payout even if the

The Home Depot 2026 Proxy Statement	63

performance goals are achieved if such payout to an NEO would be inconsistent with the Company’s pay for performance philosophy.
At the outset of Fiscal 2025, the annual target payout levels were set as a percentage of base salary for the NEOs as follows: 200% for the CEO, 125% for the Senior Executive Vice President, and 100% for all other Executive Vice Presidents.
Fiscal 2025 MIP Results. For Fiscal 2025, for purposes of determining the achievement of MIP awards, sales were $162.81 billion, operating profit was $21.17 billion and inventory turns were 4.33 times, between the threshold level and the target level for the sales, operating profit, and inventory turns measures. The Pro strategic goal was achieved, with Fiscal 2025 managed account sales exceeding Fiscal 2024 managed account sales due to focus throughout the year on advancing Pro initiatives. Pursuant to the pre-established definition of sales under the MIP, sales were adjusted up by $307.5 million for the impact of changes in currency exchange rates in Fiscal 2025 and adjusted down by $2.18 billion due to acquisitions. Pursuant to the pre-established definition of operating profit under the MIP, operating profit was adjusted up by $44.2 million due to the impact of changes in currency exchange rates in Fiscal 2025, up by $42.4 million primarily due to transaction costs related to acquisitions and up by $192.3 million due to certain nonrecurring charges and write-offs. Pursuant to the pre-established definition of inventory turns under the MIP, inventory turns were adjusted down by 0.03 due to acquisitions. Actual sales, operating profit and inventory turns without any adjustments were $164.68 billion, $20.89 billion, and 4.36 respectively, which was above the target performance level for the sales goal and below the target level for the operating profit and inventory turns goals. No substantive adjustments were required to the Pro strategic goal.
Based on performance in Fiscal 2025 against the performance goals, the following were the target and actual MIP awards for Fiscal 2025 for the NEOs employed at the end of Fiscal 2025:

	At Target Performance		At Actual Performance
Name	% of Base Salary(1)	Dollar Amount	% of Target	Dollar Amount
Edward P. Decker	200%	$2,800,000	95%	$2,657,631
Richard V. McPhail	100%	$978,500	95%	$928,747
Ann-Marie Campbell	125%	$1,326,125	95%	$1,258,697
William D. Bastek	100%	$800,000	95%	$759,323
Jordan Broggi	100%	$740,000	95%	$702,374
Mr. Padilla departed from the Company in September 2025 upon the termination by the Company of his employment without cause. Pursuant to his separation agreement with the Company, Mr. Padilla was eligible to receive a prorated portion of his Fiscal 2025 MIP award (approximately 67%) based on actual Company results for the number of months that he served in Fiscal 2025, which equated to $469,913. Mr. Siddiqui departed from the Company in May 2025 upon the termination by the Company of his employment without cause, and he did not participate in the Fiscal 2025 MIP.
MIP Program Change for Fiscal 2026.   Each year, the LDC Committee assesses market practices with respect to performance goal range and payout leverage, and continuing alignment within the Company’s strategic priorities, when considering the program design. When designing the Fiscal 2026 MIP, the LDC Committee noted the Company’s strategic focus on driving sales and that the performance range for the Company’s sales measures tended to be wider than the market. Accordingly, the LDC Committee determined to increase the threshold performance level for the sales measure for the Fiscal 2026 MIP from 90% to 95%. The Committee also determined to decrease the payout at the threshold performance level for the sales, operating profit and inventory turns measures from 50% to 25% of target payout. This approach seeks to increase accountability for performance and aligns with market practice.
Long-Term Incentives
For Fiscal 2025, consistent with prior years, we awarded the NEOs annual long-term incentives consisting of 50% performance shares, 30% performance-based restricted stock, and 20% stock options. The LDC Committee maintained this mix to highlight the focus on pay for performance and alignment with shareholder interests. The LDC Committee also believed that this mix of equity components provided an appropriate mix

64	The Home Depot 2026 Proxy Statement

of mid- and long-term performance measures and retention incentive, without promoting excessive risk-taking.
The total target value of the equity awards granted in March 2025 to the NEOs was determined by the LDC Committee after considering individual performance, including leadership, talent management and operational effectiveness, as well as retention risk and officer compensation at peer companies, as described under “Executive Compensation Determination Process—Benchmarking” above. For Fiscal 2025, the target equity value for Mr. Decker was 846% of his approved Fiscal 2025 base salary. For the other NEOs, the target equity value for the Fiscal 2025 equity grant ranged from 429% to 471% of their approved Fiscal 2025 base salaries. Pursuant to their separation agreements, Mr. Padilla and Mr. Siddiqui forfeited all Fiscal 2025 equity award grants except for a limited number of stock options. For additional information, see “Potential Payments Upon Termination or Change in Control—Departure of Former Executives in Fiscal 2025,” beginning on page 83.
Performance Shares.
Fiscal 2025-2027 Performance Shares.    The performance share awards are based on two equally weighted measures: three-year average ROIC and three-year average operating profit. For the Fiscal 2025-2027 performance share awards, the Company updated its target setting methodology to better manage business volatility. Previously, the Company used a single three-year average annual target for each of ROIC and operating profit. For Fiscal 2025-2027 awards, the LDC Committee approved rates of change for each measure at the outset of the three-year performance period, with each year’s pre-established rate of change aligned with the Company’s long-term financial forecast and each year’s target determined by applying the pre-established rate of change to the prior year’s actual results. Performance is assessed annually against these targets. The average of three-year performance compared to target is then used to calculate the final payout percentages, ensuring a continued focus on a three-year performance cycle. Shares will be received following the end of the three-year performance period solely if and to the extent the performance measures are met. As a result of this change, the targets applicable to all performance periods are not yet known, and the year-over-year rates of change for the Fiscal 2025-2027 performance shares are competitively sensitive information that we do not publicly disclose, as disclosure would cause competitive harm to the Company. The performance share goals are expected to be challenging but achievable with focused effort to advance our strategy. Performance against these goals will be disclosed following completion of the performance period.
The payout range of the Fiscal 2025-2027 awards is as follows:

	Weight	Threshold	Target	Maximum
Three-Year Average ROIC	50%	85%	100%	115%
Three-Year Average Operating Profit	50%	85%	100%	115%
Percent of Target Payout		50%	100%	200%
For results between the threshold, target and maximum levels, the number of shares will be determined by interpolation. There will be no payout for results below the threshold level. Each performance measure is separately determined. ROIC for each year in the performance period is defined as operating profit, net of tax, divided by the average of beginning and ending equity and long-term debt for the relevant fiscal year. The pre-established definitions of operating profit and ROIC for the Fiscal 2025-2027 awards are determined on each fiscal year’s respective total week basis and include adjustments for acquisitions and dispositions of any business(es) during any single fiscal year with annualized sales exceeding $1 billion in the aggregate; certain nonrecurring write-offs or charges related to the divestiture, restructuring and reorganization of Company distribution facilities, Store Support Centers, and/or stores, the discontinuation of a significant product line, changes in tax laws or other laws or provisions, or accounting principles which, in each case, have an impact on reported results that exceed $50 million in the aggregate during any fiscal year; and changes in foreign exchange rates, similar to the Fiscal 2025 MIP. Also similar to the Fiscal 2025 MIP, the LDC Committee included in the pre-established definitions of operating profit and ROIC an adjustment for the impact of any store closures as a result of a pandemic or other catastrophic external event in excess of $1 billion, and for operating profit, an adjustment for expenses in excess of $50 million that were not already included in the pre-established measures for the performance period and that would not otherwise have been incurred but for a pandemic or other catastrophic external event.

The Home Depot 2026 Proxy Statement	65

Fiscal 2023-2025 Performance Share Results. The performance period for the Fiscal 2023-2025 performance share awards granted in Fiscal 2023 ended on February 1, 2026. These awards were similar to the Fiscal 2025-2027 awards, although payout at threshold performance is 25% of target payout for the Fiscal 2023-2025 awards and the Company used a single three-year average target for each of ROIC and operating profit for the Fiscal 2023-2025 awards. The Fiscal 2023-2025 awards provide for the grant of shares of our common stock at the end of the respective three-year period subject to the achievement of average ROIC and average operating profit goals over that period, as follows (dollars in billions):

Fiscal 2023-2025 Performance Shares	Threshold	Target	Maximum	Actual(1)
Three-Year Average ROIC	33.3%	39.2%	45.1%	37.4%
Three-Year Average Operating Profit	$19.41	$22.84	$26.26	$21.15
Percent of Target Payout	25%	100%	200%	70.1%
(1) The pre-established definitions of operating profit and ROIC for the Fiscal 2023-2025 performance share awards are essentially the same as those used for the Fiscal 2025-2027 awards, although the pre-established definitions of operating profit for the Fiscal 2023-2025 awards are determined on a 52-week basis, and the pre-established definitions of operating profit and ROIC for the Fiscal 2023-2025 awards contain an adjustment for the impact of any individual acquisition or disposition of a business with annualized sales of at least $1 billion (as opposed to acquisitions and dispositions with annualized sales exceeding $1 billion in the aggregate per the pre-established definitions for the Fiscal 2025-2027 awards). Dividend equivalents accrue on each of the performance share awards (as reinvested shares) and will be paid only upon payout of the award based on the actual number of shares earned.
As disclosed in the chart above, over the three-year period, the Company achieved an average operating profit of $21.15 billion and an average ROIC of 37.4%, as calculated pursuant to the terms of the awards. As a result, the NEOs employed at the end of Fiscal 2025 earned 70.1% of their Fiscal 2023-2025 awards, reflecting results above threshold and below target for both average operating profit and average ROIC. Pursuant to the pre-established definition of operating profit for the Fiscal 2023-2025 awards, operating profit was adjusted up by $1.9 million due to changes in currency exchange rates in Fiscal 2023, Fiscal 2024 and Fiscal 2025, down by $388.3 million due to acquisitions, and up by $192.3 million due to certain nonrecurring charges and write-offs. Pursuant to the pre-established definition of ROIC for the Fiscal 2023-2025 awards, ROIC was calculated as operating profit, net of tax, including the same adjustments to operating profit reflected above, divided by the average of the beginning and ending equity and long-term debt, which was adjusted down by $18.1 billion in Fiscal 2024 and down by $23.8 billion in Fiscal 2025 due to acquisitions. Average operating profit and average ROIC over the three-year period without any adjustments were $21.22 billion and 31.0%, respectively, which was below the target level but above the threshold level for average operating profit and below the threshold level for average ROIC. The NEOs employed at the end of Fiscal 2025 earned the following shares under the award, which include reinvested accrued dividends:

Name(1)	Value at Date of Grant(2) (3/22/2023)	Shares Earned Upon Certification Following End of Performance Period (2/1/2026)	Value of Earned Shares at End of Performance Period(3) (2/1/2026)
Edward P. Decker	$5,274,916	13,992	$5,241,459
Richard V. McPhail	$1,462,224	3,878	$1,452,950
Ann-Marie Campbell	$1,462,224	3,878	$1,452,950
William D. Bastek	$424,763	1,126	$422,069
Jordan Broggi	$349,871	928	$347,652
(1) Pursuant to their separation agreements, Mr. Padilla and Mr. Siddiqui forfeited the Fiscal 2023-2025 awards.
(2) Reflects the grant date fair value computed in accordance with FASB ASC Topic 718.
(3) Reflects the value based upon the closing stock price of $374.59 on January 30, 2026, the last trading day of Fiscal 2025.
Performance-Based Restricted Stock.    In March 2025, we granted performance-based restricted stock awards that were forfeitable if operating profit was less than 90% of the MIP operating profit target for Fiscal 2025. Dividends on the restricted stock awards are accrued and paid only if the performance condition is met. Once the performance condition is met, cash dividends are paid on the shares of restricted stock. The performance condition was met for Fiscal 2025. As a result, the restricted stock will vest 50% on each of the 30- and 60-month anniversaries of the grant date.
Stock Options.    In March 2025, we granted stock options with an exercise price equal to the fair market value of our stock, which is defined as the market closing price on the date of grant. The options vest 25% on

66	The Home Depot 2026 Proxy Statement

each of the second, third, fourth and fifth anniversaries of the grant date. Option re-pricing is expressly prohibited by our Omnibus Plan without shareholder approval.
Deferred Compensation Plans
Our executive officers are eligible to participate in the FutureBuilder 401(k) Plan, a broad-based tax-qualified plan. In addition, they may participate in two nonqualified deferred compensation plans for our management and highly-compensated associates:
•The Deferred Compensation Plan for Officers, which is funded solely by the individuals who participate in the plan; and
•The THD Restoration Plan, which provides a Company matching contribution equal to 3.5% of the amount of salary and annual cash incentive earned by a management-level associate in excess of the Internal Revenue Service annual compensation limit for tax-qualified plans, payable in shares of common stock of the Company upon retirement or other employment termination.
The plans are designed to permit participants to accumulate income for retirement and other personal financial goals. The Deferred Compensation Plan for Officers and the THD Restoration Plan are described in the notes to the Nonqualified Deferred Compensation table on page 80. Deferred compensation arrangements are common executive programs, and we believe that these arrangements help us in the recruitment and retention of executive talent; however, we do not view nonqualified deferred compensation as a significant element of our compensation programs. None of these plans provides above-market or preferential returns.
Perquisites
We provide limited perquisites to our NEOs and do not view them as a significant element of our compensation program. We do not provide tax reimbursements, or gross-ups, on perquisites to our NEOs.
Our NEOs who joined the Company prior to Fiscal 2009 participate in a death-benefit-only program, under which they are eligible to receive a $400,000 cash payment if they are employed by the Company at the time of their death. For officers with ten years of service with the Company, the benefit is payable upon death even if they are no longer employed by the Company. In Fiscal 2009, we discontinued the death-benefit-only program for any new officers. Mr. Decker, Ms. Campbell and Mr. McPhail are the only NEOs who participate in the program and have met the service requirement and are therefore entitled to death benefit coverage.
For security reasons, the Company requests that Mr. Decker travel by Company aircraft, including travel for personal reasons. We also permit non-business use of Company aircraft by other active NEOs on a more limited basis.
Other Benefits
NEOs employed by the Company have the option to participate in various employee benefit programs, including medical, dental, disability and life insurance benefit programs. These benefit programs are generally available to all full-time hourly, salaried, and certain part-time associates and their eligible dependents. We also provide all associates, including our NEOs, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our ESPP, a nondiscriminatory, tax-qualified plan. All associates, including our NEOs, are also eligible to participate in our charitable matching gift program through The Home Depot Foundation.
MANAGEMENT OF COMPENSATION-RELATED RISK

We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including those described below.

The Home Depot 2026 Proxy Statement	67

Regular Risk Assessment
As discussed above under “Mitigating Compensation Risk” beginning on page 60, the LDC Committee undertakes a review and risk assessment of our compensation policies and practices on at least an annual basis.

Anti-Hedging Policy
The Company has adopted a policy that prohibits all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under a Company compensation plan) or other derivatives.

Anti-Pledging Policy
The Company prohibits all Section 16 officers, including any executive officers, and directors from pledging shares of our common stock as collateral, including to secure any indebtedness, and from opening margin accounts using our common stock.

Executive Compensation Clawback Policy
As discussed above under “Governance Best Practices—Corporate Governance Guidelines,” we have an Executive Compensation Clawback Policy, which applies to all of our Section 16 officers and is set forth in our Corporate Governance Guidelines. The policy includes both a requirement for (i) the recoupment of erroneously awarded incentive compensation in the event of a financial restatement, without regard to the fault of the executive officer, and (ii) the recoupment, at the discretion of the LDC Committee, of any cash and equity incentive awards or other compensation awarded to or received by an executive officer (in whole or in part) if the compensation was based on any financial results or operating measures that were achieved as a result of that executive officer’s knowing or intentional fraudulent or illegal conduct or if the executive officer engaged in any intentional misconduct that caused the Company material financial or reputational harm.

Stock Ownership and Retention Guidelines
Our stock ownership and retention guidelines require all of our executive officers to hold shares of common stock with a value equal to the specified multiples of base salary indicated below. This program assists in focusing executives on long-term success and shareholder value. Shares owned outright, whether directly or indirectly, restricted stock/restricted stock units (provided that any applicable performance goal has been satisfied), and shares acquired pursuant to the ESPP, the FutureBuilder 401(k) Plan, and the THD Restoration Plan are counted towards this requirement. Unearned performance shares and unexercised stock options are not counted toward this requirement. Newly hired or promoted executives have five years from their date of appointment to satisfy the applicable guideline. During this initial five-year period, covered executives may generally exercise stock options and sell the underlying shares but must retain 50% of net shares acquired on the vesting of all other equity awards net of tax withholding until the minimum ownership level is met. If a covered executive does not satisfy the guideline five years following appointment, the executive must retain all shares of common stock then held (net of shares withheld to pay taxes or the exercise price of options) until the applicable ownership requirement is met. The NCG Committee may authorize an exception should compliance with the guideline present a hardship.
As of March 6, 2026, each NEO employed by the Company held equity valued at the following multiple of his or her base salary. Mr. Broggi has only been subject to the guidelines for approximately two years and is making progress toward meeting the guideline:

Multiple of Base Salary
Name	Current Ownership	Guideline
Edward P. Decker	34.8x	6x
Richard V. McPhail	17.8x	4x
Ann-Marie Campbell	29.2x	4x
William D. Bastek	11.6x	4x
Jordan Broggi	3.4x	4x

68	The Home Depot 2026 Proxy Statement

Equity Grant Procedures
Although we have not adopted a formal policy regarding the timing of equity award grants, including stock option grants, the Company-wide annual equity grants are made on a predetermined schedule. Annual equity grants to the NEOs and other members of senior leadership are approved at the LDC Committee meeting (or Board meeting, in the case of the CEO) typically held in late February but are awarded effective as of the date of the regularly scheduled March meeting of the LDC Committee, which is generally scheduled at least a year in advance and is several weeks after the approval. Annual equity grants to other eligible associates are also awarded effective as of the regularly scheduled March meeting of the LDC Committee. Throughout the year, equity awards are made to new hires, promoted associates, and, in some circumstances, for retention purposes or as a reward for exceptional performance. In each of these cases, the grant date for these mid-year awards is the date of the next regularly-scheduled quarterly LDC Committee meeting. The exercise price of each of our stock option grants is the market closing price on the effective grant date. In Fiscal 2025, the LDC Committee (or our Board, in the case of the CEO) did not take into account material nonpublic information when determining the timing and terms of equity award grants, and the Company did not time the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

The employment arrangements for our NEOs do not entitle them to severance payments upon employment termination. We also do not have any change in control agreements with our executives. Our standard form of equity award agreement provides for accelerated vesting if the associate is terminated without cause within 12 months following a change in control, and our Omnibus Plan incorporates this “double-trigger” change in control provision into the plan for awards issued after May 2022. There are no outstanding associate equity awards that vest solely upon a change in control.

Mr. Padilla served as our Executive Vice President – U.S. Stores and Operations until September 12, 2025, and Mr. Siddiqui served as our Executive Vice President and Chief Information Officer until May 29, 2025. Each of Mr. Padilla and Mr. Siddiqui entered into a separation agreement with the Company in connection with the termination by the Company of his employment without cause. These separation agreements, including the covenants with which these NEOs must comply to receive the benefits under the agreements, are described in more detail below under “Potential Payments Upon Termination or Change in Control—Departure of Former Executives in Fiscal 2025” beginning on page 83.

The Home Depot 2026 Proxy Statement	69

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during the last three fiscal years paid to or earned by (1) our CEO; (2) our CFO; (3) the three other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal 2025; and (4) two individuals who would have been among the Company’s three most highly compensated executive officers, other than the CEO and CFO, but for the fact that such individuals were no longer serving as executive officers at the end of Fiscal 2025 (collectively referred to as NEOs).

SUMMARY COMPENSATION TABLE
Name, Principal Position and Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2) (3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4) (5)	Total ($)
Edward P. Decker Chair, President and Chief Executive Officer
2025	1,400,000	—	9,612,251	2,369,917	2,657,631	—	151,328	16,191,127
2024	1,426,923	—	9,043,035	2,199,952	2,743,532	—	161,237	15,574,678
2023	1,400,000	—	8,543,529	2,109,958	2,290,880	—	74,885	14,419,252
Richard V. McPhail Executive Vice President and Chief Financial Officer
2025	971,923	—	3,414,074	839,919	928,747	—	69,633	6,224,296
2024	959,223	—	2,675,709	639,993	930,841	—	27,763	5,233,530
2023	903,692	—	2,415,890	584,955	745,190	—	25,628	4,675,355
Ann-Marie Campbell Senior Executive Vice President
2025	1,053,769	—	4,068,387	999,921	1,258,697	—	71,826	7,452,600
2024	1,042,885	—	3,324,193	799,991	1,261,535	—	22,985	6,451,589
2023	940,829	—	2,543,245	709,939	852,262	—	23,165	5,069,440
William D. Bastek Executive Vice President – Merchandising
2025	788,462	—	3,040,388	749,941	759,323	—	45,667	5,383,781
2024	741,346	—	2,254,515	549,988	734,875	—	45,808	4,326,533
Jordan Broggi Executive Vice President – Customer Experience and President – Online
2025	730,769	—	2,594,206	639,916	702,374	—	48,865	4,716,130
Hector A. Padilla Former Executive Vice President – U.S. Stores and Operations(6)
2025	452,012	—	3,552,594	1,536,448	469,913	—	407,409	6,418,376
Fahim Siddiqui Former Executive Vice President and Chief Information Officer(6)
2025	228,227	—	3,654,747	1,171,799	—	—	585,667	5,640,440
(1)The amount of salary actually received in any year may differ from the annual base salary amount due to the timing of payroll periods and the timing of changes in base salary, which typically occur in April or following a mid-year promotion. In addition, Fiscal 2025 and Fiscal 2023 contained 52 weeks, compared to 53 weeks in Fiscal 2024, so Fiscal 2024 salary amounts reflect one additional week of pay.
(2)The amounts in the “Stock Awards” and “Option Awards” columns do not represent amounts the NEOs received or are entitled to receive. Rather, amounts set forth in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards granted in Fiscal 2025, Fiscal 2024 and Fiscal 2023 computed in accordance with FASB ASC Topic 718, and, for Mr. Padilla and Mr. Siddiqui for Fiscal 2025, also include the incremental fair value related to the modification of certain stock and option awards pursuant to their separation agreements computed in accordance with FASB ASC Topic 718, as discussed further in footnote 6 below. The assumptions made in the valuation of option awards granted in Fiscal 2025 are set forth in Note 9 to the Company’s consolidated financial statements included in the 2025 Form 10-K. The valuation of performance-based restricted stock, performance share awards, and share equivalents under the THD Restoration Plan, each granted in Fiscal 2025, is based on the closing stock price on the grant date. Pursuant to their separation agreements with the Company, Mr. Padilla and Mr. Siddiqui forfeited all Fiscal 2025 equity award grants, except with respect to certain stock options, as discussed further in footnote 6 below.
(3)Amounts for Fiscal 2025 include the grant date fair value of performance share and performance-based restricted stock awards granted to the NEOs during Fiscal 2025, plus the value of share equivalents under the THD Restoration Plan in Fiscal 2025, as set forth in the table below. Mr. Padilla and Mr. Siddiqui forfeited these performance share and performance-based restricted stock awards at the time their employment with the Company terminated.

70	The Home Depot 2026 Proxy Statement

Name	Grant Date Fair Value for Performance Shares Based on Probable Outcome(a) ($)	Grant Date Fair Value for Performance-Based Restricted Stock Based on Probable Outcome(a) ($)	Value of Share Equivalents Under THD Restoration Plan ($)	Grant Date Value of Performance Shares Assuming Maximum Performance(b) ($)
Edward P. Decker	5,924,809	3,554,668	132,774	11,849,618
Richard V. McPhail	2,099,992	1,259,850	54,232	4,199,984
Ann-Marie Campbell	2,499,783	1,499,942	68,661	4,999,567
William D. Bastek	1,874,747	1,124,776	40,865	3,749,494
Jordan Broggi	1,599,890	959,645	34,671	3,199,781
Hector A. Padilla	1,314,894	788,719	—	2,629,788
Fahim Siddiqui	1,629,947	977,751	—	3,259,894
(a)The grant date fair value of the performance shares reflected in this column of the table is computed based upon the probable outcome of the performance goals as of the grant date, in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance-based restricted stock, this value is the same as the value calculated assuming the maximum level of performance under the awards.
(b)The grant date fair value of the performance share awards reflected in this column assumes that the maximum level of the performance goals will be achieved.
(4)Incremental cost of perquisites is based on actual cost to the Company. The incremental cost of personal use of Company aircraft is based on the average direct cost of use per hour, which includes fuel, maintenance, crew travel and lodging expense, catering, landing and parking fees, and engine restoration cost. No incremental cost for personal use of the Company aircraft was attributed to an NEO where the plane was already traveling to the destination for business reasons, and beginning in Fiscal 2025, no incremental cost for personal use of the Company aircraft was attributed to NEOs for deadhead flights. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, depreciation, hangar rent and insurance. In addition to the incremental cost of personal aircraft use reported in the “All Other Compensation” column and in footnote 5 below, we impute taxable income to the NEOs for any personal aircraft use in accordance with Internal Revenue Service regulations. We do not provide tax reimbursements, or “gross-ups,” on these amounts to executive officers.
(5)The following table identifies perquisites and personal benefits for Mr. Decker for Fiscal 2025 that are required to be quantified under SEC rules. These consist of personal aircraft use, matching contributions to charitable organizations on behalf of Mr. Decker, and matching contributions made by the Company under the FutureBuilder 401(k) Plan.

Name	Personal Use of Airplane ($)	Matching Charitable Contributions ($)	FutureBuilder 401(k) Plan Company Match ($)
Edward P. Decker	76,924	39,999	10,821
The following table identifies matching contributions to charitable organizations on behalf of the other NEOs and matching contributions made to the other NEOs by the Company under the FutureBuilder 401(k) Plan in Fiscal 2025.

Name	Matching Charitable Contributions ($)	FutureBuilder 401(k) Plan Company Match ($)
Richard V. McPhail	30,000	12,327
Ann-Marie Campbell	45,000	12,333
William D. Bastek	3,200	7,612
Jordan Broggi	21,500	10,389
Hector A. Padilla	5,000	9,906
Fahim Siddiqui	29,992	5,612
For Ms. Campbell, Fiscal 2025 matching charitable contributions in the table above reflect matches related to certain charitable contributions made by Ms. Campbell during Fiscal 2024 and Fiscal 2025 because the related match dates both fell within Fiscal 2025. Other perquisites and personal benefits for the NEOs for Fiscal 2025 were long-term disability insurance premiums; the annual cost of premiums for the insurance policies underlying the death-benefit-only program for Mr. Decker, Mr. McPhail and Ms. Campbell; personal aircraft use for Mr. McPhail; de minimis gifts associated with certain corporate events; transportation costs to a corporate event for Mr. McPhail and Mr. Broggi; amounts related to personal security for Mr. Decker and Mr. McPhail; cybersecurity and digital privacy protection services for Mr. Decker; and tickets to certain entertainment events for Mr. Bastek ($28,937), Mr. Broggi, Ms. Campbell, Mr. McPhail, and Mr. Padilla. We do not provide tax gross-ups on any perquisites or personal benefits.

The amount in the “All Other Compensation” column for Mr. Padilla also includes amounts pursuant to Mr. Padilla’s separation agreement, including $247,543 in aggregate separation payments, which were paid ratably on a monthly basis, a lump sum cash payment of $133,000 related to the forfeiture of certain restricted stock awards, $5,000 in outplacement services, and $4,000 to partially offset healthcare costs. The amount in the “All Other Compensation” column for Mr. Siddiqui also includes amounts pursuant to Mr. Siddiqui’s separation agreement, including $493,333 in aggregate separation payments, which were paid ratably on a monthly basis, a lump sum cash payment of $52,000 related to the forfeiture of certain restricted stock awards, and $3,600 to partially offset healthcare costs. These separation agreements are described in more detail below under “Potential Payments Upon Termination or Change in Control—Departure of Former Executives in Fiscal 2025” beginning on page 83.

The Home Depot 2026 Proxy Statement	71

(6)Mr. Padilla served as Executive Vice President – U.S. Stores and Operations until September 12, 2025, and Mr. Siddiqui served as Executive Vice President and Chief Information Officer until May 29, 2025. In connection with the termination by the Company of their employment without cause, Mr. Padilla and Mr. Siddiqui entered into separation agreements with the Company, as described in more detail below under “Potential Payments Upon Termination or Change in Control—Departure of Former Executives in Fiscal 2025” beginning on page 83. Pursuant to his separation agreement, Mr. Padilla was eligible to receive a prorated portion of his Fiscal 2025 MIP award based on actual Company performance for the number of months he served during Fiscal 2025, as disclosed in the “Non-Equity Incentive Plan” column. Both Mr. Padilla and Mr. Siddiqui forfeited all Fiscal 2025 equity award grants except with respect to a limited number of stock options. Under the terms of the separation agreements, as of their respective separation dates, the vesting of certain stock options, the substantial majority of which were granted in prior years, was accelerated and certain restricted stock awards granted in prior years were modified so that they were no longer subject to risk of forfeiture. The modified restricted stock awards remain subject to transfer restrictions for a period of time. The incremental fair values of the restricted share and stock option awards resulting from these modifications are included in the “Stock Awards” and “Option Awards” columns, respectively, as further described in footnote 2 above. The table below sets forth additional information about these modifications:

Type of Award	Number of Shares Subject to Modification (#)	Incremental Fair Value Due to Modification ($)
Hector A. Padilla
Restricted Shares	3,428	1,448,981
Stock Options	9,357	1,010,529
Fahim Siddiqui
Restricted Shares	2,843	1,047,048
Stock Options	6,951	519,873
In accordance with SEC rules, the fair value of the Fiscal 2025 equity awards forfeited by Mr. Padilla and Mr. Siddiqui is reflected in the Summary Compensation Table, notwithstanding their forfeiture. Accordingly, the value of their equity compensation reflected in the Summary Compensation Table is significantly greater than the value that they received.
MATERIAL TERMS OF NEO EMPLOYMENT ARRANGEMENTS

This section describes employment arrangements in effect for the NEOs during Fiscal 2025, all of which are “at-will” employment arrangements set forth in the offer letters provided to the NEOs at the time of hire, promotion or change in role, as applicable. Because the offer letters reflect at-will employment, they have no set duration and consequently no renewal or extension provisions. The letters are all filed as exhibits to the 2025 Form 10-K.
The offer letters state each NEO’s initial base salary and annual MIP target as a percentage of base salary, payout of which is subject to the achievement of pre-established goals. Both the base salary and MIP target are subject to adjustment upon review by the LDC Committee, or independent members of the Board in the case of our CEO. The Fiscal 2025 base salary and MIP target as a percentage of base salary for each NEO serving at the end of Fiscal 2025 are set forth above in the Compensation Discussion and Analysis. The offer letters further provide that the NEOs are eligible to receive the same types of equity awards as other officers of the Company.
In addition, the offer letters provide that the NEOs are eligible to participate in other benefit programs available to salaried associates and/or officers. These benefits include the ESPP, the Deferred Compensation Plan for Officers, the THD Restoration Plan, and, for certain NEOs, the death-benefit-only insurance program.
For security reasons, Mr. Decker’s offer letter states that the Company has requested that he travel, whenever practicable, by Company aircraft, including when traveling for personal purposes. The Company does not provide a tax gross-up for any imputed compensation resulting from personal use of Company aircraft or any other perquisite or personal benefit.
The terms of the separation agreements for Mr. Padilla and Mr. Siddiqui are discussed below in the section entitled “Potential Payments Upon Termination or Change in Control—Departure of Former Executives in Fiscal 2025” beginning on page 83.

72	The Home Depot 2026 Proxy Statement

FISCAL 2025 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the plan-based awards granted to the NEOs pursuant to Company plans (and, for Mr. Padilla and Mr. Siddiqui, plan-based awards modified) during Fiscal 2025. As previously noted, all equity awards granted to Mr. Padilla and Mr. Siddiqui during Fiscal 2025, except with respect to a limited number of stock options, were forfeited as of their respective separation dates.

FISCAL 2025 GRANTS OF PLAN-BASED AWARDS
									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exer-cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward P. Decker
Performance Shares	3/26/2025	2/26/2025	—	—	—	4,090	16,361	32,722	—	—	—	5,924,809
PBRS Grant	3/26/2025	2/26/2025	—	—	—	—	9,816	—	—	—	—	3,554,668
Stock Option Grant	3/26/2025	2/26/2025	—	—	—	—	—	—	—	25,654	362.13	2,369,917
MIP(2)	2/26/2025	2/26/2025	420,000	2,800,000	5,320,000	—	—	—	—	—	—	—
Richard V. McPhail
Performance Shares	3/26/2025	2/26/2025	—	—	—	1,449	5,799	11,598	—	—	—	2,099,992
PBRS Grant	3/26/2025	2/26/2025	—	—	—	—	3,479	—	—	—	—	1,259,850
Stock Option Grant	3/26/2025	2/26/2025	—	—	—	—	—	—	—	9,092	362.13	839,919
MIP(2)	2/26/2025	2/26/2025	146,775	978,500	1,859,150	—	—	—	—	—	—	—
Ann-Marie Campbell
Performance Shares	3/26/2025	2/26/2025	—	—	—	1,725	6,903	13,806	—	—	—	2,499,783
PBRS Grant	3/26/2025	2/26/2025	—	—	—	—	4,142	—	—	—	—	1,499,942
Stock Option Grant	3/26/2025	2/26/2025	—	—	—	—	—	—	—	10,824	362.13	999,921
MIP(2)	2/26/2025	2/26/2025	198,919	1,326,125	2,519,638	—	—	—	—	—	—	—
William D. Bastek
Performance Shares	3/26/2025	2/26/2025	—	—	—	1,294	5,177	10,354	—	—	—	1,874,747
PBRS Grant	3/26/2025	2/26/2025	—	—	—	—	3,106	—	—	—	—	1,124,776
Stock Option Grant	3/26/2025	2/26/2025	—	—	—	—	—	—	—	8,118	362.13	749,941
MIP(2)	2/26/2025	2/26/2025	120,000	800,000	1,520,000	—	—	—	—	—	—	—
Jordan Broggi
Performance Shares	3/26/2025	2/26/2025	—	—	—	1,104	4,418	8,836	—	—	—	1,599,890
PBRS Grant	3/26/2025	2/26/2025	—	—	—	—	2,650	—	—	—	—	959,645
Stock Option Grant	3/26/2025	2/26/2025	—	—	—	—	—	—	—	6,927	362.13	639,916
MIP(2)	2/26/2025	2/26/2025	111,000	740,000	1,406,000	—	—	—	—	—	—	—
Hector A. Padilla
Performance Shares	3/26/2025	2/26/2025	—	—	—	907	3,631	7,262	—	—	—	1,314,894
PBRS Grant	3/26/2025	2/26/2025	—	—	—	—	2,178	—	—	—	—	788,719
Stock Option Grant	3/26/2025	2/26/2025	—	—	—	—	—	—	—	5,693	362.13	525,919
MIP(2)	2/26/2025	2/26/2025	111,395	742,630	1,410,997	—	—	—	—	—	—	—
Modified Awards(5)	9/12/2025	9/12/2025	—	—	—	—	—	—	3,428	9,357	—	2,459,510
Fahim Siddiqui
Performance Shares	3/26/2025	2/26/2025	—	—	—	1,125	4,501	9,002	—	—	—	1,629,947
PBRS Grant	3/26/2025	2/26/2025	—	—	—	—	2,700	—	—	—	—	977,751
Stock Option Grant	3/26/2025	2/26/2025	—	—	—	—	—	—	—	7,057	362.13	651,926
Modified Awards(5)	5/29/2025	5/29/2025	—	—	—	—	—	—	2,843	6,951	—	1,566,921
(1)All awards were granted under the Omnibus Plan other than MIP awards.
(2)Ultimate payouts under the Fiscal 2025 MIP are based on achievement of pre-established performance goals, as described in the Compensation Discussion and Analysis. The amount in the “Threshold” column for the Fiscal 2025 MIP reflects the minimum possible payout based upon assumed achievement of the threshold performance levels, as discussed below under “Terms of Plan-Based Awards Granted to NEOs for Fiscal 2025—Fiscal 2025 MIP.” For discussion of the threshold, target and maximum performance levels, see discussion under “Annual Cash Incentive—Performance Goals” starting on page 62 in the Compensation Discussion and Analysis above. Pursuant to Mr. Padilla’s separation agreement with the Company, Mr. Padilla was eligible to receive a prorated

The Home Depot 2026 Proxy Statement	73

portion of his Fiscal 2025 MIP award based on actual Company results for the number of months he served during Fiscal 2025, as disclosed in the “Non-Equity Incentive Plan” column of the Summary Compensation Table.
(3)Annual equity awards under the Omnibus Plan were approved at the February 26, 2025 meeting of the LDC Committee (and on February 27, 2025, by the independent Board members for Mr. Decker) but were granted as of March 26, 2025. See discussion under “—Management of Compensation-Related Risk—Equity Grant Procedures” on page 69 in the Compensation Discussion and Analysis above.
(4)The amounts do not represent amounts the NEOs received or are entitled to receive. Rather, amounts represent the grant date fair value of awards granted in Fiscal 2025 computed in accordance with FASB ASC Topic 718 and, for Mr. Padilla and Mr. Siddiqui, as described in footnote 5 below. The assumptions made in the valuation of the option awards granted in Fiscal 2025 are set forth in Note 9 to the Company’s consolidated financial statements as filed with the SEC in the 2025 Form 10-K. The valuation of restricted stock and performance share awards granted in Fiscal 2025 is based on the closing stock price on the grant date.
(5)Amounts for Mr. Padilla and Mr. Siddiqui represent the incremental fair value of certain restricted stock and stock option awards resulting from award modifications pursuant to separation agreement terms, as discussed in more detail in footnote 6 to the Summary Compensation Table.

74	The Home Depot 2026 Proxy Statement

TERMS OF PLAN-BASED AWARDS GRANTED TO NEOS FOR FISCAL 2025

The LDC Committee approved the Fiscal 2025 grants of performance shares, performance-based restricted stock and stock options under the Omnibus Plan for the NEOs other than Mr. Decker. Mr. Decker’s awards were approved by the independent members of the Board. Mr. Padilla and Mr. Siddiqui forfeited all Fiscal 2025 equity award grants, except with respect to a limited number of stock options.

Award Type	Award Terms
Performance Shares
For Fiscal 2025, 50% of the equity grant provided to the NEOs was in the form of performance shares. The terms and conditions of the awards are described under “—Elements of our Compensation Programs—Long-Term Incentives” in the Compensation Discussion and Analysis above. Upon termination of employment without cause within 12 months following a change in control, the executive would be entitled to a pro rata portion of performance shares based on actual performance for the portion of the performance period before a change in control, plus a pro rata portion of the target performance shares for the portion of the performance period after a change in control.
In the event of death, disability or termination of employment at or after age 60 with at least five years of continuous service other than for cause (“retirement”), the executive or his or her estate will be entitled to receive any performance shares ultimately earned, and in the event of death or disability before retirement, a pro rata portion of any shares ultimately earned. Mr. Decker and Ms. Campbell are each “retirement eligible” and their performance share awards are non-forfeitable, although payout, if any, is based on achievement of the performance goals. Dividend equivalents accrue on performance share awards (as reinvested shares) and are paid only upon the payout of the award based on the actual number of shares earned.

Performance-Based Restricted Stock (PBRS)
For Fiscal 2025, 30% of the equity grant provided to the NEOs was in the form of performance-based restricted stock, which was forfeitable if Fiscal 2025 operating profit was less than 90% of the MIP target for Fiscal 2025. If the performance condition is met, as it was for Fiscal 2025, the awards are then subject to time-based vesting. The restricted stock grants vest 50% on each of the 30-month and 60-month anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death, disability or termination without cause within 12 months following a change in control.
In addition, once the executive becomes retirement eligible, the restricted stock becomes non-forfeitable, provided the performance condition is met, but it is not transferable before the time-based vesting dates. Dividends on the restricted stock are accrued (as cash dividends) and paid to executive officers only if the performance condition is met. Once the performance condition is met, cash dividends are paid on the shares of restricted stock. Mr. Decker and Ms. Campbell are both retirement eligible.

The Home Depot 2026 Proxy Statement	75

Award Type	Award Terms
Stock Options
For Fiscal 2025, 20% of the equity grant provided to the NEOs was in the form of nonqualified stock options. The stock option awards vest 25% per year on the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death, disability or termination without cause within 12 months following a change in control. In addition, the stock option awards become non-forfeitable once the executive becomes retirement eligible but are not exercisable before the time-based vesting dates. Generally, stock options may be exercised, once vested, over the remainder of the ten-year option term, subject to continued employment or meeting the retirement eligibility requirements. Because Mr. Decker and Ms. Campbell are each retirement eligible, their option awards are non-forfeitable but are not exercisable until the time-based vesting dates.

Fiscal 2025 MIP
Each of the NEOs serving at the end of Fiscal 2025 participated in the Fiscal 2025 MIP. The Fiscal 2025 MIP payout was based upon achievement of pre-established performance goals, as described under “—Elements of Our Compensation Programs—Annual Cash Incentive” in the Compensation Discussion and Analysis starting on page 62 above.
The LDC Committee established the following threshold, target and maximum payout levels for Fiscal 2025 for the NEOs under the MIP. The threshold, target and maximum potential payouts under the MIP for these NEOs reflect the following percentages of base salary at the end of Fiscal 2025:

	Percentage of Base Salary
Name	Threshold	Target	Maximum
Edward P. Decker	30%	200%	380%
Richard V. McPhail	15%	100%	190%
Ann-Marie Campbell	19%	125%	238%
William D. Bastek	15%	100%	190%
Jordan Broggi	15%	100%	190%

Because the operating profit threshold must be met for any payout to occur, the threshold percentage above reflects the minimum possible payout based upon assumed achievement of that threshold. In addition, once an executive becomes retirement eligible, if the executive retires prior to the MIP payment date, the executive receives a payout that is prorated based on the time the executive served in his or her role during the fiscal year. Pursuant to Mr. Padilla’s separation agreement, the potential payout for Mr. Padilla is prorated based on the number of months he served during Fiscal 2025 with the following payout levels: threshold – 15%; target – 100%; and maximum – 190%. Mr. Siddiqui did not participate in the Fiscal 2025 MIP. The actual amounts earned by the eligible NEOs based on achievement of Fiscal 2025 MIP performance goals are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

76	The Home Depot 2026 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards as of the end of Fiscal 2025 granted to the NEOs.

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Edward P. Decker	3/22/2017	19,350	—	147.36	3/21/2027	—	—	—	—
	3/21/2018	13,660	—	178.02	3/20/2028	—	—	—	—
	3/27/2019	16,308	—	189.25	3/26/2029	—	—	—	—
	3/25/2020	12,338	—	181.76	3/24/2030	—	—	—	—
	11/19/2020	4,960	—	270.93	11/18/2030	—	—	—	—
	3/24/2021	11,841	3,948	292.75	3/23/2031	1,266	474,231	—	—
	3/23/2022	14,868	14,869	317.05	3/22/2032	2,649	992,289	—	—
	3/22/2023	8,041	24,123	282.61	3/21/2033	3,074	1,151,490	13,992	5,241,459
	3/20/2024	—	22,976	384.41	3/19/2034	5,115	1,916,028	29,863	11,186,464
	3/26/2025	—	25,654	362.13	3/25/2035	9,816	3,676,975	16,667	6,243,465
Richard V. McPhail	3/22/2017	5,989	—	147.36	3/21/2027	—	—	—	—
	3/21/2018	4,036	—	178.02	3/20/2028	—	—	—	—
	3/27/2019	4,818	—	189.25	3/26/2029	—	—	—	—
	11/21/2019	7,282	—	218.54	11/20/2029	—	—	—	—
	3/25/2020	11,217	—	181.76	3/24/2030	—	—	—	—
	11/19/2020	4,960	—	270.93	11/18/2030	—	—	—	—
	3/24/2021	5,920	1,974	292.75	3/23/2031	1,153	431,902	—	—
	3/23/2022	4,008	4,009	317.05	3/22/2032	1,301	487,342	—	—
	3/22/2023	2,229	6,688	282.61	3/21/2033	1,552	581,364	3,878	1,452,950
	3/20/2024	—	6,684	384.41	3/19/2034	2,497	935,351	8,687	3,254,216
	3/26/2025	—	9,092	362.13	3/25/2035	3,479	1,303,199	5,908	2,212,937
Ann-Marie Campbell	3/25/2020	12,338	—	181.76	3/24/2030	—	—	—	—
	11/19/2020	4,960	—	270.93	11/18/2030	—	—	—	—
	3/24/2021	7,236	2,413	292.75	3/23/2031	778	291,431	—	—
	3/23/2022	4,081	4,082	317.05	3/22/2032	732	274,200	—	—
	3/22/2023	2,229	6,688	282.61	3/21/2033	858	321,398	3,878	1,452,950
	11/16/2023	416	1,250	306.44	11/15/2033	224	83,908	—	—
	3/20/2024	—	8,355	384.41	3/19/2034	1,724	645,793	10,858	4,067,379
	3/26/2025	—	10,824	362.13	3/25/2035	4,142	1,551,552	7,032	2,634,230
William D. Bastek	3/21/2018	1,645	—	178.02	3/20/2028	—	—	—	—
	2/27/2019	4,716	—	183.67	2/26/2029	—	—	—	—
	3/27/2019	4,077	—	189.25	3/26/2029	—	—	—	—
	3/25/2020	3,645	—	181.76	3/24/2030	—	—	—	—
	3/24/2021	1,842	614	292.75	3/23/2031	359	134,478	—	—
	3/23/2022	1,020	1,020	317.05	3/22/2032	331	123,989	—	—
	8/18/2022	805	806	325.21	8/17/2032	192	71,921	—	—
	3/22/2023	1,600	4,802	282.61	3/21/2033	893	334,509	1,126	422,069
	3/20/2024	—	5,744	384.41	3/19/2034	2,146	803,870	7,464	2,796,030
	3/26/2025	—	8,118	362.13	3/25/2035	3,106	1,163,477	5,274	1,975,577

The Home Depot 2026 Proxy Statement	77

OUTSTANDING EQUITY AWARDS AT 2025 FISCAL YEAR-END
		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jordan Broggi	3/27/2019	464	—	189.25	3/26/2029	—	—	—	—
	3/25/2020	701	—	181.76	3/24/2030	—	—	—	—
	11/19/2020	1,240	—	270.93	11/18/2030	—	—	—	—
	3/24/2021	964	483	292.75	3/23/2031	282	105,634	—	—
	3/23/2022	874	875	317.05	3/22/2032	284	106,384	—	—
	3/22/2023	533	1,601	282.61	3/21/2033	372	139,347	928	347,652
	3/20/2024	—	1,566	384.41	3/19/2034	585	219,135	2,035	762,340
	8/15/2024	—	2,871	360.07	8/14/2034	694	259,965	—	—
	3/26/2025	—	6,927	362.13	3/25/2035	2,650	992,664	4,501	1,685,938
Hector A. Padilla	3/21/2018	3,073	—	178.02	9/12/2026	—	—	—	—
	3/27/2019	4,294	—	189.25	9/12/2026	—	—	—	—
	3/25/2020	3,505	—	181.76	9/12/2026	—	—	—	—
	3/24/2021	2,137	—	292.75	9/12/2026	—	—	—	—
	5/19/2021	3,952	—	314.45	9/12/2026	—	—	—	—
	3/23/2022	4,689	—	317.05	9/12/2026	—	—	—	—
	3/22/2023	4,114	—	282.61	9/12/2026	—	—	—	—
	11/16/2023	391	—	306.44	9/12/2026	—	—	—	—
	3/20/2024	1,887	—	384.41	9/12/2026	—	—	—	—
	3/26/2025	911	—	362.13	9/12/2026	—	—	—	—
Fahim Siddiqui	3/20/2024	1,569	—	384.41	5/29/2026	—	—	—	—
	3/26/2025	376	—	362.13	5/29/2026	—	—	—	—
(1)Unless indicated otherwise, stock options for each NEO vest 25% on the second, third, fourth and fifth anniversaries of the grant date.
(2)Unless indicated otherwise, restricted stock awards vest 50% on each of the 30-month and 60-month anniversaries of the grant date. The reported value of the restricted stock awards is based on the $374.59 closing stock price on January 30, 2026, the last trading day of Fiscal 2025.
(3)The NEOs’ performance share awards are earned upon the completion of the three-year performance periods ending February 1, 2026, January 31, 2027, and January 30, 2028, based on achievement of pre-established average ROIC and operating profit goals, as described above in the Compensation Discussion and Analysis under “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” on page 65 and under “Terms of Plan-Based Awards Granted to NEOs for Fiscal 2025—Performance Shares” on page 75. The awards are paid out, if at all, following certification by the LDC Committee of the achievement of the goals after completion of the applicable performance period. For the Fiscal 2023-2025 award, the shares reported are the actual amounts earned based on the performance level met over the performance period, as certified by the LDC Committee on February 26, 2026, and include dividend equivalents accrued on the award. For the Fiscal 2024-2026 award and the Fiscal 2025-2027 award, the reported number of shares includes dividend equivalents accrued through February 1, 2026. The reported number of shares also assumes achievement of the maximum level of performance for the Fiscal 2024-2026 award and achievement of the target level of performance for the Fiscal 2025-2027 award, each in accordance with SEC requirements. The reported value of the performance share awards is based on the closing stock price on January 30, 2026, the last trading day of Fiscal 2025.

78	The Home Depot 2026 Proxy Statement

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2025

The following table sets forth the options exercised and the shares of restricted stock and performance shares that vested for the NEOs during Fiscal 2025.

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2025
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Edward P. Decker	32,897	8,786,562	18,706	(2)	7,045,380
Richard V. McPhail	3,369	921,219	4,854		1,854,093
Ann-Marie Campbell	—	—	8,538	(2)	3,123,521
William D. Bastek	6,086	1,694,351	1,923		730,099
Jordan Broggi	—	—	1,067	(2)	405,820
Hector A. Padilla	—	—	2,824	(3)	1,136,992
Fahim Siddiqui	19,434	3,229,389	2,134	(3)	788,794
(1)The value realized on vesting is based on the Company’s closing price on the applicable vesting date.
(2)For Mr. Decker, includes 3,469 shares withheld to pay taxes on restricted stock grants that became non-forfeitable on February 26, 2025, as well as 6,500 shares from vesting of the final tranche of restricted stock grants awarded in 2004 and 2005. For Ms. Campbell, includes 4,400 shares withheld to pay taxes on restricted stock grants that became non-forfeitable when Ms. Campbell became retirement eligible. The shares acquired on grants that became non-forfeitable remain restricted until the applicable time-based vesting dates are reached.
(3)For Mr. Padilla, includes 1,530 shares withheld to pay taxes on restricted stock grants that became non-forfeitable as of his separation date, as discussed in more detail in footnote 6 to the Summary Compensation Table. For Mr. Siddiqui, includes 1,275 shares withheld to pay taxes on restricted stock grants that became non-forfeitable as of his separation date, as discussed in more detail in footnote 6 to the Summary Compensation Table. The shares acquired on grants that became non-forfeitable remain restricted until the applicable time-based vesting dates are reached.

The Home Depot 2026 Proxy Statement	79

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2025

The following table sets forth information regarding the participation of the NEOs in the Company’s nonqualified deferred compensation plans for Fiscal 2025.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2025
	Executive Contributions in Last FY ($)(3)	Registrant Contributions in Last FY ($)(4)	Aggregate Earnings in Last FY ($)(5)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(6)
Name
Edward P. Decker
THD Restoration Plan(1)	N/A	132,774	(261,721)	—	3,728,272
Deferred Compensation Plan for Officers(2)	—	—	168,587	—	1,449,199
Richard V. McPhail
THD Restoration Plan(1)	N/A	54,232	(108,949)	—	1,550,967
Ann-Marie Campbell
THD Restoration Plan(1)	N/A	68,661	(169,849)	—	2,402,033
William D. Bastek
THD Restoration Plan(1)	N/A	40,865	(27,160)	—	413,993
Jordan Broggi
THD Restoration Plan(1)	N/A	34,671	(12,118)	—	201,141
Hector A. Padilla
THD Restoration Plan(1)	N/A	—	(41,426)	—	569,107
Deferred Compensation Plan for Officers(2)	271,248	—	326,444	—	2,395,288
Fahim Siddiqui
THD Restoration Plan(1)	N/A	—	(6,945)	(121,748)	—
Deferred Compensation Plan for Officers(2)	—	—	150,816	(1,307,745)	—
(1)The THD Restoration Plan, an unfunded, nonqualified deferred compensation plan, provides management-level associates with a benefit equal to the matching contributions that they would have received under the Company’s FutureBuilder 401(k) Plan if certain Internal Revenue Code limitations were not in place. On January 31 of each year, the plan makes an allocation to participant accounts in an amount equal to the participant’s eligible earnings (generally, salary plus annual cash incentive award) during the prior calendar year minus the Internal Revenue Code limit for tax-qualified plans ($350,000 for 2025) multiplied by the current Company match level of 3.5%. This amount is then converted to units representing shares of the Company’s common stock. Stock units credited to a participant’s account are also credited with dividend equivalents at the same time, and in the same amount, as dividends are paid to shareholders. Participant account balances vest at the same time their account in the Company’s tax-qualified FutureBuilder 401(k) Plan vests, which provides for 100% vesting after three years of service. A participant’s vested account balance is payable in shares of common stock on retirement or other employment termination. In-service withdrawals are not permitted.
(2)The Deferred Compensation Plan for Officers is an unfunded, nonqualified deferred compensation plan that allows officers to defer payment of up to 50% of base salary and up to 100% of annual cash incentive compensation until retirement or other employment termination. The Company makes no contributions to the Deferred Compensation Plan for Officers. Participants may also elect an in-service distribution during a designated calendar year or over a period of not more than ten years, or upon a change in control of the Company. Participants may make a separate election for distributions in a lump sum or installments for terminations (or one year following retirement) on or after age 60 or in the event of disability. If termination occurs prior to age 60, distribution is made in a lump sum the following January unless subject to a delay. Participants direct the manner in which their account balances are deemed invested among an array of investment funds, and notional earnings are credited to participant accounts based on fund returns. Accounts are 100% vested at all times. Mr. Padilla was subject to a six-month payment delay under Section 409A of the Internal Revenue Code following his separation from service and therefore received his distribution under the Deferred Compensation Plan for Officers following the end of Fiscal 2025.
(3)Executive contributions represent deferral of base salary and incentive awards under the MIP during Fiscal 2025, which amounts are also disclosed in the Fiscal 2025 “Salary” column and the Fiscal 2024 “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table. The THD Restoration Plan is non-elective, and participants cannot make contributions to it.
(4)All Company contributions to the THD Restoration Plan are included as compensation in the “Stock Awards” column of the Summary Compensation Table. The Company does not make contributions to the Deferred Compensation Plan for Officers.
(5)THD Restoration Plan earnings represent the change in the value of the underlying Company stock during Fiscal 2025 plus dividend equivalents that are credited at the same rate, and at the same time, that dividends are paid to all shareholders. Deferred Compensation Plan for Officers earnings represent notional returns on participant-selected investments.
(6)For the THD Restoration Plan, amounts in the aggregate balance for Mr. Decker, Mr. McPhail, Ms. Campbell, and Mr. Bastek of $687,741, $327,597, $367,836, and $130,828, respectively, were previously reported in the Summary Compensation Table.

80	The Home Depot 2026 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause or For Good Reason
The employment arrangements with our NEOs do not entitle them to severance payments upon employment termination. They would, however, be entitled to any vested benefits under Company plans in which they participate. Each of the NEOs is subject to non-competition and non-solicitation restrictions for periods ranging from 24 to 36 months post-termination. Each NEO is also subject to post-termination confidentiality restrictions. The terms of the separation agreements for Mr. Padilla and Mr. Siddiqui, including consideration received by the Company in exchange for compensation to be provided in accordance therewith, are discussed below under “—Departure of Former Executives in Fiscal 2025” beginning on page 83.
Change in Control
The Company does not maintain change in control agreements for its executives. Since Fiscal 2013, our standard form of equity award agreement adopted by the LDC Committee has provided for accelerated vesting if the executive is terminated without cause within 12 months following a change in control, and our Omnibus Plan incorporates this “double-trigger” provision into the plan for all awards issued after May 2022. There are no outstanding associate equity awards that vest solely upon a change in control.
The following table sets forth the estimated value that the NEOs employed at the end of Fiscal 2025 would have been entitled to receive due to accelerated vesting of outstanding awards assuming termination without cause within 12 months following a change in control of the Company on February 1, 2026. These NEOs would also be entitled to receive vested benefits under Company plans in which they participate, including amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan for Officers, as set forth in the Nonqualified Deferred Compensation table on page 80 of this Proxy Statement.

DOUBLE-TRIGGER CHANGE IN CONTROL
Name	Value of Additional Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Total ($)
Edward P. Decker	11,928,162	12,232,611	24,160,773
Richard V. McPhail	4,859,836	3,949,302	8,809,138
Ann-Marie Campbell	4,435,857	4,805,990	9,241,847
William D. Bastek	3,323,823	3,466,081	6,789,904
Jordan Broggi	2,188,263	2,074,854	4,263,117
(1)Value reflects outstanding shares of all restricted stock awards, in each case multiplied by a closing stock price of $374.59 on January 30, 2026, and the intrinsic value as of January 30, 2026 of all outstanding unvested stock options, using the closing stock price of $374.59 on January 30, 2026.
(2)Value reflects the following: (a) for the Fiscal 2024-2026 performance share award, (i) shares that would have been earned based on actual performance through the end of Fiscal 2025 multiplied by a ratio of 735 days in the performance period through February 1, 2026 to 1,099 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 364 days remaining in the performance period after February 1, 2026 to 1,099 total days in the performance period; and (b) for the Fiscal 2025-2027 performance share award, (i) shares that would have been earned based on actual performance through the end of Fiscal 2025 multiplied by a ratio of 364 days in the performance period through February 1, 2026 to 1,092 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 728 days remaining in the performance period after February 1, 2026 to 1,092 total days in the performance period. In each case, the aggregate number of performance shares is multiplied by a closing stock price of $374.59 on January 30, 2026 to determine the value as of the end of Fiscal 2025. Amounts include dividend equivalents accrued through the end of Fiscal 2025 converted into additional performance shares. Amounts do not include the value of the Fiscal 2023-2025 award because it was earned as of February 1, 2026, the last day of the performance period, regardless of whether there was a change in control and associated termination of employment.

The Home Depot 2026 Proxy Statement	81

Termination Due to Death or Disability
Equity awards made to salaried associates, including the NEOs, generally provide for accelerated vesting of the award upon employment termination due to death or disability. The following table sets forth the estimated value of benefits that the NEOs employed at the end of Fiscal 2025 would have been entitled to receive assuming death or disability as of February 1, 2026. In addition, these NEOs would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan for Officers, as set forth in the Nonqualified Deferred Compensation table on page 80 of this Proxy Statement.

DEATH OR DISABILITY
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Death Benefit ($)(3)	Total ($)
Edward P. Decker	11,928,162	12,288,050	400,000	24,616,212
Richard V. McPhail	4,859,836	1,934,757	400,000	7,194,593
Ann-Marie Campbell	4,435,857	4,815,354	400,000	9,651,212
William D. Bastek	3,323,823	1,685,655	N/A	5,009,478
Jordan Broggi	2,188,263	824,473	N/A	3,012,736
(1)Value reflects outstanding restricted stock at the end of Fiscal 2025, multiplied by a closing stock price of $374.59 on January 30, 2026, and outstanding unvested stock options based on the intrinsic value as of January 30, 2026, using the closing stock price of $374.59 on January 30, 2026.
(2)Value reflects the following: (a) for the Fiscal 2024-2026 performance share award, the prorated portion of shares that would have been earned based on actual performance through the end of Fiscal 2025 multiplied by a ratio of 735 days in the performance period through February 1, 2026 to 1,099 total days in the performance period; and (b) for the Fiscal 2025-2027 performance share award, the prorated portion of shares that would have been earned based on actual performance through the end of Fiscal 2025 multiplied by a ratio of 364 days in the performance period through February 1, 2026 to 1,092 total days in the performance period. The aggregate number of performance shares is multiplied by a closing stock price of $374.59 on January 30, 2026 to determine the value as of the end of Fiscal 2025. Amounts include dividend equivalents accrued through the end of Fiscal 2025 converted into additional performance shares. Amounts do not include the value of the Fiscal 2023-2025 award because it was earned as of February 1, 2026, the last day of the performance period, regardless of the individual’s death or disability and associated termination of employment.
(3)Value reflects a death benefit under the death-benefit-only program, which is only paid out upon death, not disability.
Retirement Eligibility
With very few exceptions, equity awards made to salaried associates, including the NEOs, provide that the awards are no longer forfeitable upon retirement on or after age 60 with at least five years of continuous service with the Company. Mr. Decker and Ms. Campbell were the only NEOs employed as of February 1, 2026 that had met this condition. The following table sets forth the estimated value of benefits that Mr. Decker and Ms. Campbell would be entitled to receive as a result of their retirement eligibility as of February 1, 2026. Mr. Decker and Ms. Campbell would also be entitled to the Fiscal 2025 MIP award, as disclosed in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, on page 70 of this Proxy Statement, as well as amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan for Officers, as set forth in the Nonqualified Deferred Compensation table on page 80 of this Proxy Statement.

RETIREMENT ELIGIBILITY
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Total ($)
Edward P. Decker	11,928,162	12,288,050	24,216,212
Ann-Marie Campbell	4,435,857	4,815,354	9,251,212
(1)Value reflects restricted stock grants that have the retirement eligibility provision described above and that are outstanding at the end of Fiscal 2025, multiplied by a closing stock price of $374.59 on January 30, 2026, and unvested stock options that have the retirement eligibility provision, based on the intrinsic value as of January 30, 2026, using the closing stock price of $374.59 on January 30, 2026. The restricted stock grants would remain non-transferable, and the stock options would remain non-exercisable, until their applicable time-based vesting dates.
(2)Value reflects the following: (a) for the Fiscal 2024-2026 performance share award, the shares that would have been earned based on actual performance through the end of Fiscal 2025; and (b) for the Fiscal 2025-2027 performance share award, the shares that would

82	The Home Depot 2026 Proxy Statement

have been earned based on actual performance through the end of Fiscal 2025. The aggregate number of performance shares is multiplied by a closing stock price of $374.59 on January 30, 2026 to determine the value as of the end of Fiscal 2025. Amounts include dividend equivalents accrued through the end of Fiscal 2025 converted into additional performance shares. Amounts do not include the value of the Fiscal 2023-2025 performance award because it was earned as of February 1, 2026, the last day of the performance period, regardless of the individual’s retirement eligibility.
Departure of Former Executives in Fiscal 2025
Mr. Padilla.    The Company and Mr. Padilla entered into a separation agreement in connection with the termination by the Company of his employment without cause effective September 12, 2025. The agreement provides Mr. Padilla with certain termination benefits in exchange for, and contingent upon, non-revocation of a general release of claims against the Company and compliance with a non-disparagement covenant, a 24-month non-competition covenant, a 36-month non-solicitation covenant, and a 12-month confidentiality covenant. The agreement further provided for the forfeiture of unvested performance shares, stock options and restricted stock held by Mr. Padilla on his separation date, except with respect to (i) certain stock options that were accelerated and must be exercised, if at all, by the one-year anniversary of Mr. Padilla’s termination date and (ii) certain restricted shares granted in prior fiscal years for which the performance condition had previously been satisfied and that remain subject to transfer restrictions for up to two years from Mr. Padilla’s separation date. Other benefits consisted of separation payments for 24 months, payable on a monthly basis; a prorated portion of his Fiscal 2025 MIP based on actual Company performance; a lump sum cash payment related to the forfeiture of certain restricted stock awards; and certain healthcare and outplacement benefits.
The table below summarizes the approximate value of the benefits pursuant to the separation agreement described above, which are contingent and conditioned upon Mr. Padilla’s compliance with the covenants set forth in the separation agreement:

Amount ($)
Benefit
Separation Payments(1)	1,485,260
2025 MIP(2)	469,913
Payment for Healthcare Costs	6,000
Acceleration of Certain Stock Options(3)	932,509
Continued Vesting of Restricted Stock(3)	1,448,981
Lump Sum Payment related to Forfeiture of Certain Restricted Stock	133,000
Outplacement Services	5,000
Total	4,480,663
(1)Reflects the aggregate amount of separation payments for 24 months following separation, with a ratable portion paid each month. Mr. Padilla received four separation payments during Fiscal 2025, totaling $247,543 in aggregate for Fiscal 2025.
(2)Value reflects the prorated MIP earned at the end of Fiscal 2025 based on actual performance and on the number of months Mr. Padilla served during Fiscal 2025, as disclosed in the “Non-Equity Incentive Plan” column of the Summary Compensation table on page 70 of this Proxy Statement.
(3)Reflects the value of the accelerated stock options based on the intrinsic value as of September 12, 2025 and the value of the restricted stock no longer subject to risk of forfeiture on September 12, 2025, in each case using the closing stock price of $422.69 on September 12, 2025.
Mr. Padilla is also entitled to vested benefits under Company plans in which he participated, including amounts owed under the THD Restoration Plan and the Deferred Compensation Plan for Officers as set forth in the Nonqualified Deferred Compensation table on page 80 of this Proxy Statement.
Mr. Siddiqui.    The Company and Mr. Siddiqui entered into a separation agreement in connection with the termination by the Company of his employment without cause effective May 29, 2025. The agreement provides Mr. Siddiqui with certain termination benefits in exchange for, and contingent upon, non-revocation of a general release of claims against the Company and compliance with a non-disparagement covenant, a 24-month non-competition covenant, a 36-month non-solicitation covenant, and a 12-month confidentiality covenant. The agreement further provided for the forfeiture of unvested performance shares, stock options

The Home Depot 2026 Proxy Statement	83

and restricted stock held by Mr. Siddiqui on his separation date, except with respect to (i) certain stock options that were accelerated and must be exercised, if at all, by the one-year anniversary of Mr. Siddiqui’s termination date and (ii) certain restricted shares granted in prior fiscal years for which the performance condition had previously been satisfied and that remain subject to transfer restrictions for up to two years from Mr. Siddiqui’s separation date. Other benefits consisted of separation payments for 18 months, payable on a monthly basis; a lump sum cash payment related to the forfeiture of certain restricted stock awards; and certain healthcare and outplacement benefits.
The table below summarizes the approximate value of the benefits pursuant to the separation agreement described above, which are contingent and conditioned upon Mr. Siddiqui’s compliance with the covenants set forth in the separation agreement:

Amount ($)
Benefit
Separation Payments(1)	1,110,000
Payments for Healthcare Costs	3,600
Acceleration of Certain Stock Options(2)	394,618
Continued Vesting of Restricted Stock(2)	1,047,048
Lump Sum Payment related to Forfeiture of Certain Restricted Stock	52,000
Outplacement Services	5,000
Total	2,612,266
(1)Reflects the aggregate amount of separation payments for 18 months following separation, with a ratable portion paid each month. Mr. Siddiqui received eight such payments during Fiscal 2025, totaling $493,333 in aggregate for Fiscal 2025.
(2)Reflects the value of the accelerated stock options based on the intrinsic value as of May 29, 2025 and the value of the restricted stock no longer subject to risk of forfeiture on May 29, 2025, in each case using the closing stock price of $368.29 on May 29, 2025.
Mr. Siddiqui is also entitled to vested benefits under Company plans in which he participated, including amounts owed under the THD Restoration Plan and the Deferred Compensation Plan for Officers as set forth in the Nonqualified Deferred Compensation table on page 80 of this Proxy Statement.

84	The Home Depot 2026 Proxy Statement

LEADERSHIP DEVELOPMENT AND COMPENSATION
COMMITTEE REPORT
Each member of the LDC Committee is independent under SEC rules, NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.
The LDC Committee acts under a written charter which sets forth its responsibilities and duties, as well as requirements for the LDC Committee’s composition and meetings. The LDC Committee’s primary responsibility is to (a) assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, (b) oversee the development of executive succession plans, and (c) approve compensation strategy, including the corporate goals and objectives relevant to the compensation of the Company’s senior executive officers, including the CEO, to ensure that management is afforded appropriate incentives and rewarded appropriately for contributions to the Company’s growth and profitability and that the executive compensation strategy supports the Company’s objectives and shareholder interests.
The LDC Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s equity-based and incentive-based compensation plans, regularly evaluates the effectiveness of the Company’s overall executive compensation program, and reviews the overall compensation and benefits strategy for all associates of the Company to ensure consistency with the Company’s stated compensation strategy and other human capital management matters. In addition, the LDC Committee periodically reviews the compensation and benefits offered to non-employee directors and recommends changes as appropriate.
A more complete description of the LDC Committee’s functions is set forth in the LDC Committee charter, which is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The LDC Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the 2025 Form 10-K.
This report has been furnished by the current members of the LDC Committee:
•    Wayne M. Hewett, Chair
•    Stephanie C. Linnartz
•    Caryn Seidman-Becker
•    Asha Sharma

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PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid,” or “CAP,” and certain financial performance of the Company. CAP does not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable years and does not necessarily reflect how the LDC Committee evaluated compensation decisions in light of Company performance. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis beginning on page 54.

PAY VERSUS PERFORMANCE TABLE
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO ($)(1)		Compensation Actually Paid to CEO ($)(2)		Average Summary Compen- sation Table Total for Non-CEO NEOs ($)(3)	Average Compen- sation Actually Paid to Non-CEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)(7) (in billions)	Operating Profit ($)(8) (in billions)
	CEO	Former CEO	CEO	Former CEO			TSR ($)(5)	Peer Group TSR ($)(6)
2025	16,191,127	—	12,120,694	—	5,972,604	2,357,866	156.3	164.1	14.16	21.17
2024	15,574,678	—	20,017,546	—	4,782,536	6,355,234	203.8	227.9	14.81	21.42
2023	14,419,252	—	18,272,399	—	4,540,911	4,391,001	171.6	165.2	15.14	21.65
2022	14,619,789	9,020,862	7,501,985	(2,905,659)	4,390,720	953,780	148.8	124.0	17.11	24.09
2021	—	13,059,751	—	51,702,946	5,568,673	18,194,527	168.0	149.7	16.43	22.92
(1)Mr. Decker served as our CEO for Fiscal 2025, Fiscal 2024 and Fiscal 2023; Mr. Decker and Craig Menear each served for a period of time as our CEO for Fiscal 2022; and Mr. Menear was our CEO for Fiscal 2021. The dollar amounts reported in column (b) are the amounts of total compensation reported in the “Total” column of the Summary Compensation Table for our CEO and former CEO for the corresponding years in which each served as our CEO. As discussed in the Summary Compensation Table, Fiscal 2024 contained 53 weeks, compared to 52 weeks for all other years presented in this table, so Fiscal 2024 includes one additional week of pay.
(2)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the Summary Compensation Table (or “SCT”) total compensation for Fiscal 2025 to determine the CAP for Fiscal 2025:

CEO SCT Total to CAP Reconciliation
Year	Reported Summary Compensation Table Total for CEO ($)	Deductions from SCT Total ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to CEO (as defined by SEC rule) ($)
2025	16,191,127	(11,982,167)	7,911,734	12,120,694
(a)Represents the grant date fair value of equity awards, which are the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for Fiscal 2025.
(b)The equity award adjustments for Fiscal 2025 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in Fiscal 2025 that are outstanding and unvested as of the end of Fiscal 2025; (ii) the amount of change as of the end of Fiscal 2025 (from the end of Fiscal 2024) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of Fiscal 2025; (iii) for awards that are granted in Fiscal 2025 and vest in Fiscal 2025, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in Fiscal 2025, the amount equal to the change as of the vesting date (from the end of Fiscal 2024) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during Fiscal 2025, a deduction for the amount equal to the fair value at the end of Fiscal 2024; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in Fiscal 2025 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for Fiscal 2025. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments detailed in the table below.

86	The Home Depot 2026 Proxy Statement

CEO Equity Component of CAP
Year	Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-Over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair-Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2025	11,899,934	(2,640,159)	132,774	(1,926,432)	—	445,619	7,911,734
(3)The dollar amounts reported in column (d) represent the average of the amounts reported for our non-CEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of these NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) For Fiscal 2025, Mr. McPhail, Ms. Campbell, Mr. Bastek, Mr. Broggi, Mr. Padilla, and Mr. Siddiqui; (ii) for Fiscal 2024, Mr. McPhail, Mr. Bastek, Ms. Campbell, Teresa Wynn Roseborough, and Matt Carey; (iii) for Fiscal 2023, Mr. McPhail, Ms. Campbell, Mr. Carey, Jeffrey Kinnaird, and Ms. Roseborough; (iv) for Fiscal 2022, Mr. McPhail, Ms. Campbell, Mr. Carey, and Mr. Kinnaird; and (v) for Fiscal 2021, Mr. Decker, Mr. McPhail, Ms. Campbell, and Mr. Carey.
(4)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for these NEOs as a group for each year to determine the CAP, using the same methodology described above in footnote 2.

Average Other NEOs SCT Total to CAP Reconciliation
Year	Average Reported Summary Compensation Table Total for Non-CEO NEOs ($)	Average Reported Summary Compensation Table Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2025	5,972,604	(4,377,056)	762,319	2,357,866
(a)The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are detailed in the table below.

Average Other NEOs Equity Component of CAP
Year	Average Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-Over- Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2025	2,702,866	(450,221)	47,030	(542,032)	(1,089,921)	94,596	762,319
(5)Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P 500 Consumer Discretionary Distribution & Retail Index, which we refer to as the S&P 500 Retail Index.
(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year. Fiscal 2024 contained 53 weeks, compared to 52 weeks for all other years presented in this table.
(8)Operating profit is defined as the Company’s net sales less the sum of the cost of sales, selling, general and administrative expense, and depreciation and amortization expense, subject to adjustments as more fully described under “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” and “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2025 MIP Results” in our Compensation Discussion and Analysis above. Fiscal 2024 contained 53 weeks, compared to 52 weeks for all other years presented in this table.

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Financial Performance Measures
The most important financial performance measures, as defined in Item 402(v) of Regulation S-K, that are used by the Company to link CAP to the Company’s NEOs for Fiscal 2025 to the Company’s performance are as follows:
•Operating Profit, as adjusted, as defined in the MIP
•Sales
•Return on Invested Capital
•Inventory Turns
•Pro Strategic Goal
Pay Versus Performance Relationship Disclosures
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following tables indicating the relationships between the measures below and CAP as presented in the Pay Versus Performance table, as well as the relationship between cumulative TSR of the Company and cumulative TSR of the peer group.

88	The Home Depot 2026 Proxy Statement

CEO PAY RATIO

Compensation at all levels of the Company is aligned with our philosophy of taking care of our associates and motivating them to deliver a superior customer experience. Non-management associates (full- and part-time) participate in our Success Sharing bonus program, which provides semi-annual cash awards for performance against our business plan, including sales plan and productivity goals. In addition, non-management associates are eligible to earn awards for superior performance and customer service at the individual, store, facility, and district levels. Due to the performance of our non-management associates in Fiscal 2025, 100% of our eligible stores received Success Sharing in each of the first and second halves of Fiscal 2025. This resulted in Success Sharing bonus payments to our non-management associates of approximately $288.4 million for Fiscal 2025. In addition, we established a merit increase budget for our hourly and salaried associates of 3.0% in Fiscal 2025 and, as noted above in the Executive Summary of the Compensation Discussion and Analysis on page 55, we made a significant investment in our people by increasing equity awards to field leadership, including store and assistant store managers, in Fiscal 2025. We also continued our practice of making matching contributions under the FutureBuilder 401(k) Plan. We also provided a variety

The Home Depot 2026 Proxy Statement	89

of recognition and teambuilding awards to recognize and reward top-performing associates and support morale.
In accordance with SEC rules, the following ratio compares the annual total compensation of our median-paid (or middle) associate (the “median-paid associate”) for Fiscal 2025 with the annual total compensation of Edward P. Decker, our CEO. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).
•The annual total compensation of our median-paid associate, other than our CEO, was $37,881. Our median-paid associate for Fiscal 2025 was an hourly employee in the U.S.
•The annual total compensation of our CEO for Fiscal 2025 was $16,191,127, as reported in the Summary Compensation Table on page 70.
•Based on this information, for Fiscal 2025 the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid associate was 427 to 1.
For purposes of the above disclosure, we are generally required to identify our median-paid associate based upon our total workforce, without regard to their location, compensation arrangements or full-time, part-time or seasonal status. To identify the median-paid associate, we used the following methodology, material assumptions, adjustments, and estimates:
•We determined our median-paid associate as of December 31, 2025, which was within the last three months of Fiscal 2025, as required by the pay ratio rule.
•At the end of Fiscal 2025, we employed a total of approximately 472,400 associates, of which approximately 422,500 were employed in the U.S. and approximately 49,900 were employed outside of the U.S. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our associates in each of Mexico (approximately 17,800), China (272), India (91), Vietnam (28), Italy (1), Poland (1), Taiwan (1), and Türkiye (1), which in total are approximately 18,200 associates, or 3.9% of our total associates. We also excluded 5,560 individuals that became associates as a result of the GMS acquisition in Fiscal 2025 in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.
•For Fiscal 2025, we identified our median-paid associate using W-2 payroll data (or the equivalent for our Canadian associates), rounded to the nearest dollar, for all associates included in the calculation. In Fiscal 2025, as we have done in prior years, we annualized pay for newly hired associates and associates on leave. We pay our Canadian associates in Canadian Dollars. For the purposes of this calculation, their pay was converted into U.S. Dollars using the exchange rate in effect on December 31, 2025. For Fiscal 2025, we had several full-year associates with the same dollar amount of W-2 compensation. Therefore, for each such associate we determined the associate’s annual total compensation for Fiscal 2025, which ended February 1, 2026, and then identified the median-paid associate from that group based on the annual total compensation measure. This amount, consistent with the compensation of our CEO, includes incentive compensation earned in Fiscal 2025 and paid in March 2026.

90	The Home Depot 2026 Proxy Statement

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s equity compensation plans as of the end of Fiscal 2025.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders(1)	4,174,219	(2)	$249.25	(3)	82,451,528	(4)
Equity Compensation Plans Not Approved by Security Holders(5)	126,288	(6)	$—	(7)	18,110,912	(8)
Total	4,300,507				100,562,440
(1)These plans are the 1997 Plan, the Omnibus Plan, the ESPP and the Directors Plan. The Directors Plan allows the Company’s outside directors to elect to defer their cash retainers for deferred stock units payable in shares of the Company’s common stock following termination of Board service.
(2)Includes an aggregate of 2,155,753 stock options under the Omnibus Plan, 5,371 deferred shares or deferred stock units under the 1997 Plan, 485,330 deferred shares, deferred stock units or restricted stock units under the Omnibus Plan, 1,443,129 performance shares under the Omnibus Plan (including performance shares granted to the management team and associates of subsidiaries, and 84,636 deferred stock units credited to participant accounts under the Directors Plan). Does not reflect 1,332 outstanding restricted shares granted under the 1997 Plan and 2,923,160 outstanding restricted shares granted under the Omnibus Plan (including shares granted to certain members of SRS’s management team in connection with their reinvestment of a portion of their after-tax merger consideration received in connection with the SRS acquisition).
(3)Weighted-average exercise price of outstanding options; excludes deferred shares, deferred stock units, deferred stock rights, restricted stock units, performance shares and shares of restricted stock under the 1997 Plan and the Omnibus Plan, deferred stock units under the Directors Plan, and rights to purchase shares under the ESPP.
(4)Represents 66,995,654 shares under the Omnibus Plan, 13,495,275 shares under the ESPP (see Note 9 to the Company’s consolidated financial statements included in the 2025 Form 10-K), and 1,960,599 shares under the Directors Plan.
(5)These plans are the Company’s Non-U.S. ESPP (see Note 9 to the Company’s consolidated financial statements in the 2025 Form 10-K), the THD Restoration Plan (see Note 10 to the Company’s consolidated financial statements in the 2025 Form 10-K) and the HD Supply Restoration Plan (see Note 10 to the Company’s consolidated financial statements in the 2025 Form 10-K).
(6)Represents deferred stock units under the THD Restoration Plan and the HD Supply Restoration Plan referred to in footnote 5 above.
(7)Outstanding equity consists solely of rights to purchase shares under the Non-U.S. ESPP and deferred stock units granted under the THD Restoration Plan and the HD Supply Restoration Plan; therefore, there is no weighted-average exercise price.
(8)Represents shares available under the Non-U.S. ESPP.

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DIRECTOR COMPENSATION
Our philosophy with respect to director compensation is to align the interests of non-employee directors with the interests of our shareholders. To implement this philosophy, our Corporate Governance Guidelines provide that the annual retainer for non-employee directors must be at least two-thirds equity. The Company presently provides at least 82% of each director’s annual retainer in Company equity. Furthermore, director equity awards granted in Fiscal 2025 stipulate that shares of Company stock must continue to be held until the director retires from the Board or for one year after Board service ends for any reason other than Board retirement (at or after age 72), death, disability or a change in control of the Company.
Non-employee director compensation is assessed each year by the LDC Committee, based on input from its independent compensation consultant and taking into account compensation paid to non-employee directors at the companies in the peer groups used for CEO compensation purposes, as described above in the Compensation Discussion and Analysis under “Executive Compensation Determination Process—Benchmarking” starting on page 59, except that the peer groups used for non-employee director compensation do not exclude any of the financial services or other companies with publicly available pay data that are excluded for CEO compensation purposes. For compensation awarded in Fiscal 2025, this assessment took place in August 2024. Based on this assessment, the LDC Committee did not recommend, and the Board did not make, any changes to non-employee director compensation for Fiscal 2025.
Each non-employee director in Fiscal 2025 received an annual retainer of $300,000 as of the date of the 2025 annual meeting. The annual retainer was paid in the following manner:
•$245,000 in the form of deferred shares granted under the Omnibus Plan; and
•$55,000 in the form of cash or deferred stock units under the Directors Plan, at the election of the director.
The deferred shares and deferred stock units, together with dividend equivalents that accrue thereon, are payable in shares of the Company’s common stock following termination of Board service.
For Fiscal 2025, on the date of the 2025 annual meeting, the non-employee directors who served as Chairs of the Board committees also received the following retainers:

Committee	Chair Retainer Amount
Audit	$25,000
Finance	$20,000
LDC Committee	$20,000
NCG Committee	$20,000
Board committee chair retainers are payable in cash or deferred stock units under the Directors Plan, at the election of the director.
The Lead Director also receives an additional retainer of $80,000 in the form of cash or, at his election, deferred stock units under the Directors Plan. To meet the two-thirds equity requirement in the Corporate Governance Guidelines, the Lead Director must elect to receive at least 6.2% of the aggregate of his cash retainers in the form of deferred stock units under the Directors Plan, with the remainder paid in the form of cash or deferred stock units under the Directors Plan, at the election of the Lead Director. For Fiscal 2025, our Lead Director elected to receive 100% of his cash retainers in deferred stock units under the Directors Plan.
Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. A pro rata portion of annual director compensation is paid to directors who become Board members or Board committee chairs after the annual meeting as follows: 100% for appointments on or before the six-month anniversary of the annual meeting, 50% after the six-month but not later than the nine-month anniversary of the annual meeting, and 25% after the nine-month anniversary of the annual meeting.
The Company also generally pays (or provides for reimbursement of) the travel and accommodation expenses of directors and, when requested by the Company, their spouses, to attend Board meetings, participate in facility visits and other corporate functions.
The Company maintains a program through which it will match up to $10,000 of charitable donations made by each director, including the Chair, for each calendar year. In addition, the Company will match up to $5,000 of any non-employee director’s contribution to the political action committee sponsored by the Company with a donation to a charitable organization of the director’s choice. The directors do not receive any economic

92	The Home Depot 2026 Proxy Statement

benefit from these programs, and the charitable deductions, to the extent permitted, accrue solely to the Company.
Because non-employee directors will have the option beginning in Fiscal 2026 to receive their annual equity award in the form of restricted stock, rather than deferred shares, the Board determined to establish stock ownership and retention guidelines for non-employee directors in November 2025. The guidelines provide that each non-employee director must own Company equity with a value equal to ten times the cash portion of the annual retainer payable to them (exclusive of lead director or committee chair retainers) within five years of joining the Board and must hold all shares received upon vesting of Company equity awards (net of shares necessary to pay taxes associated with the award) until the ownership guideline is met. Shares held outright, restricted stock, deferred shares and deferred stock units count toward meeting this ownership guideline. The NCG Committee may authorize an exception should compliance with the ownership guideline present a hardship. As of March 6, 2026, each non-employee director other than Ms. Sharma, who was first elected to the Board at the 2025 annual meeting, holds shares exceeding the ownership guideline.
The following table sets forth the compensation paid to or earned during Fiscal 2025 by our non-employee directors.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
Gerard J. Arpey	55,000	244,941	15,000	314,941
Ari Bousbib	75,000	244,941	5,000	324,941
Jeffery H. Boyd	75,000	244,941	5,000	324,941
Gregory D. Brenneman	135,000	244,941	10,000	389,941
J. Frank Brown	80,000	244,941	5,000	329,941
Wayne M. Hewett	75,000	244,941	15,000	334,941
Manuel Kadre	55,000	244,941	15,000	314,941
Stephanie C. Linnartz	55,000	244,941	15,000	314,941
Paula A. Santilli	55,000	244,941	—	299,941
Caryn Seidman-Becker	55,000	244,941	10,000	309,941
Asha Sharma	55,000	244,941	—	299,941
(1)Fees earned or paid in cash vary because, in addition to the $55,000 annual retainer, they include retainers for Chair and Lead Director positions. Mr. Bousbib, Mr. Boyd, Mr. Brenneman, Mr. Brown, Mr. Kadre, Ms. Linnartz, Ms. Santilli, Ms. Seidman-Becker, and Ms. Sharma deferred 100% of their annual cash Board retainers under the Directors Plan, which retainers were converted into stock units that are payable in shares of Company common stock following termination of Board service. Mr. Bousbib, Mr. Boyd, Mr. Brown, and Mr. Hewett also deferred 100% of their committee Chair retainers, and Mr. Brenneman deferred 100% of his Lead Director retainer. Dividend equivalents are credited on stock units in the Directors Plan at the same rate, and at the same time, that dividends are paid to shareholders.
(2)Amounts set forth in the “Stock Awards” column represent the aggregate grant date fair value of awards granted to all non-employee directors noted in the table in Fiscal 2025 computed in accordance with FASB ASC Topic 718. The grant date fair value of the deferred share award granted during Fiscal 2025 is set forth in the following table, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no deferred share forfeitures by the directors during Fiscal 2025.

Grant Date	Shares (#)	Value ($)
05/22/2025	669	244,941
(3)Our non-employee directors held the following outstanding equity as of the end of Fiscal 2025:

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Name	Restricted Stock	Deferred Shares	Deferred Stock Units	Shares Owned Outright	Shares Owned Indirectly	Total
Gerard J. Arpey	—	14,521	—	1,000	—	15,521
Ari Bousbib	—	89,257	23,176	10,000	—	122,433
Jeffery H. Boyd	—	12,032	2,898	10,000	65	24,995
Gregory D. Brenneman	1,332	107,990	41,721	45,000	19,711	215,755
J. Frank Brown	—	38,303	9,397	1,000	—	48,699
Wayne M. Hewett	—	18,497	2,287	1,650	—	22,434
Manuel Kadre	—	7,918	1,738	3,000	—	12,656
Stephanie C. Linnartz	—	8,011	1,758	1,030	—	10,800
Paula A. Santilli	—	3,391	754	1,583	—	5,728
Caryn Seidman-Becker	—	3,391	754	1,500	—	5,645
Asha Sharma	—	682	153	—	—	835
(4)Amounts reported reflect matching charitable contributions.

94	The Home Depot 2026 Proxy Statement

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table shows the Company common stock beneficially owned, as of March 6, 2026, by our directors, the NEOs, and our executive officers, including all NEOs, and directors as a group. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk (*) in the “Percent of Class” column indicates beneficial ownership of less than 1%. The percentage ownership is based on the number of shares of our common stock outstanding as of March 6, 2026.

Name of Beneficial Owner	Total Beneficial Ownership(1)		Deferred Shares/ Stock Units(2)	Percent of Class
Edward P. Decker	252,779		9,953	*
Gerard J. Arpey	1,000		14,521	*
Ari Bousbib	10,000		112,433	*
Jeffery H. Boyd	10,065	(3)	14,930	*
Gregory D. Brenneman	66,043	(4)	149,712	*
J. Frank Brown	1,000		47,699	*
Wayne M. Hewett	1,650		20,784	*
Manuel Kadre	3,000		9,656	*
Stephanie C. Linnartz	1,030		9,770	*
Paula A. Santilli	1,583		4,145	*
Caryn Seidman-Becker	1,500		4,145	*
Asha Sharma	—		835	*
William D. Bastek	48,349		1,105	*
Jordan Broggi	13,154		537	*
Ann-Marie Campbell	120,260	(5)	6,412	*
Richard V. McPhail	102,903		4,140	*
Hector A. Padilla	38,988	(6)	—	*
Fahim Siddiqui	4,003	(6)	—	*
Directors and executive officers as a group (23 people)	769,244	(7)	418,247	0.08%
(1)Represents the number of shares beneficially owned, which includes equivalent shares credited under our FutureBuilder 401(k) Plan and restricted stock granted under the Omnibus Plan and the 1997 Plan. In addition, these amounts include shares subject to options exercisable within 60 days of March 6, 2026 (and for Mr. Padilla also includes shares acquired pursuant to the THD Restoration Plan that are payable within 60 days of March 6, 2026) as follows: Edward P. Decker – 126,533; William D. Bastek – 23,511; Jordan Broggi – 6,621; Ann-Marie Campbell – 40,031; Richard V. McPhail – 58,337; Hector A. Padilla – 30,472; Fahim Siddiqui – 1,945; and directors and executive officers as a group (23 people) – 335,600. Amounts in this column do not include shares to be received upon settlement of deferred stock units or deferred shares more than 60 days after March 6, 2026, which shares are reflected in the “Deferred Shares/Stock Units” column of the table. The deferred stock units and deferred shares have no voting rights. Our Insider Trading Policy prohibits pledging by Section 16 officers, including our executive officers, and directors, and none of our directors or executive officers has any such pledged shares. Consistent with the anti-hedging policy in our Insider Trading Policy discussed under “—Management of Compensation Related Risk” on page 68 in the Compensation Discussion and Analysis above, none of our directors or executive officers has entered into any hedging transactions with regard to his or her ownership of our common stock.
(2)These amounts reflect deferred shares and deferred stock units granted under the Omnibus Plan, deferred stock units granted under the Directors Plan, and stock units granted under the THD Restoration Plan. None of these amounts are included in the Percent of Class.
(3)This amount includes 65 shares held by Brothers Brook LLC, of which Mr. Boyd is the Managing Director.
(4)This amount includes 19,711 shares held in trusts over which Mr. Brenneman has investment control.
(5)This amount includes 12,320 shares held by a charitable trust.
(6)Because Mr. Padilla and Mr. Siddiqui departed from the Company during Fiscal 2025, they are no longer required to report ownership of Company equity securities to the Company. Accordingly, the amounts in the table reflects Mr. Padilla’s and Mr. Siddiqui’s ownership of Company equity based on information reasonably available to the Company.
(7)This amount includes the shares reflected in footnotes 3-6 above.

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The following table contains information about the number of shares of our common stock held as of December 31, 2025 by persons we understand to be the beneficial owners of more than 5% of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of March 6, 2026.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	100,011,247	10.0%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	71,124,615	7.1%
(1)Beneficial ownership information is based solely on information contained in a Schedule 13G/A filed with the SEC on December 3, 2025. The Vanguard Group, Inc. (“Vanguard Group”) reported that it had sole dispositive power as to 90,135,363 of these shares, shared dispositive power as to 9,875,884 of these shares, and shared voting power as to 6,044,063 of these shares. On March 27, 2026, Vanguard Group further amended its Schedule 13G/A to disclose an internal realignment that occurred on January 12, 2026. Due to the internal realignment, certain subsidiaries or business divisions of subsidiaries of Vanguard Group that formerly had, or were deemed to have, beneficial ownership with Vanguard Group will report beneficial ownership separately (on a disaggregated basis) from Vanguard Group. As of March 27, 2026, Vanguard Group reported that it no longer has, or is deemed to have, beneficial ownership over securities beneficially owned by these subsidiaries and/or business divisions.
(2)Beneficial ownership information is based solely on information contained in a Schedule 13G/A filed with the SEC on January 26, 2024. BlackRock, Inc. reported that it has sole dispositive power as to all of these shares and sole voting power as to 63,680,228 of these shares.

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ABOUT THE 2026 ANNUAL MEETING OF SHAREHOLDERS
WHEN AND WHERE IS THE MEETING?
The 2026 Annual Meeting of Shareholders of the Company will be held on Thursday, May 21, 2026, at 9:00 a.m., Eastern Time. The Meeting will be held entirely online via live webcast at www.virtualshareholdermeeting.com/HD2026.
WHY ARE WE HAVING A VIRTUAL MEETING?
The Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. We believe this approach facilitates shareholder attendance and participation and has allowed a greater number of questions from a broader group of shareholders to be asked and answered at the Meeting than in an in-person format. Please see below for detailed information on how to attend the Meeting, vote your shares, and submit questions.
HOW CAN I ATTEND THE MEETING?
Shareholders of record as of the close of business on March 23, 2026, the record date, or “street name” holders that hold a legal proxy, broker’s proxy card or voting information form provided by their bank, broker or nominee, can attend the Meeting by accessing www.virtualshareholdermeeting.com/HD2026 and entering the 16-digit control number included in their proxy materials. If you are a beneficial owner, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.
If you do not have a 16-digit control number or you lose your control number, you may still attend the Meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/HD2026 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions or vote during the Meeting if you participate as a guest.
You may log into the Meeting beginning at 8:45 a.m., Eastern Time, on May 21, 2026. The Meeting will begin promptly at 9:00 a.m., Eastern Time. We recommend that you log in before the Meeting starts to allow time to check your internet connection, confirm your browser is up-to-date, and ensure you can hear the streaming audio. If you experience any technical difficulties accessing the Meeting or during the Meeting, please call the toll-free number that will be available on www.virtualshareholdermeeting.com/HD2026 for assistance. Beginning 15 minutes prior to the start of the Meeting, we will have technicians ready to assist you with any technical difficulties you may have. If there are any technical issues in convening or hosting the Meeting, we will promptly post information to our Investor Relations website at https://ir.homedepot.com/shareholder-services/annual-meeting, including information on when the Meeting will be reconvened.
Following the Meeting, a link to a replay of the Meeting will be posted to our Investor Relations website at https://ir.homedepot.com under “Events and Presentations.”
WHAT AM I VOTING ON?
You will be voting on the following items:
•Election to the Board of the 12 nominees named in this Proxy Statement to serve until the 2027 Annual Meeting of Shareholders;
•Ratification of the appointment of KPMG as the independent registered public accounting firm of the Company for Fiscal 2026;
•The Say-on-Pay vote;
•Approval of two Company proposals to amend the Charter;
•The seven shareholder proposals described in this Proxy Statement, if properly presented at the Meeting; and
•Any other business properly brought before the Meeting.
The proponents of the shareholder proposals to be voted on at the Meeting will be provided with the opportunity to present their proposals by remote communications or similar means.
The Board recommends that you vote “For” each of the director nominees, the ratification of KPMG, the Say-on-Pay vote, and each of the two Company proposals to approve amendments to the Charter.
The Board recommends that you vote “Against” each of the shareholder proposals.

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WHO IS ENTITLED TO VOTE?
Holders of record of shares of the Company’s common stock as of the close of business on March 23, 2026, the record date for the Meeting, are entitled to vote. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. As of March 23, 2026, we had 996,027,658 shares of common stock outstanding.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
In order for us to conduct the Meeting, the holders of a majority of our outstanding shares of common stock entitled to vote at the Meeting must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the Meeting, or if you properly submit a proxy or voting instruction form over the Internet, by phone, by mail or by using your mobile device, as explained in more detail below. Abstentions and broker non-votes (as defined below) will be counted for purposes of establishing a quorum. If a quorum is not present at the Meeting, the Meeting may be adjourned from time to time until a quorum is present.
CAN I ASK QUESTIONS AT THE MEETING?
Yes. As part of the Meeting, consistent with our past practice, we will hold a question and answer session for holders of shares of the Company’s common stock as of the close of business on the record date for the Meeting, which will include questions submitted both live and prior to the Meeting. You may submit a question until the day before the Meeting at www.proxyvote.com after logging in with your 16-digit control number. Alternatively, you will be able to submit questions live during the Meeting by accessing the Meeting at www.virtualshareholdermeeting.com/HD2026 using your 16-digit control number.
Questions will be read at the Meeting by one of our representatives. Questions and answers may be grouped by topic and substantially similar questions may be answered once to avoid repetition. To promote fairness and efficient use of resources, only one question may be asked per shareholder. Shareholder questions or comments are welcome, but we will only answer questions pertinent to Meeting matters, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Meeting matters and therefore will not be answered at the Meeting. Statements of advocacy that are not questions or do not relate to the business of the Meeting will not be addressed. In addition, we will not address comments or questions that are derogatory to individuals or otherwise in bad taste; related to personal grievances; related to matters of individual concern that are not of interest to shareholders generally; or otherwise not suitable for the conduct of the Meeting as determined by the Chair or the Corporate Secretary in such person’s reasonable judgment. Additionally, we will not consider questions or comments relating to proposals that were not previously submitted under Rule 14a-8 under the Exchange Act or in accordance with the Company’s advance notice By-Law provisions.
If we are unable to answer your question during the Meeting due to time constraints, you are encouraged to contact The Home Depot Investor Relations department at investor_relations@homedepot.com.
WHO IS SOLICITING MY VOTE?
The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Meeting.
HOW DO I VOTE BEFORE THE MEETING?
If you are a registered shareholder, which means you hold your shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A., you have four options for submitting proxies to have your shares voted at the Meeting:
•Over the Internet, at www.proxyvote.com, by following the instructions on the Notice or proxy card;
•By telephone, by dialing 1-800-690-6903;
•On your mobile device, by scanning the QR code on your Notice or proxy card; or
•By completing, dating, signing and returning a proxy card by mail.

98	The Home Depot 2026 Proxy Statement

If your valid proxy is received by Internet, telephone or mail, your shares will be voted at the Meeting in accordance with your instructions.
If you are a beneficial owner, meaning you hold your shares in “street name” through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions on the voting instruction form that your bank or broker provides.
MAY I VOTE AT THE MEETING?
Yes. You may vote shares held directly in your name as the shareholder of record at the Meeting by entering the 16-digit control number found on your proxy card or Notice of Internet Availability when you log into the Meeting.
Shares held in “street name” through a brokerage account or by a broker, bank or other nominee may also be voted at the Meeting by entering the 16-digit control number found on your voter instruction form when you log into the Meeting.
Even if you plan to attend the Meeting, we recommend that you submit your proxy to have your shares voted in advance, as described above under “How Do I Vote Before the Meeting?” so that your shares will be voted if you later decide not to attend the Meeting.
MAY I REVOKE MY PROXY AND/OR CHANGE MY VOTE?
Yes. You may revoke your proxy and/or change your vote by doing the following:
•Signing another proxy card with a later date and delivering it to us before the Meeting;
•Submitting a new proxy over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 20, 2026;
•Voting during the Meeting before the polls close using your 16-digit control number; or
•Notifying the Company’s Corporate Secretary in writing before the Meeting that you revoke your proxy.
HOW DO I VOTE IF I HOLD SHARES THROUGH THE FUTUREBUILDER OR FUTUREBUILDER FOR PUERTO RICO PLANS?
If you hold shares through one of the Company’s FutureBuilder and FutureBuilder for Puerto Rico plans, you may vote your shares over the Internet, by telephone, by mail or during the Meeting as if you are a registered shareholder, as described in this Proxy Statement. By voting, you are instructing the trustee of your plan to vote all of your shares as directed. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the self-directed brokerage window of your plan and you do not vote those shares, those shares will not be voted.
WHAT IF I SIGN AND RETURN MY PROXY BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
Proxies that are signed, dated and returned but do not contain voting instructions will be voted:
•“For” the election of all of the 12 director nominees;
•“For” the ratification of the appointment of KPMG as our independent registered public accounting firm for Fiscal 2026;
•“For” the Say-on-Pay vote;
•“For” each Company proposal to approve amendments to the Charter;
•“Against” each shareholder proposal; and
•In accordance with the best judgment of the named proxies, on any other matters properly brought before the Meeting, subject to applicable SEC rules.
WILL MY SHARES BE VOTED IF I DO NOT PROVIDE A PROXY OR VOTING INSTRUCTION FORM?
If you are a registered shareholder and do not submit a proxy over the Internet, by telephone or by signing and returning a proxy card, you must attend the Meeting in order to vote.
If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks

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and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”
The ratification of KPMG as the Company’s independent registered public accounting firm for Fiscal 2026 is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.
The other proposals will be considered non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your shares to be counted as voted on those proposals you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.
HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS?
The following table provides information about the votes needed to approve each proposal. A “majority of votes cast” means the number of “For” votes exceeds the number of “Against” votes.

Items of Business		Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non-Vote
1.	Election of 12 directors	For each director nominee	Majority of votes cast	None	None
2.	Ratification of KPMG	For	Majority of votes cast	None	Not applicable
3.	Say-on-Pay	For	Majority of votes cast	None	None
4.-5.	Approval of each Company proposal to amend the Charter	For each proposal	Majority of outstanding shares	Against	Against
6.-12.	Shareholder proposals	Against each proposal	Majority of votes cast	None	None
•Election of Directors: Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected and qualified. However, our By-Laws provide that any incumbent director who fails to receive a majority of votes cast in an uncontested election must promptly tender his or her resignation to the Board for consideration. The NCG Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and publicly disclose its decision within 90 days following certification of election results. Any director who tenders his or her resignation will not participate in the NCG Committee’s recommendation or in the Board’s decision.
•Say-on-Pay: While this proposal is advisory in nature and not binding on the Company, our LDC Committee and Board will consider the voting results in formulating future executive compensation policy.
•Amendments to the Charter: Each of the Company’s proposals to approve amendments to the Charter requires a “For” vote from a majority of the outstanding shares of common stock entitled to vote on the matter. Accordingly, abstentions and broker non-votes will have the effect of a vote “Against” each of these proposals.
IS THE APPROVAL OF ANY ONE OF ITEM 4 OR ITEM 5 CONDITIONED ON THE APPROVAL OF THE OTHER?
No, Items 4 and 5 are each independent proposals and neither of these proposals is contingent on the approval of the other. If only one, but not the other, of these proposals is approved, amendments to our Charter, contained in Appendix B or Appendix C, respectively, will be made as described in Items 4 and 5.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR VOTING INSTRUCTION FORM?
This means that your shares are registered in different names or are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. If you are the shareholder of record, we encourage you to register all shares in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1-800-577-0177. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

100	The Home Depot 2026 Proxy Statement

WHY DID SOME SHAREHOLDERS RECEIVE A NOTICE WHILE OTHERS RECEIVED A PRINTED SET OF PROXY MATERIALS?
We are allowed to furnish our proxy materials to requesting shareholders over the Internet, rather than by mailing printed copies, so long as we send them a “Notice of Internet Availability of Proxy Materials.” The Notice tells shareholders how to access and review the Proxy Statement and 2025 Annual Report online and how to vote. Using this method of proxy delivery expedites the receipt of proxy materials by our shareholders, reduces the cost of printing and mailing the full set of proxy materials, and helps us contribute to sustainable practices. If you receive the Notice and would like to receive printed proxy materials, follow the instructions in the Notice. If you receive printed proxy materials, you will not receive the Notice, but you may still access our proxy materials and submit your proxy over the Internet at www.proxyvote.com.
AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT TO SHAREHOLDERS
Only one copy of the Notice or this Proxy Statement and one copy of the 2025 Annual Report is being delivered to shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. Shareholders sharing an address who wish to receive separate copies of the Notice or this Proxy Statement and the 2025 Annual Report, or who wish to begin receiving a single copy of such materials, may make such request as follows:
•If you are a registered shareholder, by writing to Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095; or
•If you are a beneficial owner, by contacting your broker, dealer, bank, voting trustee or other nominee.
Registered shareholders sharing an address who elect to receive a single copy of the Notice or this Proxy Statement and the 2025 Annual Report will continue to receive separate proxy cards.
You may also elect to receive the Notice or this Proxy Statement and the 2025 Annual Report via e-mail by contacting Broadridge if you are a registered shareholder, by contacting your bank or broker if you are a beneficial owner, or by visiting our Investor Relations website at https://ir.homedepot.com under “Shareholder Services > Electronic Delivery of Proxy Materials.”
Additional copies of this Proxy Statement and the 2025 Annual Report will be provided without charge to shareholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Road, C-17, Atlanta, Georgia 30339, or by calling (770) 384-2871. Copies may also be obtained via the Internet at https://ir.homedepot.com under “Financial Reports.”
WILL YOU MAKE A LIST OF SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING AVAILABLE?
We will make available a list of shareholders of record as of the record date for inspection by shareholders for any purpose germane to the Meeting from May 11, 2026 through May 20, 2026 at the principal office of the Company at 2455 Paces Ferry Road, Atlanta, Georgia 30339.
WHERE AND WHEN WILL I BE ABLE TO FIND THE VOTING RESULTS?
You can find the official results of the voting at the Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

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GENERAL

FORWARD-LOOKING STATEMENTS

Certain statements contained herein, as well as in other filings we make with the SEC and other written and oral information we release, including statements regarding our performance, estimates, expectations, beliefs, intentions, projections, strategies for the future, or other events or developments in the future may constitute “forward-looking statements” under the federal securities laws, including as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on currently available information and our current assumptions, expectations and projections about future events, and use words such as “may,” “will,” “could,” “should,” “would,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “believe,” “expect,” “target,” “prospects,” “potential,” “commit” and “forecast,” or words of similar import or meaning or refer to future time periods.
Forward-looking statements may relate to, among other things, our brand and reputation; the demand for our products and services, including as a result of macroeconomic conditions and changing customer preferences and expectations; net sales growth; comparable sales; the effects of competition; implementation of interconnected, store, supply chain, technology, innovation and other strategic initiatives, including with respect to real estate; inventory, on-shelf availability, and in-stock positions; the state of the economy; the state of the housing and home improvement markets; the state of the credit markets, including mortgages, home equity loans, and consumer and trade credit; the impact of tariffs; trade policy changes or restrictions, or international trade disputes and efforts and ability to continue to diversify our supply chain; issues related to the payment methods we accept; demand for credit offerings, including trade credit; management of relationships with our associates, jobseekers, suppliers and service providers; cost and availability of labor; costs of fuel and other energy sources; events that could disrupt our business, supply chain, technology infrastructure, or demand for our products and services, such as tariffs, trade policy changes or restrictions or international trade disputes, natural disasters, climate change, public health issues, cybersecurity events, and labor disputes; geopolitical tensions or conflicts, military conflicts, or acts of war; our ability to maintain a safe and secure store environment; our ability to address expectations regarding sustainability and human capital management matters and meet related goals; continuation or suspension of share repurchases; net earnings and margin performance; earnings per share; future dividends; capital allocation and expenditures; productivity; liquidity; ROIC; expense and debt leverage; changes in interest rates; changes in foreign currency exchange rates; commodity or other price inflation and deflation; our ability to issue debt on terms and at rates acceptable to us; the impact and expected outcome of investigations, inquiries, claims, and litigation, including compliance with related settlements; the challenges of operating in international markets; the adequacy of insurance coverage; the effect of accounting charges; the effect of adopting certain accounting standards; the impact of legal and regulatory changes, including executive orders and other administrative or legislative actions, such as changes to tax laws and regulations; store openings and closures; financial outlook; and the impact of acquired companies, including SRS and GMS, on our organization and the ability to recognize the anticipated benefits of completed or pending acquisitions.
These statements are not guarantees of future performance and are subject to future events, risks and uncertainties — many of which are beyond our control, dependent on the actions of third parties, or currently unknown to us — as well as potentially inaccurate assumptions that could cause actual results to differ materially from our historical experience and our expectations and projections. These risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. Risk Factors and elsewhere in the 2025 Form 10-K and also as described from time to time in reports subsequently filed with the SEC. There also may be other factors that we cannot anticipate or that are not described herein or therein, generally because we do not currently perceive them to be material. Such factors could cause results to differ materially from our expectations. Forward-looking statements speak only as of the date they are made, and we do not undertake to update these statements other than as required by law. You are advised, however, to review any further disclosures we make on related subjects in our filings with the SEC and in our other public statements.

102	The Home Depot 2026 Proxy Statement

SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE 2027 ANNUAL MEETING

Proposals to Be Included in Next Year’s Proxy Statement
To be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2027 Annual Meeting of Shareholders, proposals by shareholders for business other than director nominations must be submitted in writing not less than 120 calendar days (December 8, 2026) prior to the anniversary of the date this 2026 Proxy Statement was first sent to shareholders and must comply with the other requirements of SEC Rule 14a-8, as applicable. Director nominations to be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2027 Annual Meeting of Shareholders must be received no earlier than 150 calendar days (November 8, 2026) and no later than 120 calendar days (December 8, 2026) prior to the anniversary of the date this 2026 Proxy Statement was first sent to shareholders and must comply with the other requirements of our By-Laws. However, if next year’s annual meeting is to be held more than 30 days before or 30 days after the anniversary of the Meeting, notice of the nomination must be received no earlier than 150 days and no later than 120 days prior to next year’s annual meeting date or, if the first public announcement of the date is less than 130 days prior to the date of such annual meeting, by the tenth day following the Company’s public announcement of next year’s annual meeting date.
Proposals Not to Be Included in Next Year’s Proxy Statement
Our By-Laws also establish advance notice procedures with regard to director nominations or shareholder proposals that are not submitted for inclusion in the Proxy Statement but that a shareholder instead wishes to present directly at the 2027 Annual Meeting of Shareholders. For all director nominations and other proposals of business to be considered at the 2027 Annual Meeting of Shareholders but not included in the Proxy Statement, notice must be received no earlier than 120 calendar days (January 21, 2027) and no later than 90 calendar days (February 20, 2027) prior to the anniversary of the Meeting. However, if next year’s annual shareholders’ meeting is to be held more than 30 days before or 70 days after the anniversary of the Meeting, notice of the proposal or nomination must be received no earlier than 120 days and no later than 90 days prior to next year’s annual shareholders’ meeting date, or if the first public announcement of the annual shareholders’ meeting date is less than 70 days prior to such meeting, by the tenth day following the Company’s public announcement of next year’s annual shareholders’ meeting date.
Further, to comply with the SEC’s universal proxy rules and our current By-Laws, if a shareholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then we must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act no later than March 22, 2027 (or, if the 2027 Annual Meeting of Shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of the Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2027 Annual Meeting of Shareholders or by the close of business on the 10th calendar day following the day on which public announcement of the date of the 2027 Annual Meeting of Shareholders is first made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our By-Laws as described above.
General Requirements
Each proposal submitted must be a proper subject for shareholder action at the meeting, and all proposals and nominations must comply with the requirements of our By-Laws. All proposals and nominations must be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339, or by email to shareholder_proposals@homedepot.com. The shareholder proponent must appear at the meeting to present the proposal or nomination or send a qualified representative to present such proposal or nomination. If a shareholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of SEC Rule 14a-8, Rule 14a-19, or our By-Laws, or other applicable laws, rules or regulations, the shareholder will not be permitted to present the proposal or nomination for a vote at the meeting.

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OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.
SOLICITATION OF PROXIES

The Company is paying the full costs of the solicitation of proxies. Proxies may be solicited on behalf of the Board by mail, telephone, other electronic means or in person. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $22,500, plus expenses. We will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to our shareholders. Additionally, some of our directors, officers or associates may solicit shareholders by mail, telephone, other electronic means or in person. None of these persons will receive any additional or special compensation for doing so.

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APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Adjusted diluted earnings per share and return on invested capital (“ROIC”) are presented as supplemental financial measures in the evaluation of our business that are not required by or presented in accordance with GAAP. These non-GAAP measures should not be considered in isolation or as a substitute for its comparable GAAP financial measure. Investors should rely primarily on our GAAP results and use these non-GAAP financial measures only supplementally in making investment decisions. Our calculation of these non-GAAP measures may not be comparable to similarly titled measures reported by other companies and other companies may not define these non-GAAP financial measures in the same way, which may limit their usefulness as comparative measures.
Adjusted Diluted Earnings Per Share
Adjusted diluted earnings per share excludes the impact of amortization expense from acquired intangible assets, including the related tax effects, from adjusted diluted earnings per share. We do not adjust for the revenue that is generated in part from the use of our acquired intangible assets. Amortization expense, unlike the related revenue, is not affected by operations in any particular period unless an intangible asset becomes impaired, or the useful life of an intangible asset is revised.
When used in conjunction with our GAAP results, we believe this non-GAAP measure provides investors with a meaningful supplemental measure of our performance period to period, makes it easier for investors to compare our underlying business performance to peers, and aligns to how management analyzes trends and evaluates performance internally. The Company provides non-GAAP financial information on this basis to facilitate comparability when we report earnings results.

RECONCILIATION OF ADJUSTED DILUTED EARNINGS PER SHARE
	Fiscal	Fiscal
per share amounts	2025	2024(1)	% Change
Diluted earnings per share (GAAP)	$14.23	$14.91	(4.6)%
Impact of acquired intangible asset amortization	0.61	0.43
Income tax impact of non-GAAP adjustment(2)	(0.15)	(0.10)
Adjusted diluted earnings per share (Non-GAAP)	$14.69	$15.24	(3.6)%
(1)Fiscal 2024 includes 53 weeks. The 53rd week of Fiscal 2024 increased each of diluted earnings per share and adjusted diluted earnings per share for Fiscal 2024 by approximately $0.30.
(2)Calculated as the per share impact of acquired intangible asset amortization multiplied by the Company’s effective tax rate for the period.

The Home Depot 2026 Proxy Statement	105

Return on Invested Capital
We believe ROIC is meaningful for management, investors and ratings agencies because it measures how effectively we deploy our capital base. ROIC is a non-GAAP profitability measure, not a measure of financial performance under GAAP. We define ROIC as net operating profit after tax (“NOPAT”), a non-GAAP financial measure, for the most recent 12-month period, divided by average debt and equity. We define NOPAT as operating income for the trailing 12 months less income taxes calculated using the effective tax rate for that period. We define average debt and equity as the average of beginning and ending long-term debt (including current installments) and equity for the most recent 12-month period.
The following table presents the calculation of ROIC, together with a reconciliation of NOPAT to net earnings (the most comparable GAAP financial measure):

RECONCILIATION OF RETURN ON INVESTED CAPITAL
	Fiscal	Fiscal
dollars in millions	2025(1)	2024(1)(2)
Net Earnings	$14,156	$14,806
Interest and other, net	2,288	2,120
Provision for income taxes	4,446	4,600
Operating income	20,890	21,526
Income tax adjustment(3)	(4,993)	(5,102)
NOPAT	$15,897	$16,424
Average debt and equity	$61,914	$52,431
ROIC	25.7%	31.3%
(1)Consistent with our consolidated financial statements, periods presented only include operating results for acquisitions since their respective acquisition dates.
(2)Fiscal 2024 includes 53 weeks.
(3)Income tax adjustment is defined as operating income multiplied by our effective tax rate for the trailing 12 months.

106	The Home Depot 2026 Proxy Statement

APPENDIX B
PROPOSED EXCULPATION AMENDMENT

NINTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. An officer of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as an officer, except for liability (i) for any breach of the officer’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any transaction from which the officer derived an improper personal benefit; or (iv) of an officer in any action by or in the right of the Corporation. For purposes of this paragraph, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law.

The Home Depot 2026 Proxy Statement	107

APPENDIX C
PROPOSED MISCELLANEOUS AMENDMENTS TO ARTICLE SIXTH OF THE CHARTER

SIXTH: 1. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than three nor more than fifteen directors, the exact number of directors to be determined from time to time by resolution adopted by affirmative vote of a majority of the entire Board of Directors.
2.~~The term of each director will expire at the annual meeting of the stockholders held in 2001.~~ At each annual meeting of the stockholders ~~beginning with 2001~~, each director shall be elected for a one-year term. Each director shall hold office until the next annual meeting and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, and any other vacancy occurring in the Board of Directors may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
3.~~No person (other than a person nominated by or on behalf of the Board of Directors) shall be eligible for election as a director at any annual or special meeting of stockholders unless a written request that his or her name be placed in nomination is received from a stockholder of record by the Secretary of the Corporation not less than 30 days prior to the date fixed for the meeting, together with the written consent of such person to serve as a director.~~ [Reserved]
4.Except to the extent prohibited by law, the Board of Directors shall have the right (which, to the extent exercised, shall be exclusive) to establish the rights, powers, duties, rules and procedures that from time to time shall govern the Board of Directors and each of its members, including without limitation the vote required for any action by the Board of Directors, the determination by resolution of the Board of Directors of the officers of the Corporation and their respective titles and duties, the determination by resolution of the Board of Directors of the manner of choosing the officers of the Corporation and the terms of their respective offices, the determination by resolution of the Board of Directors of the terms and conditions under which the Corporation shall exercise the powers granted to it ~~as of January 1, 1984~~ by Section 145 of the Delaware General Corporation Law, as such powers may exist from time to time ~~after January 1, 1984~~, and that from time to time shall affect the directors’ power otherwise to manage the business and affairs of the Corporation; and, notwithstanding any other provision of this Certificate of Incorporation to the contrary, no by-law shall be adopted by stockholders which shall interpret or qualify, or impair or impede the implementation of, the foregoing. Any inconsistency between, on the one side, a document which implements the provisions of this paragraph 4 and sets forth the rights, powers, duties, rules and/or procedures governing the Board of Directors and, on the other side, any by-law or other corporate document shall be construed in favor of the document setting forth such rights, powers, duties, rules and/or procedures.
5.Any action required to be taken at any annual or special meeting of stockholders of the Corporation or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote if, in accordance with the by-laws, (a) record holders of shares representing at least 25% of the outstanding common stock of the Corporation have submitted a written request to the Secretary of the Corporation asking that the Board of Directors establish a record date for the proposed action by stockholders and including the information with respect to such action and such holders as would be required by the by-laws if such holders were requesting the call of a special meeting, (b) the Board of Directors fixes such a record date or has failed to do so within ten (10) days after the date on which such request was received by the Secretary of the Corporation, (c) consents are solicited by the stockholders proposing to take such action from all holders of shares and (d) consents in writing, setting forth the action so taken, are delivered to the Corporation and not revoked, and are signed by the holders of outstanding stock on such record date having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting.

108	The Home Depot 2026 Proxy Statement

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THE HOME DEPOT, INC. STORE SUPPORT CENTER BUILDING 2455 PACES FERRY ROAD ATLANTA, GA 30339-4024
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Use your 16-digit control number to access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HD2026

You may attend the meeting via the Internet and vote during the meeting. Use your 16-digit control number to access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V89074-P46034	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HOME DEPOT, INC.
The Board of Directors recommends a vote FOR all director nominees.

1.	Election of Directors	For	Against	Abstain	The Board of Directors recommends a vote FOR Proposals 2-5.		For	Against	Abstain
	1a. Gerard J. Arpey	☐	☐	☐	2.	Ratification of the Appointment of KPMG LLP for Fiscal 2026	☐	☐	☐
	1b. Ari Bousbib	☐	☐	☐	3.	Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	☐	☐	☐
	1c. Jeffery H. Boyd	☐	☐	☐	4.	Approve the adoption of an amendment to the Certificate of Incorporation to add officer exculpation	☐	☐	☐
	1d. Gregory D. Brenneman	☐	☐	☐	5.	Approve the implementation of miscellaneous amendments to the Certificate of Incorporation	☐	☐	☐
	1e. J. Frank Brown	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposals 6-12.		For	Against	Abstain
	1f. Edward P. Decker	☐	☐	☐	6.	Shareholder Proposal Regarding Evaluation of Recycling-Related Plastics Targets	☐	☐	☐
	1g. Wayne M. Hewett	☐	☐	☐	7.	Shareholder Proposal Regarding Report on Packaging Policies for Plastics	☐	☐	☐
	1h. Manuel Kadre	☐	☐	☐	8.	Shareholder Proposal Regarding Report on Customer Data Privacy Risks	☐	☐	☐
	1i. Stephanie C. Linnartz	☐	☐	☐	9.	Shareholder Proposal Regarding Independent Board Chair	☐	☐	☐
	1j. Paula A. Santilli	☐	☐	☐	10.	Shareholder Proposal Regarding Biodiversity Impact and Dependency Assessment	☐	☐	☐
	1k. Caryn Seidman-Becker	☐	☐	☐	11.	Shareholder Proposal Regarding Report on Sufficiency of Associates' Access to Healthcare	☐	☐	☐
	1l. Asha Sharma	☐	☐	☐	12.	Shareholder Proposal Regarding Report on Discrimination in Charitable Support	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

INFORMATION ABOUT THE HOME DEPOT, INC. 2026 ANNUAL MEETING OF SHAREHOLDERS
The Company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet, please visit
www.virtualshareholdermeeting.com/HD2026 and be sure to have your 16-digit control number available.
NOTICE OF 2026 ANNUAL MEETING OF SHAREHOLDERS

TIME:	WHO MAY VOTE:
9:00 a.m., Eastern Time on Thursday, May 21, 2026	You may vote if you were a shareholder of record as of the close of business on March 23, 2026.
PLACE:
Meeting live via the Internet. Please visit www.virtualshareholdermeeting.com/HD2026.	ANNUAL MEETING MATERIALS: A copy of the Proxy Statement and our 2025 Annual Report are available at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING: The Proxy Statement is first being mailed to shareholders on or about April 7, 2026.
By Order of the Board of Directors
Teresa Wynn Roseborough, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 21, 2026:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
V89075-P46034

PROXY/VOTING INSTRUCTION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2026 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 21, 2026

The undersigned shareholder hereby appoints Edward P. Decker and Teresa Wynn Roseborough, and each of them individually, attorneys and proxies for the undersigned with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the 2026 Annual Meeting of Shareholders of The Home Depot, Inc., to be held live via the Internet at www.virtualshareholdermeeting.com/HD2026, on Thursday, May 21, 2026, at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, as directed on the reverse side with respect to the matters set forth on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Participants in the Company’s FutureBuilder or FutureBuilder for Puerto Rico plans may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card, or by voting electronically. By doing so, you are instructing the trustee to vote all of the shares at the meeting and at any adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote the shares (a) “FOR” the election of the nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the plan trustee upon such other matters as may properly come before the Annual Meeting. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. If, however, voting instructions are not provided and you participate in a self-directed brokerage window of a U.S. retirement plan, the shares will not be voted.

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.